                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to S 240.14a-11(c) or S 240.14a-12
                           The Allstate Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     1) Amount Previously Paid:

        ---------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ---------------------------------------------

     3) Filing Party:

        ---------------------------------------------

     4) Date Filed:

        ---------------------------------------------

LOGO

                                      LOGO

                                 March 27, 1998

                                                                     Jerry D.
                                                                      Choate
                                                                   Chairman of
                                                                   the Board

      Dear Stockholder:

        You are cordially invited to attend Allstate's 1998 annual meeting of stockholders to be held on Tuesday, May 19, 1998. The meeting will be held at 1:30 p.m. in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois.

        Following this letter is the Notice of Meeting, which lists the matters to be considered at the meeting. After the Notice of Meeting is the Proxy Statement, which describes the matters listed in the Notice of Meeting and which provides financial information about the Company and management's discussion and analysis of the Company's operations and financial condition. Also enclosed is your proxy card, which enables you to vote on the matters to be considered, and a copy of Allstate's 1997 Annual Report.

        PLEASE COMPLETE AND MAIL IN YOUR PROXY CARD PROMPTLY, whether or not you plan to attend the meeting. You can attend the meeting and vote in person even if you have sent in a proxy card.

        Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.

                                         Sincerely,
                                         LOGO
                                         Jerry D. Choate

                                      LOGO

                                 March 27, 1998

                                                      Robert W. Pike
                                                     Vice President,
                                                   Secretary and General Counsel

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              ----------------------------------------------------

  The annual meeting of stockholders of The Allstate Corporation ("Allstate") will be held in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois on Tuesday, May 19, 1998, at 1:30 p.m., for the following purposes:

  1. to elect eight directors;

  2. to vote on the recommendation of the Board of Directors that Deloitte & Touche LLP be appointed Allstate's independent auditors for 1998;

  3. to vote on a proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 2,000,000,000;

  4. to vote on a stockholder proposal for cumulative voting for the Board of Directors; and

  5. to transact such other business as may properly come before the meeting.

                               By Order of the Board of Directors,
                               LOGO
                               Robert W. Pike
                               Secretary

                            The Allstate Corporation
                                Proxy Statement

                                 March 27, 1998
--------------------------------------------------------------------------------

  The Board of Directors of Allstate is soliciting proxies from its stockholders for the annual meeting of stockholders to be held on May 19, 1998.

  You are entitled to vote at that meeting if you were a stockholder of record at the close of business on March 20, 1998. On March 20, 1998, there were 421,256,662 Allstate common shares outstanding. On March 27, 1998, Allstate began mailing to all such stockholders and to participants in The Savings and Profit Sharing Fund of Allstate Employees (the "Profit Sharing Plan") a proxy card, this proxy statement, and Allstate's 1998 Annual Report.

  For participants in the Profit Sharing Plan, the number of shares shown on the proxy card includes shares of Allstate common stock equivalent to the value of the credits to your account in the Profit Sharing Plan. As to these shares, the proxy card constitutes instructions to The Northern Trust Company, the Profit Sharing Plan Trustee.

  Your signed proxy card will appoint James G. Andress, Warren L. Batts and Edward A. Brennan as proxy holders to vote your shares.

  If you sign and return your proxy card without giving voting directions the proxy holders will vote your shares:

    (i) for all of the nominees for director listed in this proxy statement;

    (ii) for the appointment of Deloitte & Touche LLP as independent auditors for 1998;

    (iii) for the proposed amendment to the Certificate of Incorporation; and

    (iv) against the stockholder proposal for cumulative voting for the Board.

  The proxy card permits you to direct the proxy holders to withhold your votes from particular director nominees, and to vote "for," "against," or "abstain" from the appointment of auditors, the proposed amendment to the Certificate of Incorporation, and the stockholder proposal for cumulative voting for the Board.

  Signing and returning your proxy card will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previously voted proxy will be automatically revoked. You may also revoke your proxy any time before it is voted by sending notice prior to the meeting to:

                         THE ALLSTATE CORPORATION

                         c/o First Chicago Trust Company
                         P.O. Box 8010
                         Edison, NJ 08818-9007

  If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

  The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed proxy card.

  As far as Allstate knows, the only matters to be brought before the meeting are those referred to in this proxy statement. As to any other matters presented at the meeting, if you send in a signed proxy card, the proxy holders may vote your shares in their discretion.

  No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote are either present at the meeting in person or represented by proxy.

  The eight nominees who receive the most votes will be elected to the eight open directorships even if they get less than a majority of the votes. For approval of the appointment of Deloitte & Touche LLP as auditors (Item 2) and the stockholder proposal for cumulative voting for the Board (Item 4), more shares must be voted "for" than "against" each proposal. For approval of the proposed amendment to the Certificate of Incorporation (Item 3), a majority of all outstanding shares must be voted "for" the proposal.

  Abstention with respect to Items 2, 3 or 4 will be counted as shares present at the meeting and will have the effect of a vote against the Item. Broker non-votes (that is, if the broker holding your shares in street name does not vote with respect to an Item) on Item 2 or 4 will not be counted as shares voted on the Item and will have no effect on the outcome of the vote on the Item. Broker non-votes on Item 3 will have the effect of a vote against the Item.

  All proxies, ballots and tabulations that identify the vote of a particular stockholder are kept confidential, except as necessary (i) to allow the inspectors of election to certify the voting results, or (ii) to meet certain legal requirements--for example, in the pursuit or defense of lawsuits. Those counting votes and the inspectors are independent of Allstate and its directors, officers and employees. Representatives of First Chicago Trust Company of New York will act as the inspectors of election and will count the votes.

  Comments written on proxies or ballots may be transcribed and provided to the Secretary of Allstate with the name and address of the stockholder. The comments will be provided without reference to the vote of the stockholder, unless the vote is mentioned in the comment or disclosure of the vote is necessary to understand the comment. At Allstate's request, those counting votes may provide Allstate with a list of stockholders that have not voted and periodic status reports on the aggregate vote. These status reports may include break-downs of vote totals by different types of stockholders, as long as Allstate is not able to determine how a particular stockholder voted.

                         Item 1: Election of Directors
    -------------------------------------------------------------------

  Each nominee was previously elected by the stockholders at Allstate's 1997 Annual Meeting on May 20, 1997, and has served continuously as a director for the period succeeding the date of his or her election. The terms of all directors will expire at this Annual Meeting. No person, other than the directors of Allstate acting solely in that capacity, is responsible for the naming of the nominees.

  Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least 5 years in the business position currently or most recently held.

NOMINEES FOR DIRECTOR

                  JAMES G. ANDRESS

LOGO                President and Chief Executive Officer of Warner Chilcott
                  PLC, a pharmaceutical company, since November 1996. Mr. Andress served as Co-Chief Executive Officer, Chief Operating Officer and President of Information Resources, Inc. ("IRI"), a market research and corporate software organization, from May 1994 until September 1995. Previously, Mr. Andress had served as Vice Chairman and Chief Executive Officer of IRI from June 1993 until May 1994. Mr. Andress had also served as President and Chief Executive Officer of IRI from May 1990 until June 1993. Mr. Andress is also a director of IRI; The Liposome Company, Inc.; NeoRx Corporation; OptionCare, Inc.; Sepracor, Inc.; and Xoma Corporation.

                  Member: Compensation and Nominating Committee.
                  Director since 1993. Age: 59.
                  Common shares: owned--1,837.
                               subject to option--500.

                  WARREN L. BATTS

                    Chairman and Chief Executive Officer of Tupperware
                  Corporation, a consumer products company, from June 1996 until his retirement in September 1997. He served as Chairman and Chief Executive Officer of Premark International, Inc. from September 1986 to June 1996 and as Chairman of the Board of Directors of Premark International, Inc. until September 1997. He is also a director of Cooper Industries, Inc.; Sears, Roebuck and Co.; and Sprint Corporation.

                  Chairman: Compensation and Nominating Committee. Director since 1993. Age: 65.
                  Common shares: owned--8,175.
                               subject to option--500.
LOGO

                  EDWARD A. BRENNAN

LOGO
                    Chairman of the Board of Directors, President and Chief
                  Executive Officer of Sears, Roebuck and Co. from January 1986 until his retirement in August 1995. Mr. Brennan is also a director of AMR Corporation; Dean Foods Company; Minnesota Mining and Manufacturing Company; Morgan Stanley Dean Witter, Discover & Co.; The SABRE Group Holdings, Inc.; and Unicom Corporation.

                  Member: Compensation and Nominating Committee.
                  Director since 1993. Age: 64.
                  Common shares: owned--210,505.
                               subject to option--500.

                  JERRY D. CHOATE

LOGO                Chairman of the Board and Chief Executive Officer of
                  Allstate since January 1, 1995. Mr. Choate was elected President and Chief Executive Officer of Allstate and a member of the Board of Directors on August 10, 1994. Previously, and since 1989, he served as Senior Executive Vice President of Allstate Insurance Company ("AIC") and as President of AIC's personal property and casualty business unit.

                  Director since 1994. Age: 59.
                  Common shares: owned--41,377.
                               subject to option--454,082.

                  JAMES M. DENNY

LOGO                Managing Director of William Blair Capital Partners, a
                  private equity fund, since September 1995. Mr. Denny served as Vice Chairman of Sears, Roebuck and Co. from February 1992 until his retirement in August 1995. He is also a director of Astra AB; ChoicePoint, Inc.; GATX Corporation; Gilead Sciences, Inc.; and Northwestern Memorial Corporation.

                  Member: Audit Committee.
                  Director since 1993. Age: 65.
                  Common shares: owned--86,298.
                               subject to option--500.

                  MICHAEL A. MILES

LOGO                Mr. Miles is Special Limited Partner of Forstmann Little &
                  Co., an investment banking company. Mr. Miles served as Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. from September 1991 until his retirement in July 1994. He is also a director of Morgan Stanley Dean Witter, Discover & Co.; Dell Computer Corporation; Sears, Roebuck and Co.; and Time Warner Inc.

                  Member: Audit Committee.
                  Director since 1995. Age: 58.
                  Common Shares: owned--10,249.
                               subject to option--500.

                  JOSHUA I. SMITH

                    Chairman and Chief Executive Officer of The MAXIMA
                  Corporation, a company engaged in technology systems support services. Mr. Smith is also a director of Caterpillar, Inc.; Federal Express Corporation; and Inland Steel Industries, Inc.

                  Member: Audit Committee
                  Director since 1997. Age: 56.
                  Common Shares: owned--750.
                               subject to option--125.
LOGO

                  MARY ALICE TAYLOR

LOGO
                    Corporate Executive Vice President--Global Operations &
                  Technology of Citicorp since January 1998. Previously, Ms. Taylor had served as Executive Vice President--Operations of Citicorp since January 1997. She had served as Senior Vice President--United States and Canada, of Federal Express Corporation from September 1994 to January 1997. Prior to that she served as Senior Vice President--Central Support Services of Federal Express from September 1991 until September 1994. Ms. Taylor is also a director of Autodesk, Inc.; and Perrigo Company.

                  Member: Audit Committee.
                  Director since March 1996. Age: 47.
                  Common shares: owned--1,551.
                               subject to option--500.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as to shares of voting stock of Allstate beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, and by all executive officers and directors of Allstate as a group. Shares reported include shares held as nontransferable restricted shares awarded under Allstate's employee benefit plans and subject to forfeiture under certain circumstances, and shares subject to stock options exercisable on or prior to April 1, 1998. The percentage of Allstate shares beneficially owned by any Allstate director or nominee or by all directors and officers of Allstate as a group does not exceed 1%. Unless indicated otherwise in the footnotes below, all shares are directly owned as of January 31, 1998.

                                            AMOUNT AND NATURE
                                              OF BENEFICIAL
                                              OWNERSHIP OF
                                             ALLSTATE SHARES
                  NAME                             (A)
                  ----                      -----------------
            James G. Andress                        2,337
            Warren L. Batts                         8,675
            Edward A. Brennan                     211,005
            Jerry D. Choate                       495,659(b)
            James M. Denny                         86,798
            Michael A. Miles                       10,749
            Joshua I. Smith                           875
            Mary A. Taylor                          2,051
            Robert W. Gary                        112,743(c)
            Edward M. Liddy                       439,968(d)
            Louis G. Lower, II                    180,992(e)
            Casey J. Sylla                         52,079(f)
            All directors and executive
             officers as a group                2,343,661(g)

---------
(a) Each of the totals for Messrs. Andress, Batts, Brennan, Denny and Miles and for Ms. Taylor include 500 Allstate shares subject to option, and the total for Mr. Smith includes 125 Allstate shares subject to option.
(b) Includes 454,082 Allstate shares subject to option.
(c) Includes 98,033 Allstate shares subject to option.
(d) Includes 340,185 Allstate shares subject to option.
(e) Includes 166,760 Allstate shares subject to option.
(f) Includes 47,460 Allstate shares subject to option.
(g) Includes 1,727,432 Allstate shares subject to option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       TITLE          NAME AND ADDRESS         AMOUNT AND NATURE    PERCENT
      OF CLASS      OF BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP OF CLASS
      --------   -------------------------- ----------------------- --------
      Common     FMR Corporation
                 Edward C. Johnson 3d
                 Abigail P. Johnson
                 82 Devonshire Street
                 Boston, MA 02109-3614            44,643,136(a)      10.5%
      Common     The Northern Trust Company
                 50 S. LaSalle Street
                 Chicago, IL 60675                25,714,916(b)       6.1%

---------
(a) Information is as of December 31, 1997, and is based on information in Form 13G filed by FMR Corporation and its two controlling stockholders, Edward
    C. Johnson 3d and Abigail P. Johnson (collectively, the "Group"), on February 10, 1998. Includes 44,640,356 shares over which each member of the Group has sole dispositive power and 2,780 shares over which FMR Corporation and Edward C. Johnson 3d have shared voting and dispositive power. FMR Corporation also has sole voting power over 3,194,426 of the shares reported as beneficially owned and Edward C. Johnson 3d has sole voting power over 3,817 of the shares reported as beneficially owned.
(b) As of February 13, 1998. The Northern Trust Company holds the shares as trustee on behalf of participants in the Profit Sharing Plan. Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

             Further Information Concerning the Board of Directors
    -------------------------------------------------------------------

  The Board of Directors held 5 meetings during 1997. Each director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The standing committees of the Board of Directors and the number of meetings held by each such committee in 1997 were as follows:

                                             NUMBER OF MEETINGS
           COMMITTEE NAME                     HELD DURING 1997
           --------------                    ------------------
           Audit Committee                            4
           Compensation and Nominating Com-
            mittee                                    6

  The Compensation and Nominating Committee. The Compensation and Nominating Committee recommends nominees for election to the Board of Directors, to other committees of the Board and to fill certain officer positions. The Committee will consider a nominee for election to the Board recommended by a stockholder if the stockholder submits the recommendation to the Committee. Stockholders may submit such recommendations by addressing a letter to the Chairman of the Compensation and Nominating Committee, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062.

  Under Allstate's By-Laws, if a stockholder wants to nominate a person for election to the Board at Allstate's annual meeting, the stockholder must provide advance notice to Allstate in order to place such person into nomination. Notice of stockholder nominations for election at the 1999 annual meeting must be received by the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062, no earlier than January 19, 1999 and no later than February 18, 1999. The notice must set forth the name, age, principal occupation, number of shares of Allstate stock beneficially owned, and the business and residence addresses of both the proposed nominee and the stockholder proposing to make the nomination. A copy of these By-Law provisions is available upon request from the Secretary of Allstate.

  The Compensation and Nominating Committee also administers Allstate's executive compensation and benefit plans, and makes recommendations to the Board of Directors concerning the proxy statement and form of proxy, plans for the annual meeting and policies for stockholder voting.

  The Audit Committee. The Audit Committee reviews Allstate's annual financial statements and other financial information included in or incorporated by reference in Allstate's Proxy Statement, 10-K and annual report to stockholders. The Committee reviews recommendations by the independent auditors and internal auditors on accounting methods and internal controls. The Committee makes recommendations to the Board on the scope of audits. The Committee reviews reports by the independent public accountants and internal auditors on compliance by management with laws and with Allstate's business conduct and ethics policies. The Committee may conduct independent inquiries. The Committee recommends to the Board the appointment of independent auditors.

                      Directors' Compensation and Benefits
    -------------------------------------------------------------------

  The following table lists the compensation and benefits provided in 1997 to directors who are not employees of Allstate or its affiliates ("non-employee directors"):

 NON-EMPLOYEE DIRECTORS' COMPENSATION AND BENEFITS
--------------------------------------------------------------------------------

                                           CASH
                                       COMPENSATION     EQUITY COMPENSATION
                                     ---------------- ------------------------
                                                       GRANT OF   STOCK OPTION
                                          ANNUAL       ALLSTATE   FOR ALLSTATE
                                     RETAINER FEE (A) SHARES (B)   SHARES (C)
                                     ---------------- ----------  ------------
 Board Membership                        $25,000      500 shares  1,500 shares
 Committee Chairmen:
 Audit and Compensation and Nominat-
  ing Committees                         $ 5,000
 Committee Members:
 Audit and Compensation and Nominat-
  ing Committees                             -0-

 ---------
 (a) Under Allstate's Deferred Compensation Plan for Directors, directors may elect to defer directors' fees to an account which generates earnings based on:
   1. The market value of and dividends on Allstate's common shares ("common share equivalents").
   2. The average interest rate payable on 90 day dealer commercial paper.
   3. Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested).
   4. A money market fund.
   No director has voting or investment powers in common share equivalents, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not to exceed ten years.
 (b) Granted each December 1 under the Equity Incentive Plan for Non-Employee Directors (the "Equity Plan") and subject to restrictions on transfer until the earliest of 6 months after grant, death or disability or termination of service. Grants are accompanied by cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares.
 (c) Granted each June 1 at exercise prices equal to 100% of value on the date of grant. The options become exercisable in 3 equal annual installments, expire 10 years after grant, and permit the optionee to exchange owned shares or to have option shares withheld to satisfy all or part of the exercise price. The options also include a "reload" feature which gives the optionee the right to purchase for the remaining term of the original grant the same number of shares tendered in payment of the exercise price at a price equal to the fair market value on the exercise date. The vested portion of options may be transferred to any immediate family member or to a trust for the benefit of an immediate family member.

                             Executive Compensation

    -------------------------------------------------------------------

  The following Summary Compensation Table sets forth information on compensation earned in 1995, 1996 and 1997 by Mr. Choate and by each of the four most highly compensated executive officers (the "Named Executives") of Allstate, Allstate Insurance Company ("AIC"), AIC's property and casualty business unit ("PP&C"), and Allstate Life Insurance Company ("ALIC"):

 SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                     ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                ------------------------------ ---------------------------------
                                                                       AWARDS           PAYOUTS
                                                               ----------------------- ---------
                                                               RESTRICTED  SECURITIES
                                                  OTHER ANNUAL   STOCK     UNDERLYING    LTIP     ALL OTHER
         NAME AND               SALARY    BONUS   COMPENSATION  AWARD(S)  OPTIONS/SARS  PAYOUTS  COMPENSATION
    PRINCIPAL POSITION     YEAR   ($)    ($)(1)      ($)(2)      ($)(3)      (#)(4)     ($)(5)      ($)(6)
    ------------------     ---- ------- --------- ------------ ---------- ------------ --------- ------------
  Jerry D. Choate          1997 836,667 1,882,500     9,623     999,954      72,427    1,206,188    8,000
   (Chairman and Chief     1996 770,000   405,713     5,684         -0-      39,615          -0-    5,250
   Executive Officer)      1995 700,000   757,969     8,288         -0-     326,277      520,635    5,250
  Robert W. Gary           1997 414,667   544,251    13,270     315,053      26,381      512,204    8,000
   (President of PP&C)     1996 391,500   188,243     9,848         -0-      16,887          -0-    5,250
                           1995 353,167   321,575     9,713         -0-     101,760       20,126    5,250
  Edward M. Liddy          1997 709,167 1,595,625   306,765     849,912      88,976    1,027,032    8,000
   (President and Chief    1996 655,000   345,120     2,767         -0-      33,699          -0-    5,250
   Operating Officer)      1995 600,000   649,688     6,854         -0-     170,328      226,173    5,250
  Louis G. Lower, II       1997 453,225   500,000    22,933     280,589      25,914      570,068    8,000
   (President of ALIC)     1996 436,800   246,781    10,246         -0-      18,258          -0-    5,250
                           1995 416,000   286,650    17,044         -0-      89,359      411,122    5,250
  Casey J. Sylla           1997 364,000   636,618     3,106     239,510      18,192      373,013    8,000
   (Senior Vice President  1996 353,500   228,829       649         -0-      12,378          -0-    5,206
   and Chief Investment    1995 151,389   176,738       -0-         -0-      65,000          -0-      -0-
   Officer of AIC)

 ---------
 (1) Payments under Allstate's Annual Executive Incentive Compensation Plan.
 (2) The amount attributed to Mr. Liddy in 1997 represents principally income tax benefit rights payments under stock options granted to Mr. Liddy by Sears, Roebuck and Co. and assumed by Allstate when it was spun off from Sears on June 30, 1995. The remainder of the amounts for each of the Named Executives represent tax gross-up payments attributable to income taxes payable on certain travel benefits, tax return preparation fees and brokerage fees.
 (3) On December 31, 1997, the Named Executives held the following shares of restricted Allstate Common Stock valued at December 31, 1997 closing price of $90.50 per share:

             NAMED EXECUTIVE          # OF SHARES               12/31/97 MARKET VALUE
             ---------------          -----------               ---------------------
             J. Choate                  13,089                       $1,184,555
             R. Gary                     4,525                          409,513
             E. Liddy                   12,207                        1,104,734
             L. Lower                    4,030                          364,715
             C. Sylla                    3,440                          311,320

 (4) These awards are set forth below in detail in the table titled "Option/SAR Grants in Last Fiscal Year."
 (5) Payments under Allstate's Long-Term Executive Incentive Compensation
     Plan.
 (6) Each of the Named Executives participated in the Profit Sharing Plan, a qualified defined contribution plan sponsored by Allstate. The amounts shown represents the value of the 1995, 1996 and 1997 allocations to each Named Executive's account derived from employer contributions to the Profit Sharing Plan and to its predecessor, The Savings and Profit Sharing Fund of Sears Employees.

                                 Stock Options
    -------------------------------------------------------------------

  The following table is a summary of all Allstate stock options granted to the Named Executives during 1997. Individual grants are listed separately for each Named Executive. In addition, this table shows the potential gain that could be realized if the fair market value of Allstate's common shares were not to appreciate, or were to appreciate at either a 5% or 10% annual rate over the period of the option term:

                                                                                       POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                        VALUE AT ASSUMED ANNUAL
                      ---------------------------------------------------------------  RATES OF STOCK PRICE
                         NUMBER OF                                                    APPRECIATION FOR OPTION
                        SECURITIES    % OF TOTAL OPTIONS/SARS   EXERCISE                       TERM
                        UNDERLYING        GRANTED TO ALL        OR BASE    EXPIRATION -----------------------
         NAME         OPTIONS/SARS(1)    EMPLOYEES IN 1997    PRICE ($/SH)    DATE    0%    5%($)    10%($)
         ----         --------------- ----------------------- ------------ ---------- --- --------- ---------
  Jerry D. Choate          2,117(2)            0.16              64.50      01/31/03  -0-    46,659   105,923
                           5,663(2)            0.44              64.50      07/06/05  -0-   186,432   452,183
                          64,647               4.97              73.28      08/14/07  -0- 2,979,283 7,550,087
  Robert W. Gary             482(2)            0.04              61.38      01/31/03  -0-     9,619    21,690
                          22,824               1.75              73.28      08/14/07  -0- 1,051,853 2,665,602
                           3,075(2)            0.24              82.81      08/15/06  -0-   136,555   334,452
  Edward M. Liddy          3,261(2)            0.25              62.19      01/31/03  -0-    69,481   157,790
                           5,309(2)            0.41              62.19      01/29/04  -0-   135,157   315,254
                           8,930(2)            0.69              62.19      01/31/05  -0-   266,695   639,460
                          54,759               4.21              73.28      08/14/07  -0- 2,523,590 6,395,273
                          16,717(2)            1.28              83.16      10/30/07  -0-   874,280 2,215,598
  Louis G. Lower, II      25,914               1.99              73.28      08/14/07  -0- 1,194,257 3,026,482
  Casey J. Sylla          18,192               1.40              73.28      08/14/07  -0-   838,386 2,124,634

 OPTION/SAR GRANTS IN 1997
--------------------------------------------------------------------------------
 ---------
 (1) These options are exercisable in three equal annual installments, were granted with an exercise price equal to or higher than the fair market value of Allstate's common shares on the date of grant, expire ten years from the date of grant, and include tax withholding rights and a "reload" feature. Tax withholding rights permit the optionee to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the optionee the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. The options permit the optionee to exchange shares owned or to have option shares withheld to satisfy all or part of the exercise price. The vested portions of all the options may be transferred to any immediate family member or to a trust for the benefit of an immediate family member.
 (2) Options granted to replace shares tendered in exercise of options, under the reload feature.


  The following table shows Company stock options that were exercised during 1997 and the number of shares and the value of grants outstanding as of December 31, 1997 for each Named Executive:

 AGGREGATED OPTION/SAR EXERCISES IN 1997 AND 12/31/97 OPTION/SAR VALUES
--------------------------------------------------------------------------------

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                         SHARES                        12/31/97(#)            AT 12/31/97($)(1)
                      ACQUIRED ON     VALUE     ------------------------- -------------------------
         NAME         EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
         ----         ------------ ------------ ----------- ------------- ----------- -------------
  Jerry D. Choate        23,175        992,949    427,769      207,596    27,427,790    9,156,708
  Robert W. Gary         13,353        632,697     89,113       71,559     5,519,882    3,020,277
  Edward M. Liddy       174,328     10,030,400    314,021      168,218    20,829,095    6,085,418
  Louis G. Lower, II        -0-            -0-    155,307       67,872    10,285,786    2,841,058
  Casey J. Sylla            -0-            -0-     47,460       48,110     2,791,942    1,989,229

 ---------
 (1) Value is based on the closing price of Company common stock ($90.50) on December 31, 1997, minus the exercise price.

               Long-Term Executive Incentive Compensation Plan--
                                 Awards in 1997
    -------------------------------------------------------------------

  The following table shows the threshold, target and maximum long term cash incentive award opportunities for the Named Executives for the performance cycle 1997 through 1999. Any awards would be payable in March 2000 based on actual financial performance results for the three year period:


                                                    ESTIMATED FUTURE PAYOUTS
                                                   UNDER NON-STOCK PRICE-BASED
                   NUMBER OF      PERFORMANCE OR          PLANS ($)(B)
               SHARES, UNITS OR    OTHER PERIOD   -----------------------------
      NAME    OTHER RIGHTS ($)(A)  UNTIL PAYOUT   THRESHOLD  TARGET    MAXIMUM
      ----    ------------------- --------------  --------- ---------  -------
  Jerry D.
   Choate          1,020,000      1/1/97-12/31/99  255,000  1,020,000 2,677,500
  Robert W.
   Gary              404,000      1/1/97-12/31/99  101,000    404,000 1,060,500
  Edward M.
   Liddy             864,000      1/1/97-12/31/99  216,000    864,000 2,268,000
  Louis G.
   Lower, II         458,700      1/1/97-12/31/99  114,675    458,700 1,204,088
  Casey J.
   Sylla             291,200      1/1/97-12/31/99   72,800    291,200   764,400

 ---------
 (a) Awards represent a cash incentive.
 (b) Target awards are set for participants at the beginning of each cycle based on a percentage of aggregate salary during the cycle. Actual awards are based on a percentage of each participant's actual base salary earned during the cycle. In years in which performance cycles overlap, 50% of participants' salary are applied to each cycle. The performance goal for the 1997-1999 cycle is based solely on return on average equity which is subject to increase or decrease of up to 50%, depending on the relative performance of Allstate with respect to its goal as compared with the performance of an identified peer group of large insurance companies with respect to the goal.


                                 Pension Plans
    -------------------------------------------------------------------

  The following table indicates the estimated total annual benefits payable upon retirement to the Named Executives under the specified compensation and years of service classifications, pursuant to the combined current benefit formulas of the AIC Retirement Plan and the unfunded Supplemental Retirement Income Plan (the "Excess Benefits Plan.") The Excess Benefits Plan will pay the portion of the benefits shown below which exceeds Internal Revenue Code limits or is based on compensation in excess of Internal Revenue Code limits. Benefits are computed on the basis of a participant's years of credited service (generally, limited to 28) and average annual compensation over the participant's highest five successive calendar years of earnings out of the 10 years immediately preceding retirement. Only annual salary and annual bonus amounts as reflected in the Summary Compensation Table are considered annual compensation in determining retirement benefits. As of December 31, 1997, Messrs. Choate, Gary, Lower and Sylla had 36, 36, 21 and 2 full years of service, respectively, with Allstate; and Mr. Liddy had 10 full years of combined Allstate/Sears service. As a result of Mr. Liddy's prior Sears service, a portion of his retirement benefit will be paid from the Sears Plan.

  Annual retirement benefits are generally payable monthly, and benefits accrued from January 1, 1978 through December 31, 1988 are reduced by a portion of a participant's estimated social security benefits. Effective January 1, 1989 the retirement benefit calculation was integrated with the employees' social security wage base. Benefits shown below are based on retirement at age 65 and selection of a straight life annuity:

 PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                       YEARS OF SERVICE
                  --------------------------------------------------------------
  REMUNERATION        15           20           25           30           35
  ------------    ----------   ----------   ----------   ----------   ----------
  $1,000,000      $  327,000   $  436,000   $  545,000   $  610,000   $  610,000
--------------------------------------------------------------------------------
  $1,500,000      $  492,000   $  656,000   $  820,000   $  918,000   $  918,000
--------------------------------------------------------------------------------
  $2,000,000      $  657,000   $  876,000   $1,095,000   $1,226,000   $1,226,000
--------------------------------------------------------------------------------
  $2,500,000      $  822,000   $1,096,000   $1,370,000   $1,534,000   $1,534,000
--------------------------------------------------------------------------------
  $3,300,000      $1,086,000   $1,448,000   $1,810,000   $2,027,000   $2,027,000

     Employment Contracts, Termination of Employment and Change-in-Control
                                  Arrangements
    -------------------------------------------------------------------

  AIC has agreed to provide Mr. Sylla or his beneficiary a basic retirement or death benefit if his employment is terminated within 5 years of July 26, 1995 (Mr. Sylla's date of hire) for any reason other than termination pursuant to AIC's written policy. The amount of the benefit would be calculated under the Allstate retirement plan, assuming Mr. Sylla had 5 years of service under the plan, and would be reduced by Mr. Sylla's actual years of service. The agreement terminates no later than July 26, 2000.

  In general, (i) Allstate may terminate options granted under Allstate's Employees Replacement Stock Plan in the event of an "extraordinary corporate transaction" (a merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of Allstate). In the case of certain options affected by an extraordinary corporate transaction, the Board may provide adjustments to the optionee, and in the case of certain other options which have been outstanding for at least six months Allstate is required to make adjustments by one of the following means: (a) acceleration of all outstanding rights prior to the extraordinary corporate transaction, (b) appropriate and equitable provision for the continuation and adjustment of all outstanding rights, or (c) payment in cash of the value of all outstanding rights.

  In the event of a "change in control" of Allstate, all rights under certain options under the Employees Replacement Stock Plan which have been outstanding for at least six months will immediately become exercisable. A change in control means, in general, any acquisition of 20% or more of Allstate's outstanding common shares, a change in the majority of the directors of Allstate which is not approved by a majority of the incumbent directors, or approval by the stockholders of an extraordinary corporate transaction. In addition, some options granted under Allstate's Employees Replacement Stock Plan include limited stock appreciation rights exercisable during the period of sixty days following a change in control of Allstate (but not less than six months after the date of grant).

CERTAIN TRANSACTIONS

  The Northern Trust Company maintains banking relationships, including credit lines, with Allstate and various of its subsidiaries, in addition to performing services for the Profit Sharing Plan. In 1997, revenues received by Northern Trust for cash management activities, trustee, custodian, credit lines and other services for all such entities were approximately $934,300.

              Report of the Compensation and Nominating Committee
    -------------------------------------------------------------------

  Allstate's Compensation and Nominating Committee, which is composed entirely of independent, non-employee directors, administers Allstate's executive compensation program. The purposes of the program are to:

  . Link executives' goals with stockholders' interests.
  . Attract and retain talented management.
  . Reward annual and long-term performance

  In 1996 the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own within five years common stock worth a multiple of base salary, ranging from one times salary to up to three times salary for the Chairman and Chief Executive Officer and the President and Chief Operating Officer. In 1997 the Committee weighted the compensation opportunities for executive officers, including each of the Named Executives, more heavily towards compensation payable upon the attainment of specified performance objectives and compensation in the form of Allstate common stock.

TYPES OF COMPENSATION

  Allstate executives can receive three types of compensation:

  . Annual cash compensation. This includes base salary and annual incentive awards. The incentive awards are made only if performance targets for the year under Allstate's Annual Executive Incentive Compensation Plan are met or exceeded.

  . Long-term cash compensation. Incentive awards which are paid only if performance targets over a 3-year period under Allstate's Long-Term Executive Incentive Compensation Plan are met or exceeded.

  . Long-term equity compensation. This includes stock options and other long-term incentive awards based on common stock. The value of these awards depends on Allstate's performance and future stock value.

ANNUAL COMPENSATION

 Base Salary

  The Committee fixes base salaries of Allstate executives at a level designed to be competitive in the U.S. insurance industry. The Committee reviews at least annually a report based on data prepared by independent compensation consultants comparing Allstate's base salary levels for its executives with base salaries paid to executives in comparable positions at other large U.S. public insurance companies (the "Peer Group"). The Committee attempts to set Allstate base salaries at the median level of the Peer Group.

 Annual Incentive Compensation Plan Opportunities

  The Annual Plan is designed to provide participants, including each of the Named Executives, with a potential cash award based on the achievement of annual performance objectives. These objectives are approved by the Committee prior to the end of the first quarter of the performance year. Threshold, target and maximum benchmarks are set for each performance objective. Each participant's award opportunity is based on that individual's potential contribution to the achievement of a particular performance objective and is stated as a specified percentage of base salary for the year. No award is payable with respect to a performance objective if the threshold level of performance is not attained. No award is payable to any participant if Allstate sustains a net loss for the year, and awards for all participants are reduced by 50% if Allstate's return on average equity for the year is less than the rate of return on 10-year U.S. Treasury notes.

  Payment of awards is made in March of the following year, after the Committee has certified attainment of the performance objectives in the Annual Plan. The Committee has the authority to adjust the amount of awards, but has no authority to increase an award payable under the terms of the Plan for any year to the Chief Executive Officer or to any of the other Named Executives.

  Award opportunities under the 1997 Plan for Messrs. Choate and Liddy were based on Allstate's degree of achievement of targeted amounts of 1997 operating earnings per share (the "Allstate Goal"). The 1997 performance goals for each of the other Named Executives and for other participants were based 50% on the Allstate Goal and 50% on one or more performance objectives for business units related to a participant's job responsibilities. In 1997 the maximum level of the Allstate Goal was achieved and business unit performance objectives on average reached the target level of achievement. The amounts of 1997 Annual Plan awards for the Named Executives are included under the "Bonus" column of the Summary Compensation Table.

LONG-TERM COMPENSATION

 Long-Term Incentive Compensation Plan Opportunities

  The Long Term Plan provides award opportunities for Allstate's executive officers, including each of the Named Executives, based on achievement of Allstate performance objectives over a three year period. The performance objectives for each cycle are established by the Committee at the beginning of the cycle. Threshold, target and maximum levels of performance are established on which individual award opportunities are based, stated as a specified percentage of aggregate base salary over the period. A new cycle commences every two years. In years in which performance cycles overlap, 50% of participants' salaries are applied to each cycle. The awards based on Allstate's performance objectives will be increased or decreased by up to 50%, depending on the performance of Allstate in relation to the performance of the Peer Group toward the same objective over the same period. The Committee must certify in writing that the goals have been met before awards may be paid. Awards are payable in March of the year following the end of the cycle.

  The current completed cycle under the Long Term Plan covers the years 1995-1997 and the performance objectives for all participants, including each of the Named Executives, for this cycle were based upon (i) Company achievement of a specified return on average equity over the 1995-1997 period, and (ii) Allstate's return on average equity over this period compared with the return on average equity of the Peer Group over the same period. The maximum level of 1995-1997 Long Term Plan payout was achieved based on the degree of achievement of each of these goals. Payments to each of the Named Executives under the 1995-1997 Long Term Plan are set forth under the "LTIP Payouts" column of the Summary Compensation Table.

 Equity Incentive Plan Opportunities

  The Equity Incentive Plan provides for the grant of stock options and restricted or unrestricted common stock of Allstate to plan participants.

  After a review of Allstate's financial performance in 1996 and the financial performance of its insurance competition and other non-insurance corporations of size similar to Allstate's, on April 25, 1997 the Committee made grants of restricted stock to each of its elected officers, including each of the Named Executives. The amount of each restricted stock grant was based partly on each officer's Annual Plan award for 1996 and partly on the Committee's judgment as to the impact which the officer's achievements in 1996 had on Allstate's 1996 financial performance. No particular weight was assigned to either factor.

  Stock options were granted under the Equity Incentive Plan on August 14, 1997 to a number of key employees of Allstate and its subsidiaries, including each of the Named Executives. The size of each grant to a Named Executive was determined based on a target stock option incentive opportunity, expressed as a percentage of base salary. All stock option grants under this plan have been made in the form of nonqualified stock options at exercise prices equal to 100% of the fair market value of Allstate's common stock on the date of grant. Options which have been granted are not fully exercisable until 3 years after the date of grant, and expire in 10 years. The vested portions of options may be transferred to family members or to trusts for the benefit of family members.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Approximately 24% of Mr. Choate's total compensation opportunity is base salary. The remaining 76% is variable compensation that is at risk and tied to Allstate's business results.

  Mr. Choate's base salary was increased by 10% from $770,000 to $850,000 in March 1997. In determining this increase the Committee reviewed the levels of base salaries paid in 1996 to chief executives of similarly sized members of the Peer Group and considered Mr. Choate's individual performance and Allstate's financial performance in 1996. No particular weight was applied to any of these factors.

  Mr. Choate's 1997 Annual Plan award and 1995-1997 Long Term Plan award were based on Allstate's achievement of maximum levels of performance objectives set forth in each plan.

  Mr. Choate received an award of restricted common stock under Allstate's Equity Incentive Plan on April 25, 1997 for 14,362 shares, of which 1,273 shares became unrestricted on December 31, 1997, and the remaining 13,089 shares will become unrestricted on April 1, 1998. The amount of Mr. Choate's restricted stock award was based on the Committee's judgment as to the impact of Mr. Choate's performance on achievement of Allstate's 1996 financial goals.

  Mr. Choate received a stock option under Allstate's Equity Incentive Plan on August 14, 1997 for 64,647 shares of Company common stock. The amount of the grant was determined under a Black-Scholes valuation formula to be equal to a specified percentage of Mr. Choate's 1997 base salary. Details of Mr. Choate's grant, and those of all the Named Executives, are disclosed in the Option/SAR Grants in 1997 Table.

  Mr. Choate's 1997 base salary, Annual Plan award, Long Term Plan award, restricted stock grant and stock option grant follow the policies and plan provisions described in this report. Amounts paid and granted under these policies and plans are disclosed in the Summary Compensation Table.

LIMIT ON TAX DEDUCTIBLE COMPENSATION

  The Internal Revenue Code limits to $1,000,000 the deductibility for any year of compensation paid by a public corporation such as Allstate to its chief executive officer or to any of its next four most highly compensated executive officers. The Committee intends to continue to utilize performance-based compensation in order to minimize the effect of the limits imposed by Section 162(m) of the Internal Revenue Code, and seeks to assure the maximum tax deductibility of all compensation it authorizes. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Allstate's success. Consequently, the Committee recognizes that the loss of a tax deduction may be unavoidable in some circumstances.

                     COMPENSATION AND NOMINATING COMMITTEE

Warren L. Batts (Chairman)      Edward A. Brennan
James G. Andress

                               PERFORMANCE GRAPH

  The following performance graph compares the performance of Allstate's common stock since its initial public offering on June 2, 1993 through December 31, 1997 with the performance of the S&P 500 index and the S&P Property-Casualty Insurance Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly.

                           COMPARISON OF TOTAL RETURN
                       JUNE 2, 1993 TO DECEMBER 31, 1997
                         ALLSTATE V. PUBLISHED INDICES

                                      LOGO

                   6/2/93   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                   ------   --------   --------   --------   --------   --------
  Allstate         100.00    110.55      91.72     162.65     233.09     369.28
  S&P 500          100.00    104.95     106.34     146.16     179.72     239.66
  S&P Prop./Cas.   100.00     94.66      96.89     131.09     160.06     228.26

          Compensation Committee Interlocks and Insider Participation
    -------------------------------------------------------------------

  During 1997, Allstate's Compensation and Nominating Committee consisted of Warren L. Batts, Chairman, James G. Andress, Edward A. Brennan and Christopher
F. Edley. Mr. Edley retired from the Committee and the Board of Directors on January 1, 1998. There were no committee interlocks with other companies in 1997 within the meaning of the Securities and Exchange Commission's proxy rules.

            Section 16(a) Beneficial Ownership Reporting Compliance
    -------------------------------------------------------------------

   Michael A. Miles, a director of the Company, made a late filing of an amended Form 3 report required by Section 16(a) of the Securities Exchange Act of 1934, to report an additional 100 shares received as part of the special dividend in connection with the spin off of Allstate from Sears, Roebuck and Co.

                          Item 2: Approval of Auditors
    -------------------------------------------------------------------

  Item 2 concerns the recommendation of the Audit Committee and the Board of Directors that Deloitte & Touche LLP be appointed auditors for 1998, which is being presented to stockholders for approval. Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 1998 AS PROPOSED IN ITEM 2.

      Item 3: Increase in Number of Authorized Shares of Common Stock from
                         1,000,000,000 to 2,000,000,000
    -------------------------------------------------------------------

  The Board of Directors has unanimously adopted a resolution to amend ARTICLE FOURTH of Allstate's Restated Certificate of Incorporation (the "Certificate Amendment") to increase the number of shares of stock that the Company is authorized to issue from 1,025,000,000 (1,000,000,000 shares of common stock and 25,000,000 shares of various classes of preferred stock) to 2,025,000,000 (2,000,000,000 shares of common stock and 25,000,000 shares of various classes of preferred stock). The full text of the first paragraph of ARTICLE FOURTH of the Certificate of Incorporation reflecting the proposed Certificate Amendment is set forth below:

  "The total number of shares which the corporation shall have authority to issue shall be 2,025,000,000, divided into two classes, namely: 25,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and 2,000,000,000 shares of Common Stock, par value $.01 per share ("Common Stock")."

  If the proposed Amendment is adopted by the stockholders, Allstate plans to file a Certificate of Amendment to the Restated Certificate of Incorporation to be effective as soon as practicable following the annual meeting of stockholders.

  On March 20, 1998, of the 1,000,000,000 of currently authorized shares of Allstate common stock, 421,256,662 shares were outstanding, 28,743,338 shares were held in Allstate's treasury and a total of 18,009,191 shares were reserved for issuance under Allstate's Equity Incentive Plan, the Employees Replacement Stock Plan, the Equity Incentive Plan for Non-Employee Directors and the Exclusive Agent Independent Contractors Stock Bonus Plan. The remainder of shares of authorized common stock were not issued or subject to reservation.

  The Board of Directors believes it is desirable to authorize additional shares of common stock so that there will be sufficient shares available for issuance for purposes that the Board may hereafter determine to be in the best interests of Allstate and its stockholders. Such purposes could include the declaration of stock splits and stock dividends, mergers and acquisitions, the offer of shares for financing purposes, and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholders approval to authorize additional shares for a specific transaction on a timely basis. The Board of Directors believes it should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of common stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

  Although there are no present plans or commitments for their use, authorized shares, including the additional shares which would be authorized if stockholders approve the Certificate Amendment, would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements. The current Rules of the New York Stock Exchange would require stockholder approval if the number of shares of common stock to be issued would equal or exceed 20% of the number of shares of common stock outstanding immediately prior to such issuance. Allstate's Restated Certificate of Incorporation does not provide preemptive rights for holders of common stock if Allstate issues additional shares. Also, the issuance of additional shares could be used to create impediments to or otherwise discourage persons attempting to gain control of Allstate.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 1,000,000,000 TO 2,000,000,000 AS PROPOSED IN ITEM 3.

                          Item 4: Stockholder Proposal
    -------------------------------------------------------------------

  Mr. William E. Parker and Terri K. Parker, 544 Ygnacio Valley Road, Suite B, Walnut Creek, California 94596, holders of 314 shares of Allstate common stock, have given notice of their intention to propose the following resolution at the Annual Meeting:

    "RESOLVED: That the stockholders of the Allstate Corporation assembled at the annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors which means, each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  The following statement has been submitted in support of the resolution:

    "In the American system of corporate governance, the election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management.

    "We believe that the company's financial performance is directly related to its corporate governance procedures and policies and the level of accountability they impose. Cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders.

    "Corporations that have independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and greater stockholder wealth. Management nominees to the board often bow to the chairman's desires on business issues and executive pay without question.

    "Currently, the company's Board of Directors is composed entirely of management nominees. Cumulative voting would aid in placing a check and balance on management nominees by creating more competitive elections.

    "The National Bank Act provides for cumulative voting for bank company boards. A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increased recognition of the importance of cumulative voting.

    "Sears, Roebuck and Company, the company that founded the Allstate Insurance Company in 1931 adopted cumulative voting on June 13, 1906.

    "The standard argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who will only represent special interests is misleading. The standards of fiduciary duty compel all directors to act in the best interest of all shareholders. Any director who fails to respect the duties of loyalty and/or care exposes himself or herself to significant liability.

    "We also do not believe that honest differences of opinion are necessarily bad for a corporation. Dissent stimulates debate, which leads to thoughtful action and deters complacency on the Board of Directors.

    "If you agree, please mark your proxy for this resolution, otherwise it is automatically cast against it, unless you have marked to abstain from voting."

  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

  Under cumulative voting for election of directors, each stockholder is entitled to cast a number of votes for such election equal to the number of shares held by such stockholder multiplied by the number of directors to be elected, and may cast all votes for one nominee or distribute the votes among nominees. The General Corporation Law of Delaware (the "Corporation Law"), the state in which Allstate is incorporated, allows cumulative voting only if it is provided for in a corporation's certificate of incorporation. Allstate's certificate of incorporation does not provide for cumulative voting. Consequently, each director of Allstate must be elected by a plurality of the votes of all shares present in person or represented by proxy.

  At present, the Allstate's entire Board of Directors must stand for election each year, and Allstate's By-Laws permit stockholders to nominate candidates to serve as directors, subject to compliance with the procedures provided in the By-Laws. The Board of Directors believes that a change in the method of stockholder voting would be appropriate only if another method would better serve the interests of the stockholders as a whole. To the contrary, the Board believes that cumulative voting would give stockholders who seek to support a special interest group the potential to elect one or more directors representing primarily the interests of that group. The Board believes that any directors so elected may view themselves as representatives of the group that elected them and may feel that they are obligated to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders generally. This could tend to promote narrow interests rather than those of stockholders at large, whereas the election of directors by plurality vote of all voted shares is designed to produce a board of directors that views its accountability as being to all stockholders generally.

  The Board believes that cumulative voting introduces the possibility of partisanship among Board members representing particular groups of stockholders, which could destroy the ability of the Board to work together. These factors could operate to the disadvantage of Allstate and its stockholders.

  The present method of electing directors, where each director is elected by a plurality vote of the shares held by all stockholders, encourages the directors to administer the affairs of Allstate for the benefit of all stockholders. The Board believes that each director should serve on the Board only if a plurality of shares held by all voting stockholders elect the director to hold that position.

  An examination of the past performance and the achievements of the management team selected by the Board of Directors supports the present method of electing the Board, and the Board of Directors is confident that this method will continue to work successfully in the future, for the benefit of all stockholders.

  FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

                 Stockholder Proposals for 1999 Annual Meeting
    -------------------------------------------------------------------

  Proposals which stockholders intend to be included in Allstate's proxy material for presentation at the 1999 annual meeting of stockholders must be received by the Secretary of Allstate, Robert W. Pike, The Allstate Corporation, 2775 Sanders Road (F8), Northbrook, Illinois 60062 by November 27, 1998, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 1999 annual meeting.

  If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in Allstate's By-Laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of Allstate. One of the procedural requirements in the By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 1999 annual meeting must be received by the Secretary of Allstate no earlier than January 19, 1999 and no later than February 18, 1999 to be presented at the meeting. The notice must describe the business proposed to be brought before the meeting, the reasons for bringing it, any material interest of the stockholder in the business, the stockholder's name and address and the number of shares of Company stock beneficially owned by the stockholder. It should be noted that these By-Law procedures govern proper submission of business to be put before a stockholder vote at the Annual Meeting and do not preclude discussion by any stockholder of any matters properly brought before the Annual Meeting.

                                 Other Matters
    -------------------------------------------------------------------

  Officers and other employees of Allstate and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Allstate will reimburse them for reasonable out-of-pocket expenses. Corporate Investors' Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072 will assist in the distribution of proxy solicitation materials, for a fee estimated at $7,500, plus out-of-pocket expenses. Allstate will pay the cost of all proxy solicitation.

                                        By order of the Board of Directors,
                                        LOGO
                                        Robert W. Pike
                                        Secretary

                                        Dated: March 27, 1998

                                   Appendix A
                            The Allstate Corporation
--------------------------------------------------------------------------------

11-year Summary of Selected Financial Data................................   A-2
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   A-4
Consolidated Financial Statements:
Consolidated Statements of Operations.....................................  A-25
Consolidated Statements of Financial Position.............................  A-26
Consolidated Statements of Shareholders' Equity...........................  A-27
Consolidated Statements of Cash Flows.....................................  A-28
Notes to Consolidated Financial Statements................................  A-29
Independent Auditors' Report..............................................  A-57

11-year Summary Of Selected Financial Data

--------------------------------------------------------------------------------

($ IN MILLIONS EXCEPT PER SHARE DATA)            1997    1996    1995    1994
------------------------------------------------------------------------------
CONSOLIDATED OPERATING RESULTS
Insurance premiums and contract charges       $20,106 $19,702 $18,908 $17,566
Net investment income                           3,861   3,813   3,627   3,343
Realized capital gains and losses                 982     784     258     200
Total revenues                                 24,949  24,299  22,793  21,109
Operating income (loss)                         2,429   1,600   1,587     268
Realized capital gains and losses, after-tax      638     510     168     130
Equity in net income (loss) of unconsoli-
 dated subsidiary                                  34      29      56      86
Income (loss) from continuing operations        3,105   2,075   1,904     484
Gain (loss) from discontinued operations,
 after-tax                                          -       -       -       -
Cumulative effect of changes in accounting          -       -       -       -
Net income (loss)                               3,105   2,075   1,904     484
Earnings (loss) per share:
 Diluted
  Income (loss) before cumulative effect of
   changes in accounting                         7.11    4.63    4.24    1.08
  Cumulative effect of changes in accounting        -       -       -       -
  Net income (loss)                              7.11    4.63    4.24    1.08
 Basic
  Income (loss) before cumulative effect of
   changes in accounting                         7.15    4.66    4.25    1.08
  Cumulative effect of changes in accounting        -       -       -       -
  Net income (loss)                              7.15    4.66    4.25    1.08
Dividends declared per share                     0.96    0.85    0.78    0.72
------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL POSITION
Investments                                   $62,548 $58,329 $56,505 $47,227
Total assets                                   80,918  74,508  70,029  60,988
Reserves for claims and claims expense and
 life-contingent contract benefits and
 contractholder funds                          44,874  43,789  42,904  39,961
Debt                                            1,696   1,386   1,228     869
Mandatorily redeemable preferred securities
 of subsidiary trusts                             750     750       -       -
Shareholders' equity                           15,610  13,452  12,680   8,426
Shareholders' equity per diluted share          36.55   30.28   28.18   18.73
------------------------------------------------------------------------------
PROPERTY-LIABILITY OPERATIONS
Premiums written                              $18,789 $18,586 $17,965 $16,739
Premiums earned                                18,604  18,366  17,540  16,513
Net investment income                           1,746   1,758   1,630   1,515
Operating income (loss)                         2,079   1,266   1,301      81
Realized capital gains and losses, after-tax      511     490     158     145
Equity in net income (loss) of unconsoli-
 dated subsidiary                                  34      29      56      86
Income (loss) before cumulative effect of
 changes in accounting                          2,670   1,725   1,608     312
Net income (loss)                               2,670   1,725   1,608     312
Operating ratios
 Claims and claims expense ("loss") ratio        71.7    78.9    78.1    88.0
 Expense ratio                                   22.3    21.6    22.3    23.3
 Combined ratio                                  94.0   100.5   100.4   111.3
------------------------------------------------------------------------------
LIFE AND ANNUITY OPERATIONS
Premiums and contract charges                 $ 1,502 $ 1,336 $ 1,368  $1,053
Net investment income                           2,085   2,045   1,992   1,827
Operating income                                  377     368     327     226
Realized capital gains and losses, after-tax      123      20      10     (15)
Income from continuing operations before cu-
 mulative
 effect of changes in accounting                  497     388     337     211
Net income (loss)                                 497     388     337     211
Statutory premiums and deposits                 4,946   5,157   4,874   4,539
Investments including Separate Accounts        37,341  33,588  31,065  26,197
------------------------------------------------------------------------------

*Operating income (loss) is "Income before dividends on preferred securities and equity in net income of unconsolidated subsidiary" excluding realized capital gains (losses), after-tax, and gain (loss) on disposition of operations, after-tax. *Consolidated financial position for 1993 and thereafter are not comparable to prior years due to adoption of new accounting rules for debt and equity securities. *Earnings per share have been restated to give effect to the adoption of SFAS 128 in 1997.

----------------------------------------------------------------------------------
   1993       1992         1991         1990        1989        1988         1987
----------------------------------------------------------------------------------
$17,118    $16,670      $16,215      $15,342     $14,251     $12,870      $11,306
  3,269      3,153        2,954        2,528       2,195       1,745        1,364
    215        161            4          182         224         185          273
 20,602     19,984       19,173       18,052      16,670      14,800       12,943
  1,083       (718)         662          518         626         784          896
    140        106            3          118         148         122          180
     79        112           58           54          41           8          (31)
  1,302       (500)         723          690         815         914        1,045
      -          -            -           11           -        (146)         (99)
      -       (325)           -            -           -         185            -
  1,302       (825)         723          701         815         953          946
   2.99      (1.16)
      -      (0.75)
   2.99      (1.91)
   2.99      (1.16)
      -      (0.75)
   2.99      (1.91)
   0.36
----------------------------------------------------------------------------------
$47,932    $40,971      $38,213      $32,972     $28,144     $24,334      $18,940
 58,994     51,817       47,173       41,246      35,369      30,817       25,406
 37,275     35,776       31,576       27,058      22,193      18,370       14,106
    850      1,800            -            -           -           -            -
      -          -            -            -           -           -            -
 10,300      5,383        8,151        7,127       6,793       6,213        5,525
  22.89      17.04
----------------------------------------------------------------------------------
$16,292    $15,774      $15,107      $14,572     $13,385     $12,271      $10,980
 16,039     15,542       15,018       14,176      13,039      11,908       10,485
  1,406      1,420        1,350        1,254       1,212       1,063          953
    963       (867)         475          355         481         665          798
    146        166           24          108         132         114          161
     79        112           58           54          41           8          (31)
  1,188       (589)         557          517         654         787          928
  1,188       (900)         557          517         654         982          928
   79.7       97.4         83.3         85.7        82.8        80.5         80.6
   23.5       24.0         24.8         24.5        24.7        24.1         24.3
  103.2      121.4        108.1        110.2       107.5       104.6        104.9
----------------------------------------------------------------------------------
$ 1,079    $ 1,128      $ 1,197      $ 1,166     $ 1,212     $   962      $   821
  1,858      1,733        1,604        1,274         983         682          411
    169        149          187          163         145         119           99
     (6)       (60)         (21)          10          16           8           19
    163         89          166          173         161         127          118
    163         75          166          184         161         (29)          18
  4,086      3,851        4,222        4,252       3,276       3,447        2,294
 24,909     21,829       19,050       15,732      11,787       9,435        6,412
----------------------------------------------------------------------------------

*Earnings (loss) per share is presented pro forma for 1993 and 1992 and is not applicable prior to 1992. *Shareholders' equity is presented pro forma for 1992 reflecting the formation of The Allstate Corporation. *Net income (loss) and consolidated financial position for 1992 and thereafter are not comparable to prior years due to adoption of new accounting rules for postretirement and postemployment benefits. *Net income for 1988 reflects adoption of new income tax accounting rules.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  THE FOLLOWING DISCUSSION HIGHLIGHTS SIGNIFICANT FACTORS INFLUENCING RESULTS OF OPERATIONS AND FINANCIAL POSITION OF THE ALLSTATE CORPORATION (THE "COMPANY" OR "ALLSTATE"). IT SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ON PAGES A-25 THROUGH A-56 AND 11-YEAR SUMMARY OF SELECTED FINANCIAL DATA ON PAGES A-2 AND A-3. FURTHER ANALYSIS OF THE COMPANY'S TWO INSURANCE SEGMENTS IS PROVIDED IN PROPERTY-LIABILITY OPERATIONS AND LIFE AND ANNUITY OPERATIONS BEGINNING ON PAGES A-5 AND A-14, RESPECTIVELY.

1997 ACCOMPLISHMENTS

  . Achieved record consolidated net income due primarily to strong property-liability underwriting income, resulting from substantially lower catastrophe losses, and higher realized capital gains.
  . Reduced catastrophe exposures through the Company's catastrophe initiatives.
  . Repurchased approximately 18 million shares of the Company's common stock during the year.
  . Issued $250 million of senior quarterly interest bonds.

CONSOLIDATED REVENUES

                                                       1997    1996    1995
      FOR THE YEAR ENDED DECEMBER 31,                 ------- ------- -------
      ($ IN MILLIONS)
      Property-liability insurance premiums           $18,604 $18,366 $17,540
      Life and annuity premiums and contract charges    1,502   1,336   1,368
      Net investment income                             3,861   3,813   3,627
      Realized capital gains and losses                   982     784     258
                                                      ------- ------- -------
        Total revenues                                $24,949 $24,299 $22,793
                                                      ======= ======= =======

CONSOLIDATED NET INCOME Net income for 1997 increased to $3.11 billion, or $7.11 per diluted share, from $2.08 billion, or $4.63 per diluted share, in 1996, which in turn increased from $1.90 billion, or $4.24 per diluted share, in 1995. Net income for each of the periods was impacted by the following items:

1997

  . Increased personal property and casualty premiums earned;
  . Substantially lower catastrophe losses;
  . Favorable property-liability weather-related claim frequency and favorable auto injury severity trends;
  . Increased realized capital gains due to favorable investment performance and market conditions; and
  . Recognized a gain of $43 million after-tax primarily from the sale of the Company's interest in two Japanese insurance companies to its former joint venture partner.

1996

  . Increased personal property and casualty premiums;
  . Favorable property-liability auto severity trends;
  . Increased realized capital gains from the repositioning of the property-liability investment portfolio, and favorable investment performance and market conditions;
  . Improved life and annuity operating income resulting from growth in new business and favorable mortality experience; and . Strengthened Discontinued Lines and Coverages net loss reserves by $318 million pre-tax.

1995

  . Increased revenue growth in both property-liability and life and annuity operations;
  . Lower property-liability loss and expense ratios;
  . Improved life and annuity mortality experience and operating expenses;
    and
  . Recognized a gain of $93 million after-tax on the sale of 70% of PMI
    Group.

PROPERTY-LIABILITY 1997 HIGHLIGHTS

  . Property-liability premiums written increased 1.1% in 1997, as 4.5% growth in personal property and casualty premiums written offset the absence of premiums from the commercial and reinsurance businesses sold in 1996.
  . Property-liability underwriting income of $1.12 billion compared to an underwriting loss of $85 million, in 1996, was due to lower catastrophe losses, increased premiums earned, favorable weather-related claim frequency and favorable auto injury severity trends.
  . Property-liability net income increased to $2.67 billion in 1997 from $1.73 billion in 1996.

PROPERTY-LIABILITY OPERATIONS

OVERVIEW The Company's property-liability operations consist of two principal areas of business: personal property and casualty ("PP&C") and discontinued lines and coverages ("Discontinued Lines and Coverages"). PP&C is principally engaged in the sale of private passenger automobile insurance, homeowners insurance and commercial business written through the Allstate agent distribution channel. Discontinued Lines and Coverages consists of business no longer written by Allstate, including results from environmental, asbestos and mass tort losses, mortgage pool business and other commercial business in run-off, as well as the historical results of the commercial and reinsurance businesses sold in 1996.

  Underwriting results for each of the property-liability areas of business are discussed separately beginning on page A-6. Summarized financial data and key operating ratios for Allstate's property-liability operations for the years ended December 31, are presented in the following table.

                                                       1997    1996     1995
   ($ IN MILLIONS)                                    ------- -------  -------
   Premiums written                                   $18,789 $18,586  $17,965
                                                      ======= =======  =======
   Premiums earned                                    $18,604 $18,366  $17,540
   Claims and claims expense                           13,336  14,487   13,688
   Operating costs and expenses                         4,145   3,964    3,915
                                                      ------- -------  -------
   Underwriting income (loss)                           1,123     (85)     (63)
   California Earthquake Authority assessment               -     150        -
   Net investment income                                1,746   1,758    1,630
   Realized capital gains and losses, after-tax           511     490      158
   Gain (loss) on disposition of operations, after-
    tax                                                    46     (60)      93
   Income tax expense on operations                       790     257      266
                                                      ------- -------  -------
   Income before equity in net income of unconsoli-
    dated subsidiary                                    2,636   1,696    1,552
   Equity in net income of unconsolidated subsidiary       34      29       56
                                                      ------- -------  -------
   Net income                                         $ 2,670 $ 1,725  $ 1,608
                                                      ======= =======  =======
   Catastrophe losses                                 $   365 $   991  $   934
                                                      ======= =======  =======
   Operating ratios
    Claims and claims expense ("loss") ratio             71.7    78.9     78.1
    Expense ratio                                        22.3    21.6     22.3
                                                      ------- -------  -------
    Combined ratio                                       94.0   100.5    100.4
                                                      ======= =======  =======
    Effect of catastrophe losses on combined ratio        2.0     5.4      5.3
                                                      ======= =======  =======

NET INVESTMENT INCOME AND REALIZED CAPITAL GAINS Pretax net investment income decreased slightly in 1997 as compared to 1996. Increases to investment balances were more than offset by lower investment yields. Higher investment balances resulting from positive cash flows from operations were partially offset by the impact of dividends paid to The Allstate Corporation and businesses sold in 1996. Businesses sold resulted in a net reduction of property-liability investments of approximately $1.59 billion. Pretax net investment income increased 7.9% in 1996 as compared to 1995, primarily due to higher investment balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS

  Realized capital gains were $511 million after-tax in 1997 compared to $490 million in 1996 and $158 million in 1995. The increase in 1997 was a result of the Company's decision to sell securities in light of favorable investment performance and market conditions. In 1996, the increase was primarily due to the sale of equity and tax-exempt long-term fixed income securities, in order to reduce the market risk associated with property-liability's fixed income and equity securities investment portfolios. Favorable investment performance and market conditions also contributed to the 1996 increase. Year-to-year fluctuations in realized capital gains are largely the result of the timing of sales decisions reflecting management's view of individual securities and overall market conditions.

INVESTMENT OUTLOOK

  . The Company expects to experience lower investment yields due, in part, to the reinvestment of proceeds from calls and maturities and the investment of positive cash flows from operations in securities yielding less than the average portfolio rates, given the current low interest rate environment.

  . Investment income growth for property-liability operations will continue to be adversely impacted by dividends paid to The Allstate Corporation.

DISPOSITIONS The 1997 net gain on dispositions of $46 million after-tax resulted primarily from the sale of the Company's interest in two Japanese insurance companies to its former joint venture partner. The 1996 net loss on dispositions of $60 million after-tax is due to the sales of the commercial and reinsurance businesses, the sale of renewal rights of certain Florida homeowners policies to Clarendon National Insurance Company ("Clarendon") and an increase in the provision for future losses established in connection with Allstate's decision to exit the mortgage guaranty insurance business. A gain of $93 million after-tax was realized in 1995 when the Company sold 70% of the common stock of The PMI Group, Inc. ("PMI"), a wholly owned subsidiary, in an initial public offering.

PERSONAL PROPERTY AND CASUALTY (PP&C) UNDERWRITING SUMMARY

  Summarized financial data and key operating ratios for Allstate's PP&C operation for the years ended December 31, are presented in the following table.

                                                         1997    1996    1995
      ($ IN MILLIONS)                                   ------- ------- -------
      Premiums written                                  $18,787 $17,978 $16,941
                                                        ======= ======= =======
      Premiums earned                                   $18,600 $17,708 $16,524
      Claims and claims expense                          13,333  13,574  12,648
      Other costs and expenses                            4,126   3,718   3,576
                                                        ------- ------- -------
       Underwriting income                              $ 1,141 $   416 $   300
                                                        ======= ======= =======
       Catastrophe losses                               $   365 $   983 $   905
                                                        ======= ======= =======
      Operating ratios
       Claims and claims expense ("loss") ratio            71.7    76.7    76.5
       Expense ratio                                       22.2    21.0    21.6
                                                        ------- ------- -------
       Combined ratio                                      93.9    97.7    98.1
                                                        ======= ======= =======
       Effects of catastrophe losses on combined ratio      2.0     5.6     5.5
                                                        ======= ======= =======

PP&C PREMIUMS PP&C provides primarily private passenger auto and homeowners insurance to individuals. The Company separates the voluntary personal auto insurance business into two categories for underwriting purposes according to insurance risks: the standard market and the non-standard market. The standard market consists of drivers who meet certain criteria which classifies them as having low to average risk of loss expectancy. The non-standard market consists of drivers who have higher-than-average risk profiles due to their driving records, lack of prior insurance or the types of cars they own. These policies are written at rates higher than standard auto rates.

  The Company's marketing strategy for standard auto and homeowners varies by geographic area. The strategy for standard auto is to grow business more rapidly in areas where the regulatory climate is more conducive to attractive returns. The strategy for homeowners is to manage exposure on policies in areas where the potential loss from catastrophes exceeds acceptable levels. The process to designate geographic areas as growth and limited growth is dynamic and may be revised as changes occur in the legal, regulatory and economic environments, as catastrophe exposure is reduced and as new products are approved and introduced. Less than 6% of the total United States population resides in areas designated by the Company as standard auto limited growth markets. As a result of the Company's efforts to introduce policy changes and purchase catastrophe reinsurance coverage, the homeowners limited growth markets have been reduced to areas where approximately 13% of the United States population resides.

  Standard auto premiums written increased 4.4% in 1997, to $10.85 billion, from $10.39 billion in 1996, primarily due to higher average premiums and an increase in the number of policies in force. Standard auto premiums written increased 2.6% in 1996, from $10.13 billion in 1995, primarily due to increases in renewal policies in force and average premiums. The increase in policies in force for both periods was achieved in markets designated for growth and was partially offset by a slight decline in policies in force in limited growth markets. Increases in average premiums for both periods were primarily attributable to a shift to newer and more expensive autos, and to a lesser extent, rate increases. Rate increases are based in part on indicated loss trends and are generally limited by regulatory and competitive considerations.

  Non-standard auto premiums written increased 14.7% in 1997, to $3.16 billion, from $2.76 billion in 1996, which was an increase of 27.3% over 1995 premiums of $2.17 billion. The increase for both periods was a result of an increase in renewal policies in force and, to a lesser extent, average premiums. Management believes non-standard auto premiums written for 1997 were adversely impacted by competitive pressures and administrative requirements, which were intended to improve retention and decrease expenses related to the collection of premiums.

  Homeowners premiums written decreased 2.0% in 1997, to $2.98 billion, from $3.04 billion in 1996. Homeowners premiums written were adversely impacted by the Company's catastrophe management initiatives in California, Florida and the northeastern portion of the United States ("Northeast"). Excluding California and Florida, homeowners premiums written increased 5.3% over 1996. Homeowners premiums written increased 4.4% in 1996, to $3.04 billion, from $2.92 billion in 1995. The increase in premiums was primarily due to higher average premiums and a slight increase in policies in force. The higher average premiums were primarily due to rate increases in catastrophe exposure areas, principally Florida in 1996 and California in 1995, and the effect of policy provisions which adjust for inflation. Growth in policies in force primarily occurred in areas targeted for growth and was partially offset by reductions in policies in certain areas prone to catastrophes. In November 1996, after the introduction of the California Earthquake Authority ("CEA"), the Company returned to writing new homeowners policies in California.

PP&C UNDERWRITING RESULTS Underwriting income increased to $1.14 billion in 1997 from $416 million in 1996. The increase was due to substantially lower catastrophe losses, increased premiums earned, and favorable weather-related loss frequency (rate of claim occurrence) and favorable auto injury claim severity (average cost per claim) trends. Catastrophe losses for 1997 were $365 million compared with $983 million and $905 million in 1996 and 1995, respectively. Underwriting income increased to $416 million in 1996 from $300 million in 1995. The increase was primarily due to increased premiums earned and favorable auto claim severity and expense trends, which were partially offset by an increase in loss frequency trends and catastrophe losses.

  Changes in claim severity are generally influenced by inflation in the medical and auto repair sectors of the economy and the Company's loss control programs. Injury claims are affected by medical cost inflation while physical damage claims are affected largely by auto repair cost inflation and used car prices. Management believes that favorable bodily injury coverage severity trends in 1997, 1996 and 1995 are due, in part, to the Company's bodily injury loss initiatives, as well as favorable economic trends. The Company's bodily injury loss initiatives include the centralization of claim functions to facilitate the consistent application of evaluation and claim settlement processes, using state-of-the-art practices and systems. The Company's injury coverage severity decreased slightly in 1997 compared to 1996, after a decline in 1996 from 1995 and it trended favorably as compared to the medical cost inflation index and available industry information.

  For physical damage coverage, the Company monitors its rate of increase in average cost per claim against the Body Work price index and the Used Car price index. The Company's rate of increase in physical damage coverage severity was consistent with these benchmark indices in 1997. In 1996 it was slightly higher than the indices but improved from the prior year. During 1997, the Company continued the testing and training phase of redesigned claim settlement processes for auto physical damage claims.

MANAGEMENT'S DISCUSSION AND ANALYSIS

  During 1997, standard auto, non-standard auto and homeowners claim frequencies decreased due partially to favorable weather conditions throughout the year. Management believes underwriting initiatives designed to improve the quality of standard auto and homeowners new business also contributed to favorable claim frequency trends. During 1996, lower loss costs due to reduced auto injury frequencies were more than offset by an increase in auto physical damage and homeowners frequencies. The increase in frequencies was primarily the result of severe winter storms in the first quarter of 1996. Non-standard auto claim frequencies increased in 1996, consistent with new business growth.

  The 1997 expense ratio increased compared to 1996 due primarily to the Company's investment in technology initiatives intended to grow the business. The 1996 expense ratio benefited from a change in the components of acquisition costs deferred, which was partially offset by increased investments in technology. During 1996, the Company changed the components of the acquisition costs deferred to include all forms of agent remuneration, which vary directly with premium production, in order to more appropriately match the costs of acquiring business to the related revenue and to increase the consistency of accounting for agent remuneration despite differing contractual agreements with agents. This change had a favorable impact to 1996 underwriting income of $111 million or .6 points in the expense ratio.

CATASTROPHE LOSSES AND CATASTROPHE MANAGEMENT Catastrophes are an inherent risk of the property-liability insurance business which have contributed, and will continue to contribute, to material year-to-year fluctuations in Allstate's results of operations and financial position.

  The level of catastrophe losses experienced in any year cannot be predicted and could be material to results of operations and financial position. The Company has experienced two severe catastrophes in recent years which resulted in losses of $2.33 billion (net of reinsurance) relating to Hurricane Andrew in 1992 and $1.75 billion relating to the Northridge earthquake in 1994. While management believes the Company's catastrophe management initiatives, described below, will greatly reduce the severity of future losses, the Company continues to be exposed to similar or greater catastrophes.

  The establishment of appropriate reserves for catastrophes, as for all outstanding property-liability claims, is an inherently uncertain process. Catastrophe reserve estimates are regularly reviewed and updated, using the most current information. Any resulting adjustments, which may be material, are reflected in current operations.

  Allstate has implemented initiatives to limit, over time, subject to the requirements of insurance laws and regulations and as limited by competitive considerations, its insurance exposures in certain regions prone to catastrophes. These initiatives include limits on new business production, limitations on certain policy coverages, increases in deductibles, policy brokering and participation in catastrophe pools. In addition, Allstate has requested and received rate increases and expanded its use of deductibles in certain regions prone to catastrophes. During 1997, the Company continued to make substantial progress in reducing its exposure to catastrophes in Florida, California and the Northeast.

  Allstate continues to support passage of legislation in Congress such as the Homeowner's Insurance Availability Act which could, if enacted, lessen the impact to Allstate of catastrophic natural disasters such as hurricanes and earthquakes. Allstate is a founding member of the coalition whose members include property insurers and insurance agents. This group is promoting a measure that would provide federal reinsurance to state disaster plans. On February 9, 1998, the House Banking Subcommittee on Housing and Community Opportunity submitted the Homeowner's Insurance Availability Act to the full committee. The Company is unable to determine whether, or in what form, such proposed legislation could be enacted or what the effect on the Company would be.

  For Allstate, major areas of potential losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Exposure to potential earthquake losses in California is limited by the Company's participation in the CEA. Other areas in the United States with exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington. Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses in these and other areas.

  Florida Hurricanes During 1997, the Company continued implementation of its plan to reorganize its Florida property business in order to manage its exposure to hurricane losses. The Allstate Floridian Insurance Company ("Floridian") was formed in 1996, to sell and service Allstate's Florida property policies. Existing Allstate Insurance Company ("AIC") property policies are transferred to Floridian as the policies are renewed. By the end of 1997, AIC transferred nearly all of its property policies to Floridian. The remaining property policies will be transferred in 1998. Floridian entered into a catastrophe reinsurance agreement with a non-affiliated entity which provides access to 80% of $500 million of catastrophe reinsurance protection in excess of $1.00 billion, up to an aggregate limit of $800 million through 1999. In addition, Floridian has access to 90% of an estimated $600 million of reinsurance from the Florida Hurricane Catastrophe Fund. In 1996 and 1997, Allstate non-renewed 156,000 Florida property policies with annual premiums of $90 million, completing its agreement to sell the renewal rights to Clarendon.

  Northeast Hurricanes The Company has entered into a three-year excess of loss reinsurance contract covering property policies in the Northeast, effective June 1, 1997. The reinsurance program provides up to 95% of $500 million of reinsurance protection for catastrophe losses in excess of an estimated $750 million retention subject to a limit of $500 million in any one year and an aggregate limit of $1.00 billion over the three-year contract period.

  California Earthquakes In late 1996 the CEA commenced operation. The CEA is a privately-financed, publicly-managed state agency created to provide coverage for earthquake damage resulting from seismic events. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or participation in the CEA. By the end of 1997, nearly all of Allstate's traditional earthquake policies and mini-earthquake policies were renewed into the CEA or the customer decided to non-renew their earthquake insurance. The Company's homeowners policy will continue to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not written by the CEA.

  Approximately $700 million of the capital needed to create the CEA was obtained from assessments of participating insurance companies. In 1996, Allstate's pretax assessment, including related expenses, was approximately $150 million. Additional capital needed to operate the CEA will be obtained through assessments of participating insurance companies, reinsurance and bond issuances funded by policyholder assessments. Allstate may be assessed in the future depending on the capital level of the CEA. All future assessments to participating CEA insurers are based on their homeowners insurance market share, as of December 31 of the preceding year. Allstate does not expect its portion of these additional contingent assessments, if needed during 1998, to exceed $700 million, assuming its current market share does not materially change. Management believes Allstate's exposure to earthquake losses in California has been significantly reduced as a result of its participation in the CEA.

PP&C OUTLOOK

  . The Company continues to invest in its agent sales force. In addition, the Company has a strategic initiative to improve agencies' productivity to sell to and service customers and to align local processes, programs and policies, including workers classification, with Company objectives.
  . Standard auto average premiums written will be impacted by lower rate increases resulting, in part, from favorable loss trends and regulatory and competitive considerations.
  . The growth rate of non-standard auto premiums is expected to continue to decline as the market matures. PP&C intends to grow non-standard auto premiums written, in part, by expanding its independent agent distribution channel.
  . An opportunity exists to grow homeowners premiums as the implementation of catastrophe management initiatives allows the Company to re-enter certain homeowners markets.
  . The Company will continue to design and implement processes to control the costs of settling claims.
  . The Company plans to expand its domestic and international presence through the development of start-up operations, acquisitions or partnerships.

MANAGEMENT'S DISCUSSION AND ANALYSIS

DISCONTINUED LINES AND COVERAGES UNDERWRITING SUMMARY

  Summarized underwriting results for the years ended December 31, for Discontinued Lines and Coverages are presented in the following table.

                               1997 1996 1995
      ($ IN MILLIONS)          ---- ---- ----
      Total underwriting loss  $18  $501 $363
                               ===  ==== ====

  Discontinued Lines and Coverages consists of business no longer written by Allstate, including results from environmental, asbestos and mass tort losses, mortgage pool business and other commercial business in run-off, as well as the historical results of the commercial and reinsurance businesses sold in 1996.

  In 1997, the Company updated its evaluation of environmental, asbestos and mass tort reserves, which did not result in any change in the recorded net loss reserves. During 1996, the Company completed a comprehensive re-evaluation of Discontinued Lines and Coverages net loss reserves, including the process for estimating and identifying available reinsurance, which resulted in an increase in net loss reserves of $318 million. The increase in net loss reserves consisted of several components, including a $244 million increase in environmental and asbestos net loss reserves, a $60 million increase in net loss reserves for mass tort exposures and a $14 million increase in the provision for future insolvencies of reinsurers.

  In 1996, the Company sold certain of its commercial and reinsurance businesses. See Note 3 to the consolidated financial statements.

PROPERTY-LIABILITY CLAIMS AND CLAIMS EXPENSE RESERVES

  Underwriting results of the property-liability operations are significantly influenced by estimates of property-liability claims and claims expense reserves (see Note 6 to the consolidated financial statements). These reserves are an accumulation of the estimated amounts necessary to settle all outstanding claims, including claims which are incurred but not reported ("IBNR"), as of the reporting date. These reserve estimates are based on known facts and interpretation of circumstances, including Allstate's experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims and product mix, as well as other factors including court decisions, economic conditions and public attitudes. The effects of inflation are implicitly considered in the reserving process. The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Allstate regularly updates its reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determined to be needed.

  Changes in Allstate's estimate of prior year net loss reserves at December 31, are summarized in the following table.

                                             1997   1996   1995
      ($ IN MILLIONS)                        -----  -----  -----
      Reserve re-estimates due to:
        Environmental and asbestos claims    $   -  $ 335  $  82
        All other property-liability claims   (677)  (671)  (507)
                                             -----  -----  -----
      Pretax reserve decrease                $(677) $(336) $(425)
                                             =====  =====  =====

  Favorable calendar year reserve development in 1997, 1996 and 1995 was the result of favorable injury severity trends in each of the three years. For 1996 and 1995, this favorable development more than offset adverse development in Discontinued Lines and Coverages. The favorable injury severity trend during this three-year period was largely due to lower than anticipated medical cost inflation for personal auto injury claims and improvements in the Company's claim settlement processes. The reduction in the anticipated medical cost inflation trend has emerged over time as actual claim settlements validated the effect of the steady decline in the rate of inflation. Although improvements in the Company's claim settlement process have contributed to favorable severity development of personal injury claims during the past three years, the new processes have caused an increase in the number of claims outstanding. The Company expects the rate of increase in claims outstanding to stabilize in 1998; however, the number of outstanding claims may not be reduced to levels previously reported due to an increase in the time required to complete the new claim settlement processes. In addition, while the claim settlement process changes are believed to have contributed to favorable severity trends on closed claims, these changes introduce a greater degree of variability in reserve estimates for the remaining outstanding claims at December 31, 1997. Future reserve development releases, if any, will depend on the continuation of the favorable loss trends.

  Allstate's exposure to environmental, asbestos and mass tort claims stem principally from excess and surplus business written from 1972 through 1985, including substantial excess and surplus general liability coverages on Fortune 500 companies, and reinsurance coverage written during the 1960s through the 1980s, including reinsurance on primary insurance written on large United States companies. Mass tort exposures primarily relate to product liability claims, such as those for medical devices and other products, and general liabilities.

  In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion," which excluded coverage for environmental damage claims and added an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage, and policies issued after 1986 also have an annual aggregate limit as to all coverages. Allstate's experience to date is that these policy form changes have effectively limited its exposure to environmental and asbestos claim risks assumed, as well as primary commercial coverages written, for most policies written in 1986 and all policies written after 1986.

  Establishing net loss reserves for environmental, asbestos and mass tort claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insured's with potential exposure, unresolved legal issues regarding policy coverage, availability of reinsurance and the extent and timing of any such contractual liability. The legal issues concerning the interpretation of various insurance policy provisions and whether those losses are, or were ever intended to be covered, are complex. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insured obligation to defend; how policy limits are determined; how policy exclusions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future.

  The table below summarizes reserves and claim activity for environmental and asbestos claims before (Gross) and after (Net) the effects of reinsurance for the past three years.

                                          1997         1996         1995
($ IN MILLIONS)                        -----------  -----------  -----------
                                       GROSS  NET   GROSS  NET   GROSS  NET
                                       -----  ----  -----  ----  -----  ----
ENVIRONMENTAL CLAIMS
Beginning reserves                     $ 947  $722  $944   $520  $940   $508
Businesses sold                            -     -   (11)    (9)    -      -
Incurred claims and claims expense         -     -    69    255    65     59
Claims and claims expense paid           (62)  (37)  (55)   (44)  (61)   (47)
                                       -----  ----  ----   ----  ----   ----
Ending reserves                        $ 885  $685  $947   $722  $944   $520
                                       =====  ====  ====   ====  ====   ====
Survival ratio - environmental claims   14.3  18.5  17.2   16.4  15.5   11.1
                                       =====  ====  ====   ====  ====   ====
ASBESTOS CLAIMS
Beginning reserves                     $ 774  $510  $724   $501  $800   $547
Businesses sold                            -     -   (16)   (12)    -      -
Incurred claims and claims expense         -     -   161     80    22     23
Claims and claims expense paid          (169)  (93)  (95)   (59)  (98)   (69)
                                       -----  ----  ----   ----  ----   ----
Ending reserves                        $ 605  $417  $774   $510  $724   $501
                                       =====  ====  ====   ====  ====   ====
Survival ratio - asbestos claims         3.6   4.5   8.1    8.6   7.4    7.3
                                       =====  ====  ====   ====  ====   ====
Survival ratio - environmental and
 asbestos combined                       6.5   8.5  11.5   12.0  10.5    8.8
                                       =====  ====  ====   ====  ====   ====

  The survival ratio is calculated by taking the Company's ending reserves divided by payments made during the year. It should be noted, however, that this is an extremely simplistic approach to measuring the adequacy of environmental and asbestos reserve levels. Many factors, such as mix of business, level of coverage provided and settlement procedures have significant impacts on the amount of environmental and asbestos claims and claims expense reserves, ultimate payments thereof and the resultant ratio. As payments result in corresponding reserve

MANAGEMENT'S DISCUSSION AND ANALYSIS
reductions, survival ratios can be expected to vary over time. In 1997, the asbestos survival ratio declined due to the payment of unusually large asbestos claim settlements and commutations. Management does not anticipate unusually large payments and commutations in 1998 that would impact the survival ratio to the same degree as in 1997.

  Pending, new, total closed and closed without payment claims for environmental and asbestos exposures for the years ended December 31, are summarized in the following table.

                                   1997    1996    1995
      NUMBER OF CLAIMS            ------  ------  ------
      Pending, beginning of year  16,075  18,250  18,080
      New                          1,728   2,140   3,060
      Total closed                (1,838) (2,970) (2,890)
      Businesses sold                  -  (1,345)      -
                                  ------  ------  ------
      Pending, end of year        15,965  16,075  18,250
                                  ======  ======  ======
      Closed without payment       1,311   2,300   2,100
                                  ======  ======  ======

  Approximately 57%, 64% and 56% of the total net environmental and asbestos reserves at December 31, 1997, 1996 and 1995, respectively, represents IBNR.

  Allstate's reserves for environmental coverage could be affected by the existing federal Superfund law and similar state statutes. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims. Management is unable to determine the effect, if any, that such legislation will have on results of operations or financial position.

  Management believes its net loss reserves for environmental, asbestos and mass tort exposures are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in the loss reserves. In addition, while the Company believes the improved actuarial techniques and databases have assisted in its ability to estimate environmental, asbestos and mass tort net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable loss. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserves that may be required.

PROPERTY-LIABILITY REINSURANCE CEDED The Company acquires reinsurance to limit aggregate and single exposures on large risks. Allstate has purchased reinsurance primarily to mitigate losses arising from catastrophes and long-tail liability lines, including environmental, asbestos and mass tort exposures. The Company continues to have primary liability as a direct insurer for risks reinsured. Allstate has entered into a three-year excess of loss reinsurance contract covering Florida property policies, effective January 1, 1997, which provides up to 80% of $500 million of reinsurance protection for catastrophe losses in excess of $1.00 billion, up to an aggregate limit of $800 million. In addition, Allstate has access to 90% of an estimated $600 million of reinsurance from the Florida Hurricane Catastrophe Fund. Allstate also entered into a three-year excess of loss reinsurance contract covering property policies in the Northeast, effective June 1, 1997. The reinsurance program provides up to 95% of $500 million of reinsurance protection for catastrophe losses in excess of an estimated $750 million retention subject to a limit of $500 million in any one year and an aggregate limit of $1.00 billion over the three-year contract period. Additionally, in connection with the sale of the Company's reinsurance business to SCOR U.S. Corporation (see Note 3 to the consolidated financial statements) in 1996, Allstate entered into a reinsurance agreement for the post-1984 reinsurance liabilities. These reinsurance arrangements have not had a material effect on Allstate's liquidity or capital resources.

  The impact of reinsurance activity on Allstate's reserve for claims and claims expense at December 31, 1997, and incurred claims and claims expense for the year ended December 31, 1997, are summarized in the following tables.

                            GROSS CLAIMS      REINSURANCE         REINSURANCE
                             AND CLAIMS      RECOVERABLE ON   RECOVERABLE AS % OF
                          EXPENSE RESERVES UNPAID CLAIMS, NET TOTAL GROSS RESERVES
($ IN MILLIONS)           ---------------- ------------------ --------------------
Mandatory pools & facil-
 ities                        $   659            $  592               3.4%
Environmental & asbestos        1,491               389               2.2
Disposition of opera-
 tions                            293               293               1.7
Other                          14,960               356(/1/)          2.0
                              -------            ------               ---
  Total property-liabil-
   ity                        $17,403            $1,630               9.3%
                              =======            ======               ===
---------
(1) Composed primarily of reinsurance related to Discontinued Lines and
    Coverages.

                                                                CEDED CLAIMS AND
                                                                 CLAIMS EXPENSE
                               CEDED        CEDED CLAIMS AND  AS % OF GROSS CLAIMS
                          EARNED PREMIUMS    CLAIMS EXPENSE    AND CLAIMS EXPENSE
($ IN MILLIONS)           ---------------- ------------------ --------------------
Mandatory pools & facil-
 ities                        $   255            $  220               1.6%
Environmental & asbestos            -                 -                 -
Disposition of opera-
 tions                              -                29                .2
Other                             111                65                .5
                              -------            ------               ---
  Total property-liabil-
   ity                        $   366            $  314               2.3%
                              =======            ======               ===

  Reinsurance has been placed with insurance companies based on the evaluation of the financial security of the reinsurer, terms of coverage and price. Recent developments in the insurance industry have resulted in environmental, asbestos and mass tort exposures being segregated into separate legal entities with dedicated capital. These actions have been supported by regulatory bodies in certain cases. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future. The Company had amounts recoverable from Lloyd's of London of $117 million and $127 million at December 31, 1997 and 1996, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years prior to 1993. The impact, if any, of the restructuring on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors ("Names") who have unlimited liability. Excluding mandatory pools and facilities no other amount due or estimated to be due from any one property-liability reinsurer was in excess of $76 million and $78 million at December 31, 1997 and 1996, respectively.

  Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of loss reserves. Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers and amounts recoverable therefrom are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded. The pretax provisions for uncollectible reinsurance were $18 million and $133 million in 1996 and 1995, respectively. No provision was recorded in 1997. The allowance for uncollectible reinsurance was $147 million and $163 million at December 31, 1997 and 1996, respectively.

  Allstate enters into certain intercompany insurance and reinsurance transactions for the property-liability and life and annuity operations. Allstate enters into these transactions as a sound and prudent business practice in order to maintain underwriting control and spread insurance risk among various legal entities. These reinsurance agreements have been approved by the appropriate regulatory authorities. All material intercompany transactions have been eliminated in consolidation.

MANAGEMENT'S DISCUSSION AND ANALYSIS

LIFE AND ANNUITY 1997 HIGHLIGHTS

  . Separate Account assets increased 36.6% driven by 18.6% growth in variable annuity product sales, as well as strong performance in the underlying funds.
  . Operating income increased 2.4% due to increased investments and favorable mortality experience driven by growth of life insurance in force.
  . Net income increased 28.1% due primarily to an increase in realized capital gains and improved operating results.

LIFE AND ANNUITY OPERATIONS

                                                       1997     1996    1995
      ($ IN MILLIONS)                                 -------  ------- -------
      Statutory premiums and deposits                 $ 4,946  $ 5,157 $ 4,874
                                                      =======  ======= =======
      Investments                                     $29,759  $28,037 $27,256
      Separate Account assets                           7,582    5,551   3,809
                                                      -------  ------- -------
      Investments, including Separate Account assets  $37,341  $33,588 $31,065
                                                      =======  ======= =======
      Premiums and contract charges                   $ 1,502  $ 1,336 $ 1,368
      Net investment income                             2,085    2,045   1,992
      Contract benefits                                 2,415    2,313   2,381
      Operating costs and expenses                        602      511     475
                                                      -------  ------- -------
      Income from operations                              570      557     504
      Income tax expense on operations                    193      189     177
                                                      -------  ------- -------
      Operating income                                    377      368     327
      Realized capital gains and losses, after-tax        123       20      10
      Loss on disposition of operations, after-tax         (3)       -       -
                                                      -------  ------- -------
      Net income                                      $   497  $   388 $   337
                                                      =======  ======= =======

LIFE AND ANNUITY PREMIUMS, DEPOSITS AND CONTRACT CHARGES The life and annuity operations of Allstate ("Allstate Life") market a broad line of life insurance, annuity and group pension products through a combination of Allstate agents which include life specialists, banks, independent agents, brokers and direct response marketing.

  Statutory premiums and deposits include premiums and deposits for all products. Excluding group pension products, for which sales are based on Allstate Life's assessment of market opportunities, statutory premiums and deposits increased $93 million, or 2.2%, in 1997 and $434 million, or 11.3%, in 1996. Total statutory premiums and deposits decreased $211 million, or 4.1%, in 1997 and increased $283 million, or 5.8%, in 1996. Statutory premiums and deposits by product line for years ended December 31, are summarized in the following table.

                               1997   1996   1995
      ($ IN MILLIONS)         ------ ------ ------
      Life products
       Universal life         $  804 $  778 $  660
       Traditional               317    307    271
       Other                     188    238    222
      Annuity products
       Fixed                   1,638  1,755  2,275
       Variable                1,427  1,203    419
      Group pension products     572    876  1,027
                              ------ ------ ------
          Total               $4,946 $5,157 $4,874
                              ====== ====== ======

  Sales of universal life and traditional life products through Allstate agents and independent agents grew in both 1997 and 1996. Strong sales of variable annuities through the broker, bank and independent agent distribution channels resulted in an 18.6% increase in 1997, following significant growth in 1996. The interest rate environment continues to make variable annuity products more attractive than fixed annuity products, as evidenced by the decline in fixed annuity sales in 1997 and 1996.

  Life and annuity premiums and contract charges under generally accepted accounting principles ("GAAP") increased 12.4% in 1997 and decreased 2.3% in 1996. Under GAAP, revenues exclude deposits on most annuity contracts and premiums on universal life insurance policies, and will vary with the mix of business sold during the period. In 1997, the increase was primarily attributable to an increase in sales of life-contingent structured settlement annuities, while the decrease in 1996 was primarily the result of decreased sales of these annuities. In addition, contract charges, primarily on universal life policies and variable annuity contracts, increased 14.7% in 1997 and 16.1% in 1996.

LIFE AND ANNUITY NET INVESTMENT INCOME Pretax net investment income increased 1.9% in 1997 and 2.7% in 1996. The increases are due primarily to higher investment balances in each period. Investments, excluding Separate Account assets and unrealized gains on fixed income securities, grew 3.7% and 5.6% in 1997 and 1996, respectively. The increases in net investment income were partially offset by slightly lower portfolio yields. In low interest rate environments as have existed in 1997 and 1996, funds from maturing investments may be invested at substantially lower interest rates than which prevailed when the funds were previously invested, thereby reducing the average portfolio yield.

REALIZED CAPITAL GAINS AND LOSSES Realized capital gains increased in 1997 due to the sale of equity securities, releases of allowances on impaired mortgage loans due to improved real estate markets and the receipt of premiums related to the pre-payment of privately-placed fixed maturity investments. Realized capital gains increased in 1996 compared to 1995 primarily due to a decrease in mortgage loan losses and increased premiums due to the pre-payment of privately-placed fixed maturity investments.

LIFE AND ANNUITY OPERATING INCOME Operating income increased 2.4% in 1997 and 12.5% in 1996. The increases in 1997 and 1996 resulted primarily from growth in investments, favorable mortality experience driven by growth of life insurance in force and income generated from new annuity business. In 1997, increased expenses partially offset operating income gains. Higher expenses resulted from growth in new business, investments in technology and the recognition of costs associated with the consolidation of certain facilities. In 1996, a decrease of amortization expense relating to deferred policy acquisition costs also contributed to the operating income improvement over 1995.

LIFE AND ANNUITY OUTLOOK

  . Allstate Life's ability to grow premiums and increase earnings is dependent on continuing to:
   -Accelerate the development of market-focused and customer-focused products;
   -Increase cross-sales of life and annuity products to existing Allstate customers;
   -Expand market reach by partnering with new carriers in the bank and broker distribution channels;
   -Offer a variety of competitive fee-based and spread-based products to satisfy customer preferences in various interest rate environments; and -Leverage existing scale to increase efficiency and effectiveness, in part, through investments in technology and the consolidation of certain facilities.
  . Group pension product sales, including guaranteed investment contracts, will continue to be based on Allstate Life's assessment of market opportunities.

MARKET RISK

  Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. The Company's primary market risk exposures are to changes in interest rates, although the Company also has certain exposures to changes in equity prices and foreign currency exchange rates.

  The active management of market risk is integral to the Company's operations. The Company may use the following approaches to manage its exposure to market risk within defined tolerance ranges: 1) rebalance its existing asset or liability portfolios, 2) change the character of future investments purchased or 3) use derivative instruments

MANAGEMENT'S DISCUSSION AND ANALYSIS
to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased. See Note 5 to the consolidated financial statements for a more detailed discussion of these instruments.

CORPORATE OVERSIGHT The Company generates substantial investable funds from its two primary business operations, property-liability and life and annuity. In formulating and implementing policies for investing new and existing funds, the Company seeks to earn returns that enhance its ability to offer competitive rates and prices to customers while contributing to attractive and stable profits and long-term capital growth for the Company. Accordingly, the Company's investment decisions and objectives are a function of the underlying risks and product profiles of each primary business operation.

  The Company administers and oversees investment risk management processes primarily through three oversight bodies: the Boards of Directors and Investment Committees of its operating subsidiaries, and the Credit and Risk Management Committee ("CRMC"). The Boards of Directors and Investment Committees provide executive oversight of investment activities. The CRMC is a senior management committee consisting of the Chief Investment Officer, the Investment Risk Manager, and other investment officers who are responsible for the day-to-day management of market risk. The CRMC meets at least monthly to provide detailed oversight of investment risk, including market risk.

  The Company has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, the Company has specific investment policies for each of its affiliates that delineate the investment limits and strategies that are appropriate given each entity's liquidity, surplus, product and regulatory requirements.

  The Company manages its exposure to market risk through asset allocation limits, duration limits, value-at-risk limits, and, as appropriate, stress tests. Asset allocation limits place restrictions on the aggregate fair value which may be invested within an asset class. Duration limits on the aggregate property-liability and life and annuity investment portfolios, and, as appropriate, on individual components of these portfolios, place restrictions on the amount of interest rate risk which may be taken. Value-at-risk measures the potential loss in fair value that could arise from adverse movements in the fixed income, equity, and currency markets over a time interval, based on historical volatilities and correlations between market risk factors. Stress tests measure downside risk to fair value and earnings over longer time intervals and/or for adverse market scenarios.

  The day-to-day management of market risk within defined tolerance ranges occurs as portfolio managers buy and sell within their respective markets based upon the acceptable boundaries established by asset allocation, duration and other limits, including but not limited to credit and liquidity.

  Although the Company applies a common overall governance approach to market risk where appropriate, the underlying asset-liability frameworks, and accounting and regulatory environments differ markedly between property-liability and life and annuity operations. These differing frameworks affect each operations investment decisions and risk parameters.

INTEREST RATE RISK Interest rate risk is the risk that the Company will incur economic losses due to adverse changes in interest rates. This risk arises from many of the Company's primary activities, as the Company invests substantial funds in interest-sensitive assets and also has certain interest-sensitive liabilities, primarily in its life and annuity operations.

  The Company manages the interest rate risk inherent in its assets relative to the interest rate risk inherent in its liabilities. One of the measures the Company uses to quantify this exposure is duration. Duration measures the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase 1%, the fair value of an asset with a duration of 5 years is expected to decrease in value by approximately 5%. At December 31, 1997, the difference between the Company's asset and liability duration was approximately .45 years. This positive duration gap indicates that the fair value of the Company's assets is somewhat more sensitive to interest rate movements than the fair value of its liabilities.

  The major portion of the Company's duration gap is determined by its property-liability operations, with the primary liabilities of these operations being auto and homeowners claims. In the management of investments supporting this business, property-liability adheres to an objective of maximizing total after-tax return on capital and earnings while ensuring the safety of funds under management and adequate liquidity. This objective generally results in a duration mismatch between property-liability's assets and liabilities within a defined tolerance range.

  Allstate Life seeks to invest premiums and deposits to create future cash flows that will fund future claims, benefits and expenses, and earn stable margins across a wide variety of interest rate and economic scenarios. In order to achieve this objective and limit its exposure to interest rate risk, Allstate Life adheres to a philosophy of managing the duration of assets and related liabilities. Allstate Life uses interest rate swaps, futures, forwards, caps and floors to reduce the interest rate risk resulting from duration mismatches between assets and liabilities. In addition, Allstate Life uses financial futures to hedge the interest rate risk related to anticipatory purchases and sales of investments and product sales to customers.

  To calculate duration, the Company projects asset and liability cash flows, and discounts them to a net present value basis using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates, and determining the percentage change in fair value from the base case. The cash flows used in the model reflect the expected maturity and repricing characteristics of the Company's derivative financial instruments, all other financial instruments (see Note 5 to the consolidated financial statements), and certain non-financial instruments including unearned premiums, property-liability insurance reserves and interest-sensitive annuity liabilities. The projections include assumptions (based upon historical market and Company specific experience) reflecting the impact of changing interest rates on the prepayment, lapse, leverage and/or option features of instruments, where applicable. Such assumptions relate primarily to mortgage-backed securities, collateralized mortgage obligations, municipal housing bonds, callable municipal and corporate obligations, and fixed rate single and flexible premium deferred annuities. Additionally, the projections incorporate certain assumptions regarding the renewal of property-liability policies.

  Based upon the information and assumptions the Company uses in its duration calculation and in effect at December 31, 1997, management estimates that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would decrease the net fair value of its assets and liabilities identified above by approximately $782 million. In addition, there are $2.65 billion of assets supporting life insurance products which are not financial instruments and have not been included in the above analysis. In the event of a 100 basis point immediate increase in interest rates, these assets would decrease in value by $123 million. The selection of a 100 basis point immediate parallel increase in interest rates should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event.

  To the extent that actual results differ from the assumptions utilized, the Company's duration and rate shock measures could be significantly impacted. Additionally, the Company's calculation assumes that the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the impact of non-parallel changes in the term structure of interest rates and/or large changes in interest rates.

EQUITY PRICE RISK Equity price risk is the risk that the Company will incur economic losses due to adverse changes in a particular stock or stock index. At December 31, 1997, the Company had approximately $5.04 billion in common stocks and $2.08 billion in other equity investments (including primarily convertible securities and equity linked notes and options). Approximately 95% and 59% of these totals, respectively, represent invested assets of the property-liability operations.

  In addition to the above, at December 31, 1997, Allstate Life had $617 million in equity-indexed annuity liabilities which provide customers with contractually guaranteed participation in price appreciation of the Standard & Poor's 500 Composite Price Index ("S&P 500"). Allstate Life purchases equity-indexed options to hedge the risk associated with the price appreciation component of equity-indexed annuity liabilities. In addition to these options, Allstate Life has purchased equity-indexed options and notes as a means to diversify overall portfolio risk.

  The Company's largest equity exposure is to declines in the S&P 500; its portfolio of equity instruments has a beta of approximately .81. This means that, in general, if the S&P 500 decreases by 10%, management estimates that the fair value of its equity portfolio will decrease by approximately 8.1%. Likewise, if the S&P 500 increases by 10%, management estimates that the fair value of its equity portfolio will increase by approximately 8.1%.

MANAGEMENT'S DISCUSSION AND ANALYSIS

  Based upon the information and assumptions the Company uses in its beta calculation and in effect at December 31, 1997, management estimates that an immediate decrease in the S&P 500 of 10% would decrease the net fair value of the Company's assets and liabilities identified above by approximately $575 million. The selection of a 10% immediate decrease in the S&P 500 should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event.

  Beta was measured by regressing the monthly stock price movements of the equity portfolio against movements in the S&P 500 over a two year historical period. Since beta is historically based, projecting future price volatility using this method involves an inherent assumption that historical volatility and correlation relationships will remain stable. Therefore, the results noted above may not reflect the Company's actual experience if future volatility and correlation relationships differ from such historical relationships.

FOREIGN CURRENCY EXCHANGE RATE RISK Foreign currency risk is the risk that the Company will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises from the Company's foreign equity investments and its international operations. The Company also has certain fixed income securities that are denominated in foreign currencies; however, the Company uses derivatives to hedge the foreign currency risk of these securities (both interest payments and the final maturity payment). At December 31, 1997, the Company had approximately $588 million in foreign currency denominated equity securities and an additional $169 million net investment in foreign subsidiaries. Approximately 85% of the total of these two sources of currency exposure are included in the property-liability operations.

  Based upon the information and assumptions in effect at December 31, 1997, management estimates that a 10% immediate unfavorable change in each of the foreign currency exchange rates to which the Company is exposed would decrease the net fair value of its foreign currency denominated instruments (identified above) by approximately $76 million. The selection of a 10% immediate decrease in all currency exchange rates should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event. The Company's exposure is well diversified across approximately 43 countries; no individual country constitutes more than 16% of the Company's total exposure. The Company's primary regional exposure is to Western Europe (approximately 60%). The largest individual currency exposures are to the Canadian dollar/U.S. dollar and the U.K. pound/U.S. dollar.

  The modeling technique the Company uses to calculate its exposure does not take into account correlation among foreign currency exchange rates, or correlation among various markets (i.e., the foreign exchange, equity and fixed-income markets). Even though the Company believes it to be unlikely that all of the foreign currency exchange rates to which it is exposed would simultaneously decrease by 10%, the Company finds it meaningful to "stress test" its portfolio under this and other hypothetical extreme adverse market scenarios. The Company's actual experience may differ from the results noted above due to the correlation assumptions utilized, or if events occur that were not included in the methodology, such as significant liquidity or market events.

CAPITAL RESOURCES AND LIQUIDITY

CAPITAL RESOURCES The following table and discussion presents selected information at December 31, relevant to the Company's capital resources and liquidity.

                                                                1997    1996
      ($ IN MILLIONS)                                          ------- -------
      Total investments and cash                               $62,768 $58,445
      Equity securities                                          6,765   5,561
      Fixed income securities maturing in less than one year     1,933   1,518
      Short-term investments and cash                              907   1,394
      Short-term debt                                              199     152
      Long-term debt                                             1,497   1,234
      Mandatorily redeemable preferred securities of subsidi-
       ary trusts                                                  750     750
      Shareholders' equity                                      15,610  13,452

  . Allstate has a commercial paper program with an authorized borrowing limit of up to $1.00 billion to cover its short-term cash needs. The majority of the proceeds from the issuance of commercial paper have been used by the insurance operations for general purposes. At December 31, 1997, the Company had outstanding commercial paper borrowings of $199 million with a weighted average interest rate of 6.0%.

  . The Company maintains two credit facilities totaling $1.55 billion as a potential source of funds to meet short-term liquidity requirements, including a $1.50 billion, five-year revolving line of credit, expiring in 2001 and a $50 million, one-year revolving line of credit expiring in 1998. In order to borrow on the line of credit, AIC is required to maintain a specified statutory surplus level and the Company's debt to equity ratio (as defined in the agreement) must not exceed a designated level. These requirements are currently being met and management expects to continue to meet them in the future. There were no borrowings under the line of credit during 1997. Total borrowings under the combined commercial paper program and line of credit are limited to $1.55 billion.

  . In 1997, Allstate issued $250 million of 7.125% senior quarterly interest bonds due 2097. The Company will use the net proceeds for general purposes.
  . In 1996, Allstate issued $750 million of trust preferred securities due no later than 2045, $550 million at 7.95% and $200 million at 7.83% (see
    Note 10 to the consolidated financial statements).
  . At December 31, 1997, under a shelf registration statement filed with the Securities and Exchange Commission, the Company may issue up to $500 million of debt securities, preferred stock or debt warrants.

  . During 1998, $300 million of 5.875% notes become due. The Company has adequate borrowing capacity and cash flows from operations to retire these securities.

  . During 1998, $357 million of 6.76% Automatically Convertible Equity
    Securities ("ACES") become due. The ACES are exchangeable into shares of PMI common stock or cash with an equal value in lieu of such shares. The number of shares or the amount of such cash will be based on the average market price of PMI common stock on the 20 days immediately prior to maturity. The Company expects to exchange the ACES for shares of PMI common stock.
  . During 1997, the Company purchased for its treasury, 18 million shares of its common stock, at an average cost per share of $73.92.

  . On January 27, 1998, the Company announced a tender offer to purchase the outstanding shares of Pembridge Inc., a Canadian non-standard auto insurer, for approximately $275 million. The Company has adequate borrowing capacity and cash flows from operations to fund the purchase of this company.

FINANCIAL RATINGS AND STRENGTH The following table summarizes the Company's and its major subsidiaries, debt and commercial paper ratings and the insurance claims-paying ratings from various agencies at December 31, 1997.

                                                                  STANDARD A.M.
                                                          MOODY'S & POOR'S BEST
                                                          ------- -------- ----
      The Allstate Corporation (debt)                       A-1     A+     -
      The Allstate Corporation (commercial paper)           P-1     A-1    -
      Allstate Insurance Company (claims-paying ability)    Aa2     AA     A+
      Allstate Life Insurance Company (claims-paying
       ability)                                             Aa2     AA+    A+

  The capacity for Allstate's growth in premiums, like that of other insurers, is in part a function of its operating leverage. Operating leverage for property-liability companies is measured by the ratio of net premiums written to statutory surplus. Ratios in excess of 3 to 1 are considered outside the usual range by insurance regulators and rating agencies. AIC's premium to surplus ratio was 1.4x and 1.6x at December 31, 1997 and 1996, respectively.

  The National Association of Insurance Commissioners ("NAIC") has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurers RBC and a model law specifying regulatory actions if an insurers RBC falls below specified levels. The RBC formula for property-liability companies includes asset and credit risks but places more emphasis on underwriting factors for reserving and pricing. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 1997, RBC for each of the Company's property-liability and life and annuity companies was significantly above levels that would require regulatory actions.

LIQUIDITY The Allstate Corporation is a holding company whose principal operating subsidiary is AIC. The Company's principal sources of funds are dividend payments from AIC, intercompany borrowings, funds from the

MANAGEMENT'S DISCUSSION AND ANALYSIS
settlement of Company benefit plans and funds that may be raised periodically from the issuance of additional debt, including commercial paper or stock. The payment of dividends by AIC is subject to certain limitations imposed by insurance laws of the State of Illinois (see Note 12 to the consolidated financial statements). The Company's principal uses of funds are the payment of dividends to shareholders, share repurchases, intercompany lending to its insurance affiliates, debt service and additional investments in its affiliates.

  The principal sources of funds for the property-liability insurance operations are premiums, collections of principal, interest and dividends from the investment portfolio, and intercompany loans or equity investments from The Allstate Corporation. The principal uses of funds by the property-liability insurance operations are the payment of claims and related expenses, operating expenses and dividends to The Allstate Corporation, the purchase of investments, the repayment of intercompany loans and the settlement of Company benefit plans.

  The Company's property-liability operations typically generate substantial positive cash flows from operations as a result of most premiums being received in advance of the time when claim payments are required. These positive operating cash flows, along with that portion of the investment portfolio that is held in cash and highly liquid securities, commercial paper borrowings and the Company's line of credit have met, and are expected to continue to meet the liquidity requirements of the property-liability operations. Catastrophe claims, the timing and amount of which are inherently unpredictable, may create increased liquidity requirements for the property-liability operations of the Company.

  The principal sources of funds for Allstate Life are premiums, deposits, collection of principal, interest and dividends from the investment portfolio, and capital contributions from AIC, its parent. The primary uses of these funds are to purchase investments and pay policyholder claims, benefits, contract maturities, contract surrenders and withdrawals, operating costs, and dividends to AIC.

  The maturity structure of Allstate Life's fixed income securities, which represent 84.4% of Allstate Life's total investments, is managed to meet the anticipated cash flow requirements of the underlying liabilities. A portion of Allstate Life's diversified product portfolio, primarily fixed deferred annuity and universal life insurance products, is subject to discretionary surrender and withdrawal by contractholders. Total surrender and withdrawal amounts for Allstate Life were $1.90 billion, $1.57 billion and $1.73 billion in 1997, 1996 and 1995, respectively. As Allstate Life's interest-sensitive life policies and annuity contracts in force grow and age, the dollar amount of surrenders and withdrawals could increase, as in 1997. While the overall amount of surrenders may increase in the future, an increase in the level of surrenders relative to total contractholder account balances is not anticipated. The decrease in surrenders and withdrawals in 1996 is largely related to management actions taken to slow the surrender rate on certain annuity products, including raising renewal crediting rates. Management believes its assets are sufficiently liquid to meet future obligations to its life and annuity contractholders under various interest rate scenarios.

  The following table summarizes liabilities for interest-sensitive life and annuity products by their contractual withdrawal provisions at December 31, 1997. Approximately 11.3% of these liabilities are subject to discretionary withdrawal without adjustment.

      ($ IN MILLIONS)                                           1997
                                                               -------
      Not subject to discretionary withdrawal                  $10,136
      Subject to discretionary withdrawal with adjustments:
       Specified surrender charges(/1/)                         11,208
       Market value                                              1,408
                                                               -------
                                                                22,752
      Subject to discretionary withdrawal without adjustments    2,904
                                                               -------
        Total                                                  $25,656
                                                               =======

---------
(1) Includes $2.77 billion of liabilities with a contractual surrender charge of less than 5% of the account balance.

  The following table sets forth the weighted average investment yield and the weighted average interest crediting rates during the years ended December 31, 1997 and 1996 for Allstate Life's interest-sensitive life products (excluding variable life), fixed rate contracts (which include guaranteed investment contracts and structured settlement and group pension retirement annuity contracts) and flexible rate contracts (which include all other annuities except variable annuities).

                                                              WEIGHTED
                                                               AVERAGE
                                                              INTEREST
                                        WEIGHTED AVERAGE      CREDITING
                                        INVESTMENT YIELD        RATE
                                        -------------------   ----------
                                          1997       1996     1997  1996
                                        --------   --------   ----  ----
      Interest-sensitive life products       7.8%       7.8%  5.8%  5.9%
      Fixed rate contracts                   8.4        8.5   7.3   7.6
      Flexible rate contracts                7.7        7.7   5.7   5.8

INVESTMENTS

  The composition of the investment portfolio at December 31, 1997 is presented in the table below (see Notes 2 and 4 to the consolidated financial statements for investment accounting policies and additional information).

                         PROPERTY-       LIFE AND
                         LIABILITY        ANNUITY       CORPORATE        TOTAL
                      --------------- --------------- ------------- ---------------
                              PERCENT         PERCENT       PERCENT         PERCENT
                                TO              TO            TO              TO
                               TOTAL           TOTAL         TOTAL           TOTAL
($ IN MILLIONS)               -------         -------       -------         -------
Fixed income securi-
 ties(/1/)            $25,309   78.4% $25,125   84.4% $ 426   83.4% $50,860   81.3%
Equity securities       5,896   18.3      869    2.9      -      -    6,765   10.8
Mortgage loans             93     .3    2,909    9.8      -      -    3,002    4.8
Real estate               446    1.4      240     .8      -      -      686    1.1
Short-term                517    1.6       85     .3     85   16.6      687    1.1
Other                      17      -      531    1.8      -      -      548     .9
                      -------  -----  -------  -----  -----  -----  -------  -----
  Total               $32,278  100.0% $29,759  100.0% $ 511  100.0% $62,548  100.0%
                      =======  =====  =======  =====  =====  =====  =======  =====

---------
(1) Fixed income securities are carried at fair value. Amortized cost for these securities was $24.08 billion, $23.22 billion and $419 million for property-liability, life and annuity and corporate, respectively.

  Total investments increased to $62.55 billion at December 31, 1997 from $58.33 billion at December 31, 1996. Property-liability investments increased $2.57 billion to $32.28 billion at December 31, 1997 from $29.71 billion at December 31, 1996. The increase in the property-liability investments was primarily attributable to amounts invested from positive cash flows generated from operations and increased unrealized net capital gains of $864 million on fixed income and equity securities, which was partially offset by a dividend of $1.00 billion made to The Allstate Corporation to be used for the Company's stock repurchase program.

  Allstate Life investments at December 31, 1997 increased $1.72 billion, to $29.76 billion, from $28.04 billion at December 31, 1996. The increase in Allstate Life investments was primarily due to amounts invested from positive cash flows generated from operations and increased unrealized net capital gains of $853 million on fixed income and equity securities.

FIXED INCOME SECURITIES Allstate's fixed income securities portfolio consists of tax-exempt municipal bonds, publicly traded corporate bonds, privately-placed securities, mortgage-backed securities, asset-backed securities, foreign government bonds, redeemable preferred stock and U.S. government bonds. Allstate generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. At December 31, 1997, unrealized net capital gains on the fixed income securities portfolio totaled $3.15 billion compared to $2.04 billion as of December 31, 1996. The increase in the unrealized gain position is primarily attributable to lower interest rates. As of December 31, 1997, approximately 69% of the consolidated fixed income securities portfolio was invested in taxable securities.

  At year end 1997, 94.1% of the Company's fixed income securities portfolio was rated investment grade, which is defined by the Company as a security having an NAIC rating of 1 or 2, a Moody's rating of Aaa, Aa, A or Baa, or

MANAGEMENT'S DISCUSSION AND ANALYSIS
a comparable Company internal rating. The quality mix of Allstate's fixed income securities portfolio at December 31, 1997 is presented below.

      ($ IN MILLIONS)
       NAIC RATINGS     MOODY'S EQUIVALENT DESCRIPTION FAIR VALUE PERCENT TO TOTAL
       ------------     ------------------------------ ---------- ----------------
             1          Aaa/Aa/A                        $39,786         78.2%
             2          Baa                               8,051         15.9
             3          Ba                                1,847          3.6
             4          B                                   991          2.0
             5          Caa or lower                        124           .2
             6          In or near default                   61           .1
                                                        -------        -----
                                                        $50,860        100.0%
                                                        =======        =====

  Included among the securities that are rated below investment grade are both public and privately-placed high-yield bonds and securities that were purchased at investment grade but have since been downgraded. The Company mitigates the credit risk of investing in below investment grade fixed income securities by limiting these investments to 7.0% of total fixed income securities and through diversification of the portfolio.

  Over 32% of the Company's fixed income securities portfolio at December 31, 1997 was invested in municipal bonds of which 94.5% are rated as investment grade. The municipal bond portfolio consisted of approximately 7,700 issues from nearly 2,500 issuers. The largest exposure to a single issuer was $214 million.

  As of December 31, 1997, the fixed income securities portfolio contained $10.29 billion of privately-placed corporate obligations, compared with $10.36 billion at December 31, 1996. The benefits of privately-placed securities as compared to public securities are generally higher yields, improved cash flow predictability through pro-rata sinking funds on many bonds, and a combination of covenant and call protection features designed to better protect the holder against losses resulting from credit deterioration, reinvestment risk and fluctuations in interest rates. A relative disadvantage of privately-placed securities as compared to public securities is reduced liquidity. At December 31, 1997, over 81% of the privately-placed securities were rated as investment grade by either the NAIC or the Company's internal ratings. The Company determines the fair value of privately-placed fixed income securities based on discounted cash flows using current interest rates for similar securities.

  At December 31, 1997 and 1996, $8.56 billion and $8.59 billion, respectively, of the fixed income securities portfolio were invested in mortgage-backed securities ("MBS"). At December 31, 1997, nearly all of the MBS were investment grade and approximately 80% have underlying collateral that is guaranteed by U.S. government entities, thus credit risk was minimal.

  MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. Allstate attempts to limit interest rate risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protection to provide more certain cash flows to Allstate. At December 31, 1997, the amortized cost of the MBS portfolio was below par value by $209 million and over 47% of the MBS portfolio was invested in planned amortization class bonds. This type of MBS is purchased to provide additional protection against rising interest rates.

  The fixed income securities portfolio contained $4.00 billion and $2.69 billion of asset-backed securities ("ABS") at December 31, 1997 and 1996, respectively. ABS are subject to some of the same risks as MBS, but to a lesser degree because of the nature of the underlying assets. Allstate attempts to mitigate these risks by primarily investing in highly-rated, publicly-traded, intermediate term ABS at or below par value. At December 31, 1997, the amortized cost of the ABS portfolio was below par value by $13 million. Over 50% of the Company's ABS are invested in securitized credit card receivables. The remainder of the portfolio is backed by securitized home equity, manufactured housing and auto loans.

  Allstate closely monitors its fixed income securities portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

MORTGAGE LOANS AND REAL ESTATE Allstate's $3.00 billion investment in mortgage loans at December 31, 1997 is comprised primarily of loans secured by first mortgages on developed commercial real estate, and is primarily held in the life and annuity operations. Geographical and property type diversification are key considerations used to manage Allstate's mortgage loan risk.

  Allstate closely monitors its commercial mortgage loan portfolio on a loan-by-loan basis. Loans with an estimated collateral value less than the loan balance, as well as loans with other characteristics indicative of higher than normal credit risk, are reviewed by financial and investment management at least quarterly for purposes of establishing valuation allowances and placing loans on non-accrual status. The underlying collateral values are based upon discounted property cash flow projections, which are updated as conditions change or at least annually.

  Allstate's $686 million of real estate investments at December 31, 1997, is comprised of $452 million of real estate acquired directly as an investment and $234 million of property acquired through foreclosure or deed in lieu of foreclosure. As of December 31, 1997, $107 million of foreclosed real estate properties were considered held for investment and the Company had an active plan or intent to sell the remaining $127 million.

  The Company has undertaken a strategic review of its investment in commercial real estate. As part of this review, the Company has prepared and circulated an offering memorandum soliciting offers to exchange or sell all or parts of its property portfolio. The Company expects to conclude this review in 1998.

EQUITY SECURITIES AND SHORT-TERM The Company's equity securities portfolio was $6.77 billion at December 31, 1997 compared to $5.56 billion in 1996. The increase can be attributed to additional unrealized net capital gains of $616 million.

  The Company's short-term investment portfolio was $687 million and $1.28 billion at December 31, 1997 and 1996, respectively. Allstate invests available cash balances primarily in taxable short-term securities having a final maturity date or redemption date of one year or less.

YEAR 2000

  The Company is heavily dependent upon complex computer systems for all phases of its operations, including customer service, insurance processing, risk analysis, underwriting and loss reserving. Since many of the Company's older computer software programs recognize only the last two digits of the year in any date, some software may fail to operate properly in or after the year 1999, if the software is not reprogrammed, replaced or remediated ("Year 2000 Issue"). Allstate believes that many of its counterparties and suppliers also have Year 2000 Issues which could affect the Company. In 1995, Allstate commenced a plan intended to mitigate and/or prevent the adverse effects of Year 2000 Issues. These strategies include normal development and enhancement of new and existing systems, upgrades to operating systems already covered by maintenance agreements and modifications to existing systems to make them Year 2000 compliant. The plan also includes Allstate actively working with its major external counterparties and suppliers to assess their compliance efforts and the Company's exposure to them. The Company presently believes that it will resolve the Year 2000 Issue in a timely manner, and the financial impact will not materially affect its results of operations, liquidity or financial position. Year 2000 costs are and will be expensed as incurred.

OTHER DEVELOPMENTS

  . Effective January 1, 1999, the NAIC has approved revised statutory accounting principles as a result of the codification project. Dates for adoption and implementation, however, will be determined on an individual state basis. The requirements are not expected to have a material impact on the statutory surplus of the Company's insurance subsidiaries.

  . In 1997, the Company formed a new company, Allstate New Jersey Insurance
    Company ("ANJ"), which will be dedicated to serving insurance consumers in New Jersey. At the beginning of 1998, ANJ started offering coverage to customers and began receiving property and assigned risk policies from AIC. ANJ expects to start receiving voluntary auto policies from AIC when such policies begin to renew starting in July, 1998. Management believes all policies will be transferred to ANJ by the end of 1998. ANJ will serve as a replacement carrier for AIC and Allstate Indemnity Company in New Jersey. This resolves the Company's application to withdraw from the property-liability market in New Jersey.

MANAGEMENT'S DISCUSSION AND ANALYSIS

  . On January 26, 1998, the Company filed an application with the Office of Thrift Supervision for approval to operate a Federal Savings Bank. The new entity, Allstate Federal Savings Bank, will initially offer certain trust and cash management services.

  . The question of the magnitude of potential impacts of global climate change will be a continuing source of discussion. However, the Intergovernmental Panel on Climate Change reported that there is a discernible human influence on the climate change being observed. In light of this, Allstate continues to explore and analyze credible scientific evidence, including, but not limited to, the impact of climate change, that may affect Allstate's potential exposure under its insurance policies.

PENDING ACCOUNTING STANDARDS

  In December 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 delayed the implementation of certain provisions of SFAS No. 125, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities," until January 1, 1998. When the Company adopts the deferred provisions of SFAS No. 125, an asset and a corresponding liability representing the collateral received in connection with the Company's securities lending program will be recorded. The deferred provisions of SFAS No. 125 will be adopted effective January 1, 1998 and are not expected to have a material impact on the financial position of the Company.

  In June 1997, FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 requires the presentation of comprehensive income in the financial statements. Comprehensive income is a measurement of all changes in equity that result from transactions and other economic events other than transactions with stockholders. The requirements of this statement will be adopted effective January 1, 1998.

  SFAS No. 131 redefines how segments are determined and requires additional segment disclosures for both annual and quarterly reporting. Under this statement, segments are determined using the "management approach" for financial statement reporting. The management approach is based on the way an enterprise makes operating decisions and assesses performance of its businesses. The Company is currently reviewing the requirements of this SFAS and has yet to determine its impact on its current reporting segments. The requirements of this statement will be adopted effective December 31, 1998.

  In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes employers' disclosures about pension and other postretirement benefit plans, requires additional information on changes in the benefit obligation and fair values of plan assets and eliminates certain disclosures that are no longer useful to financial statement users. The disclosure requirements of this statement will be adopted in 1998.

  In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-related Assessments." The SOP provides guidance concerning when to recognize a liability for insurance-related assessments and how those liabilities should be measured. Specifically, insurance-related assessments should be recognized as liabilities when all of the following criteria have been met: 1) an assessment has been imposed or it is probable that an assessment will be imposed, 2) the event obligating an entity to pay an assessment has occurred and 3) the amount of the assessment can be reasonably estimated. The Company is currently evaluating the effects of this SOP on its accounting for insurance-related assessments. The SOP is expected to be adopted in 1999.

  In March 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. Specifically, certain external, payroll and payroll related costs should be capitalized during the application development stage of a project and depreciated over the computer software's useful life. The Company currently expenses these costs as incurred and is evaluating the effects of this SOP on its accounting for internally developed software. The SOP is expected to be adopted in 1998.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1997     1996     1995
($ IN MILLIONS EXCEPT PER SHARE DATA)                 -------  -------  -------
REVENUES
Property-liability insurance premiums (net of rein-
 surance ceded of $366, $479 and $524)                $18,604  $18,366  $17,540
Life and annuity premiums and contract charges (net
 of reinsurance ceded of $194, $96 and $47)             1,502    1,336    1,368
Net investment income                                   3,861    3,813    3,627
Realized capital gains and losses                         982      784      258
                                                      -------  -------  -------
                                                       24,949   24,299   22,793
                                                      -------  -------  -------
COSTS AND EXPENSES
Property-liability insurance claims and claims ex-
 pense (net of reinsurance recoveries of $314, $361
 and $607)                                             13,336   14,487   13,688
Life and annuity contract benefits (net of reinsur-
 ance recoveries of $49, $43 and $18)                   2,415    2,313    2,381
Amortization of deferred policy acquisition costs       2,789    2,342    2,143
Operating costs and expenses                            1,937    2,112    2,238
California Earthquake Authority assessment                  -      150        -
Interest expense                                          100       95       81
                                                      -------  -------  -------
                                                       20,577   21,499   20,531
                                                      -------  -------  -------
Gain (loss) on disposition of operations                   62     (131)     159
Income from operations before income tax expense,
 dividends on preferred securities and equity in net
 income of unconsolidated subsidiary                    4,434    2,669    2,421
Income tax expense                                      1,324      619      573
                                                      -------  -------  -------
Income before dividends on preferred securities and
 equity in net income of unconsolidated subsidiary      3,110    2,050    1,848
Dividends on preferred securities of subsidiary
 trusts                                                   (39)      (4)       -
Equity in net income of unconsolidated subsidiary          34       29       56
                                                      -------  -------  -------
Net income                                            $ 3,105  $ 2,075  $ 1,904
                                                      =======  =======  =======
Earnings per share
Net Income per share-basic                            $  7.15  $  4.66  $  4.25
                                                      =======  =======  =======
Net Income per share-diluted                          $  7.11  $  4.63  $  4.24
                                                      =======  =======  =======
Weighted average shares-basic                           434.0    445.4    448.5
                                                      =======  =======  =======
Weighted average shares-diluted                         436.5    448.2    449.5
                                                      =======  =======  =======


                See notes to consolidated financial statements.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                             DECEMBER 31,
                                                            ----------------
                                                             1997     1996
($ IN MILLIONS)                                             -------  -------
ASSETS
Investments
 Fixed income securities, at fair value (amortized cost
  $47,715 and $45,057)                                      $50,860  $47,095
 Equity securities, at fair value (cost $4,587 and $3,999)    6,765    5,561
 Mortgage loans                                               3,002    3,146
 Real estate                                                    686      738
 Short-term                                                     687    1,278
 Other                                                          548      511
                                                            -------  -------
 Total investments                                           62,548   58,329
Premium installment receivables, net                          2,959    2,886
Deferred policy acquisition costs                             2,826    2,614
Reinsurance recoverables, net                                 2,048    2,147
Property and equipment, net                                     741      714
Accrued investment income                                       711      715
Deferred income taxes                                             -      232
Cash                                                            220      116
Other assets                                                  1,283    1,204
Separate Accounts                                             7,582    5,551
                                                            -------  -------
    TOTAL ASSETS                                            $80,918  $74,508
                                                            =======  =======
LIABILITIES
Reserve for property-liability insurance claims and claims
expense                                                     $17,403  $17,382
Reserve for life-contingent contract benefits                 7,082    6,287
Contractholder funds                                         20,389   20,120
Unearned premiums                                             6,233    6,174
Claim payments outstanding                                      599      594
Other liabilities and accrued expenses                        3,193    2,824
Deferred income taxes                                           381        -
Short-term debt                                                 199      152
Long-term debt                                                1,497    1,234
Separate Accounts                                             7,582    5,539
                                                            -------  -------
    TOTAL LIABILITIES                                        64,558   60,306
                                                            -------  -------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 5, 6 AND 9)
MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY
 TRUSTS                                                         750      750
SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 25 million shares autho-
 rized, none issued                                               -        -
Common stock, $.01 par value, 1.0 billion shares autho-
 rized and 450 million issued, 425 million and 442 million
 shares outstanding                                               5        5
Additional capital paid-in                                    3,120    3,133
Unrealized net capital gains                                  2,821    2,003
Unrealized foreign currency translation adjustments             (36)      21
Retained income                                              11,646    8,958
Deferred ESOP expense                                          (281)    (280)
Treasury stock, at cost (25 million and 8 million shares)    (1,665)    (388)
                                                            -------  -------
    TOTAL SHAREHOLDERS' EQUITY                               15,610   13,452
                                                            -------  -------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $80,918  $74,508
                                                            =======  =======

                See notes to consolidated financial statements.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1997     1996     1995
($ IN MILLIONS)                                     -------  -------  -------
PREFERRED STOCK                                     $     -  $     -  $     -
                                                    -------  -------  -------
COMMON STOCK                                              5        5        5
                                                    -------  -------  -------
ADDITIONAL CAPITAL PAID-IN
Balance, beginning of year                            3,133    3,134    3,124
Interest on note receivable from Sears, net of tax        -        -        7
Additions (reductions) resulting from share activ-
 ity under stock option plans                           (13)      (1)       3
                                                    -------  -------  -------
Balance, end of year                                  3,120    3,133    3,134
                                                    -------  -------  -------
UNREALIZED NET CAPITAL GAINS
Balance, beginning of year                            2,003    2,636       40
Net increase (decrease)                                 818     (633)   2,596
                                                    -------  -------  -------
Balance, end of year                                  2,821    2,003    2,636
                                                    -------  -------  -------
UNREALIZED FOREIGN CURRENCY TRANSLATION ADJUST-
 MENTS
Balance, beginning of year                               21       20       16
Net increase (decrease)                                 (57)       1        4
                                                    -------  -------  -------
Balance, end of year                                    (36)      21       20
                                                    -------  -------  -------
RETAINED INCOME
Balance, beginning of year                            8,958    7,261    5,707
Net income                                            3,105    2,075    1,904
Dividends                                              (417)    (378)    (350)
                                                    -------  -------  -------
Balance, end of year                                 11,646    8,958    7,261
                                                    -------  -------  -------
DEFERRED ESOP EXPENSE
Balance, beginning of year                             (280)    (300)       -
Payment to Sears for transfer of ESOP                     -        -     (327)
Reduction (addition)                                     (1)      20       27
                                                    -------  -------  -------
Balance, end of year                                   (281)    (280)    (300)
                                                    -------  -------  -------
TREASURY STOCK
Balance, beginning of year                             (388)     (76)     (16)
Shares acquired                                      (1,358)    (336)     (69)
Shares reissued                                          81       24        9
                                                    -------  -------  -------
Balance, end of year                                 (1,665)    (388)     (76)
                                                    -------  -------  -------
NOTE RECEIVABLE FROM SEARS
Balance, beginning of year                                -        -     (450)
Payment received                                          -        -      450
                                                    -------  -------  -------
Balance, end of year                                      -        -        -
                                                    -------  -------  -------
  Total shareholders' equity                        $15,610  $13,452  $12,680
                                                    =======  =======  =======


                See notes to consolidated financial statements.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED DECEMBER 31,
                                                   -------------------------
                                                    1997     1996     1995
($ IN MILLIONS)                                    -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                         $ 3,105  $ 2,075  $ 1,904
Adjustments to reconcile net income to net cash
 provided by operating activities
 Depreciation, amortization and other non-cash
  items                                                (22)     (19)      (3)
 Realized capital gains and losses                    (982)    (784)    (258)
 (Gain) loss on disposition of operations              (62)     131     (159)
 Interest credited to contractholder funds           1,209    1,196    1,191
 Change in policy benefit and other insurance re-
  serves                                               (73)   1,004      721
 Increase in unearned premiums                          59      259      436
 Increase in deferred policy acquisition costs        (304)    (565)    (343)
 Increase in premium installment receivables           (73)    (138)    (676)
 Change in reinsurance recoverables                     99     (435)      24
 Change in deferred income taxes                       172      250      122
 Changes in other operating assets and liabilities     214       62     (231)
                                                   -------  -------  -------
  Net cash provided by operating activities          3,342    3,036    2,728
                                                   -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales
 Fixed income securities                            12,924   11,213    7,559
 Equity securities                                   3,657    3,624    2,025
Investment collections
 Fixed income securities                             6,597    4,370    3,161
 Mortgage loans                                        600      557      325
Investment purchases
 Fixed income securities                           (21,788) (20,056) (14,454)
 Equity securities                                  (3,515)  (2,153)  (2,267)
 Mortgage loans                                       (449)    (438)    (467)
Change in short-term investments, net                  427     (764)     171
Decrease in other investments, net                      39       12       52
Proceeds from disposition of operations                138      378        -
Purchases of property and equipment, net              (150)    (126)    (106)
                                                   -------  -------  -------
  Net cash used in investing activities             (1,520)  (3,383)  (4,001)
                                                   -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Change in short-term debt, net                          47      152        -
Proceeds from issuance of long-term debt               263        9      361
Repayment of long-term debt                              -       (3)      (2)
Proceeds from issuance of trust preferred securi-
 ties                                                    -      750        -
Contractholder fund deposits                         2,657    3,036    3,637
Contractholder fund withdrawals                     (3,076)  (2,861)  (3,168)
Dividends paid                                        (323)    (378)    (350)
Treasury stock purchases                            (1,358)    (336)     (69)
Repayment of demand note by Sears                        -        -      450
Proceeds from the sale of subsidiary's stock             -        -      784
Payment to Sears for transfer of ESOP                    -        -     (327)
Other                                                   72        4       (9)
                                                   -------  -------  -------
  Net cash provided by (used in) financing activi-
   ties                                             (1,718)     373    1,307
                                                   -------  -------  -------
NET INCREASE IN CASH                                   104       26       34
CASH AT BEGINNING OF YEAR                              116       90       56
                                                   -------  -------  -------
CASH AT END OF YEAR                                $   220  $   116  $    90
                                                   =======  =======  =======

                See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. GENERAL

BASIS OF PRESENTATION

  The accompanying consolidated financial statements include the accounts of The Allstate Corporation and its wholly owned subsidiaries, primarily Allstate Insurance Company ("AIC"), a property-liability insurance company with various property-liability and life and annuity subsidiaries, including Allstate Life Insurance Company ("ALIC") (collectively referred to as the "Company" or "Allstate"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in The Allstate Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These consolidated financial statements have been prepared in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated.

  To conform with the 1997 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

NATURE OF OPERATIONS

  Allstate is engaged, principally in the United States and Canada, in the property-liability and life and annuity businesses. Allstate's primary business is the sale of private passenger automobile and homeowners insurance, but the Company also sells life insurance, annuity and group pension products, and selected commercial property and casualty coverages.

  Allstate's personal property and casualty ("PP&C") business is principally engaged in private passenger automobile and homeowners insurance, writing approximately 79% of Allstate's total premiums as determined under statutory accounting practices. Allstate was the country's second largest personal property and casualty insurer for both private passenger automobile and homeowners insurance in 1996.

  Allstate has exposure to catastrophes, which are an inherent risk of the property-liability insurance business, which have contributed, and will continue to contribute, to material year-to-year fluctuations in the Company's results of operations and financial condition. The Company also has exposure to environmental and asbestos claims and mass tort exposures (see Note 6).

  ALIC markets a broad line of life insurance, annuity and group pension products countrywide, accounting for approximately 21% of Allstate's 1997 statutory premiums, which include premiums and deposits for all products. Life insurance includes traditional products such as whole life and term life insurance, as well as universal life and other interest-sensitive life products. Annuities include deferred annuities, such as variable annuities and fixed rate single and flexible premium annuities, and immediate annuities such as structured settlement annuities. ALIC's group pension products include guaranteed investment contracts and retirement annuities. In 1997, annuity premiums and deposits represented approximately 62% of ALIC's total statutory premiums and deposits.

  ALIC monitors economic and regulatory developments which have the potential to impact its business. There continues to be new and proposed federal and state regulation and legislation that would allow banks greater participation in securities and insurance businesses, which will present an increased level of competition for sales of ALIC's life and annuity products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

  Enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by (1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; (2) increasing competition in capital markets; and (3) reopening stock/mutual company disagreements related to such issues as taxation disparity between mutual and stock insurance companies.

  Allstate, through a variety of companies, is authorized to sell property-liability and life and annuity products in all 50 states, the District of Columbia and Puerto Rico. The Company is also authorized to sell certain insurance products in various foreign countries. The top geographic locations for statutory premiums earned for the property-liability insurance business are New York, California, Florida, Pennsylvania and Illinois and for the life and annuity business are California, Florida, Nebraska, Illinois and Massachusetts for the year ended December 31, 1997. No other jurisdiction accounted for more than 5% of statutory premiums for property-liability or life and annuity.

  Allstate distributes the majority of its property-liability products through approximately 15,200 Allstate agents, primarily exclusive agents (employee and non-employee), but also utilizes independent agents and specialized brokers to expand market reach including more than 7,000 independent agents appointed to market non-standard auto business. ALIC distributes its products using a combination of Allstate agents which include life specialists, banks, independent agents, brokers and direct response marketing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

  Fixed income securities include bonds, redeemable preferred stocks, and mortgage-backed and asset-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, certain life deferred policy acquisition costs, and reserves for life and annuity policy benefits, is reflected as a component of shareholders' equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses.

  Equity securities include common and non-redeemable preferred stocks, and real estate investment trusts which are carried at fair value. The difference between cost and fair value of equity securities, less deferred income taxes, is reflected as a component of shareholders' equity.

  Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate. Valuation allowances on loans not considered to be impaired are established based on consideration of the underlying collateral, borrower financial strength, current and expected market conditions, and other factors.

  Real estate investments, including real estate acquired through foreclosure and held for investment, are accounted for by the equity method. Real estate for which the Company has an active plan to sell is carried at depreciated equity method book value, net of valuation allowances. These allowances reduce the carrying value of properties to be sold to their estimated fair value less selling costs.

  Short-term investments are carried at amortized cost which approximates fair value. Other investments, which consist primarily of policy loans, are carried at the unpaid principal balances.

  Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded on the date of declaration. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

DERIVATIVE FINANCIAL INSTRUMENTS

  Derivative financial instruments include swaps, futures, forwards, and options, including caps and floors. When derivatives meet specific criteria they may be designated as accounting hedges and accounted for on either a fair value, deferral, or accrual basis, depending upon the nature of the hedge strategy, the method used to account for the hedged item and the derivative used. Derivatives that are not designated as accounting hedges are accounted for on a fair value basis.

  If, subsequent to entering into a hedge transaction, the derivative becomes ineffective (including if the hedged item is sold or otherwise extinguished or the occurrence of a hedged anticipatory transaction is no longer probable), the Company terminates the derivative position. Gains and losses on these terminations are reported in realized capital gains and losses in the period they occur. The Company may also terminate derivatives as a result of other events or circumstances. Gains and losses on these terminations are either deferred and amortized over the remaining life of either the hedge or the hedged item, whichever is shorter, or are reported in shareholders' equity, consistent with the accounting for the hedged item.

  Fair value accounting Under fair value accounting, realized and unrealized gains and losses on derivatives are recognized in either earnings or shareholders' equity when they occur.

  The Company accounts for interest rate swaps, total return swaps, certain equity-indexed options, equity futures, and foreign currency swaps and forwards as hedges on a fair value basis when the following criteria are met. For swaps or options, the derivative must reduce the primary market risk exposure (e.g., interest rate risk or equity price risk) of the hedged item in conjunction with the specific hedge strategy; be designated as a hedge at the inception of the transaction; and have a notional amount and term that does not exceed the carrying value and expected maturity, respectively, of the hedged item. In addition, options must have a reference index (e.g., S&P 500) that is the same as, or highly correlated with, the reference index of the hedged item. For futures or forward contracts, the derivative must reduce the primary market risk exposure on an enterprise or transaction basis in conjunction with the hedge strategy; be designated as a hedge at the inception of the transaction; and be highly correlated with the fair value of, or interest income or expense associated with, the hedged item at inception and throughout the hedge period.

  With the exception of equity-indexed options, changes in fair values of these derivatives are reported net of tax in shareholders' equity, exclusive of interest accruals. Changes in fair values of equity-indexed options are reflected as an adjustment of the hedged item. Accrued interest receivable and payable on swaps are reported in net investment income. Premiums paid for equity-indexed options are reported as equity securities and amortized to net investment income over the lives of the agreements.

  The Company also has the following derivatives that are accounted for on a fair value basis but which are not designated as accounting hedges: i) certain interest rate futures contracts reported as other assets, where changes in fair value are reported in realized capital gains and losses; ii) certain equity-indexed options, where changes in fair value are reported in shareholders' equity and premiums paid are reported as equity securities and amortized to realized capital gains and losses over the lives of the agreements; and iii) commodity swaps reported as accrued investment income, where changes in fair value are reported in net investment income.

  Deferral Accounting Under deferral accounting, gains and losses on derivatives are deferred on the statement of financial position and recognized in earnings in conjunction with earnings on the hedged item. The Company accounts for interest rate futures as hedges using deferral accounting for anticipatory investment purchases and sales when the criteria for futures (discussed above) are met. In addition, anticipated transactions must be probable of occurrence and their significant terms and characteristics identified.

  Changes in fair values of these derivatives are initially deferred as other liabilities and accrued expenses. Once the anticipated transaction occurs, the deferred gains or losses are considered part of the cost basis of the asset and reported net of tax in shareholders' equity or recognized as a gain or loss from disposition of the asset, as appropriate. The Company reports initial margin deposits on futures in short-term investments. Fees and commissions paid on these derivatives are also deferred as an adjustment to the carrying value of the hedged item.

  Accrual Accounting Under accrual accounting, interest income or expense related to the derivative is accrued and recorded as an adjustment to the interest income or expense on the hedged item. The Company accounts for interest rate caps and floors as hedges on an accrual basis when the criteria for options (discussed above) are met.

  Premiums paid for these derivatives are reported as investments and amortized to net investment income over the lives of the agreements.

RECOGNITION OF PREMIUM REVENUES AND CONTRACT CHARGES

  Property-liability premiums are deferred and earned on a pro rata basis over the terms of the policies. The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums. Premiums for traditional life insurance are recognized as revenue when due. Accident and disability premiums are earned on a pro rata basis over the policy period. Revenues on universal life-type contracts are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on investment contracts include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balance. Gross premium in excess of the net premium on limited payment contracts are deferred and recognized over the contract period.

DEFERRED POLICY ACQUISITION COSTS

  Certain costs of acquiring property-liability insurance business, principally agents' remuneration, premium taxes and inspection costs, are deferred and amortized to income as premiums are earned. Future investment income is considered in determining the recoverability of deferred policy acquisition costs.

  Certain costs of acquiring life and annuity business, principally agents' remuneration, premium taxes, certain underwriting costs and direct mail solicitation expenses, are deferred and amortized to income. For traditional life insurance, limited payment contracts and accident and disability insurance, these costs are amortized in proportion to the estimated revenues on such business. For universal life-type policies and investment contracts, the costs are amortized in relation to the present value of estimated gross profits on such business. Changes in the amount or timing of estimated gross profits will result in adjustments in the cumulative amortization of these costs. To the extent that unrealized gains or losses on fixed income securities carried at fair value would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as a reduction of the unrealized gains or losses included in shareholders' equity.

PROPERTY AND EQUIPMENT

  Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally 3 to 10 years for equipment and 40 years for real property. Accumulated depreciation on property and equipment was $1.15 billion and $1.08 billion at December 31, 1997 and 1996, respectively. Depreciation expense on property and equipment was $123 million, $132 million and $151 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

INCOME TAXES

  The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are insurance reserves, unearned premiums, deferred policy acquisition costs, and property and equipment. Deferred income taxes also arise from unrealized capital gains and losses on equity securities and fixed income securities carried at fair value, unrealized foreign currency translation adjustments and alternative minimum tax credit carryforwards.

SEPARATE ACCOUNTS

  The Company issues flexible premium deferred variable annuity, variable life and certain guaranteed investment contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying consolidated statements of financial position as assets and liabilities of the Separate Accounts. The assets of the Separate Accounts are carried at fair value. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and, therefore, are not included in the Company's consolidated statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administration fees, and mortality and expense risk charges.

RESERVES FOR CLAIMS AND CLAIMS EXPENSE AND LIFE-CONTINGENT CONTRACT BENEFITS

  The property-liability reserve for claims and claims expense is the estimated amount necessary to settle both reported and unreported claims of insured property-liability losses, based upon the facts in each case and the Company's experience with similar cases. Estimated amounts of salvage and subrogation are deducted from the reserve for claims and claims expense. The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting adjustments are reflected in current operations (see Note 6). These adjustments may be material.

  The reserve for life-contingent contract benefits, which relates to traditional life insurance, group retirement annuities and structured settlement annuities with life contingencies, disability insurance and accident insurance, is computed on the basis of assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Reserve interest rates ranged from 4.0% to 11.7% during 1997. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves is recorded as a reduction of the unrealized gains included in shareholders' equity.

CONTRACTHOLDER FUNDS

  Contractholder funds arise from the issuance of individual or group policies and contracts that include an investment component, including most annuities, universal life policies and guaranteed investment contracts. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  Commitments to invest, commitments to extend mortgage loans and financial guarantees have only off-balance-sheet risk because their contractual amounts are not recorded in the Company's consolidated statements of financial position.
  The Company's exposure to losses stemming from credit guarantees is limited to the carrying value of the underlying fixed income securities.

EARNINGS PER SHARE

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" in 1997. This standard requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common and dilutive potential common shares outstanding. The effect of dilutive securities (stock options) was 2.5 million, 2.8 million and 1.0 million weighted average shares for the years ended December 31, 1997, 1996 and 1995, respectively.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. DISPOSITIONS

  In 1997, the Company sold its ownership interests in two Japanese joint ventures to The Saison Group, its joint venture partner. Allstate received gross proceeds of $105 million and recognized a gain of $70 million ($48 million after-tax) on the sale.

  In 1996, Allstate sold Northbrook Holdings, Inc. and its wholly owned subsidiaries (collectively "Northbrook") to St. Paul Fire & Marine Insurance Company ("St. Paul"). Allstate received gross proceeds of $189 million and recognized a gain of $18 million ($51 million after-tax) on the sale. As a result of the sale, the Company's liability for claims and claims expense net of reinsurance was reduced by $1.01 billion and investments were reduced by $973 million.

  In 1996, Allstate sold its U.S.-based reinsurance operations for policies written after 1984 ("Reinsurance") to SCOR U.S. Corporation ("SCOR"). The transaction consisted of the sale of certain non-insurance assets, non-insurance liabilities and renewal rights and a reinsurance transaction for the insurance liabilities. The Company received gross proceeds of $152 million as a result of the sale and will realize a $79 million gain ($58 million after-tax). The Company recognized the portion of the gain, $15 million ($9 million after-tax), relating to the sale of the renewal rights in 1996. The remaining $64 million gain ($49 million after-tax), which was deferred, is being amortized as the related insurance liabilities are settled. The unamortized balance was $51 million at December 31, 1997.

  In 1996, Allstate sold the common stock of its London-based reinsurance operations, Allstate Reinsurance Co. Limited ("ARCO") to QBE Insurance Group Limited. The Company received proceeds of $37 million and recognized a $40 million loss ($41 million after-tax) on the sale.

  In 1996, Allstate entered into an agreement with Clarendon National Insurance Company to sell the renewal rights of up to 137,000 Florida property policies and as a result non-renewed 156,000 policies. In connection with the sale of the renewal rights of these policies, the Company recognized a loss of $37 million ($24 million after-tax) in 1996.

  In 1995, Allstate sold 70% of the common stock of The PMI Group, Inc. ("PMI Group"), a wholly owned subsidiary, in an initial public offering. Proceeds from the sale approximated $784 million, and a gain of $159 million ($93 million after-tax) was realized. Included in the determination of the gain was a provision for future losses on the run-off of the mortgage pool business of $119 million ($80 million after-tax). During 1996, the Company increased by $87 million ($55 million after-tax) the provision for future losses provided for the run-off of the mortgage pool business which is included in the loss on disposition of operations. The increase was due primarily to revised loss trend analyses based on continued weakness in economic conditions, including real estate prices and unemployment in Southern California where this business is highly concentrated. The provision for future losses is periodically re-evaluated considering these economic conditions and other such factors.

  Concurrent with the PMI Group common stock offering, the Company issued 10.5 million shares of Automatically Convertible Equity Securities ("ACES") in the form of 6.76% Exchangeable Notes due April 15, 1998 which are mandatorily exchangeable into shares of common stock of PMI Group, subject to the Company's right to deliver cash in lieu of such shares. The Company currently owns approximately 32% of PMI Group. The Company's investment in PMI Group, which is included in other assets in the consolidated statements of financial position, had a net book value of $357 million and $305 million at December 31, 1997 and 1996, respectively. The fair value of the Company's investment in PMI Group at December 31, 1997 was $759 million. See Note 8 for discussion of ACES terms.

4. INVESTMENTS

FAIR VALUES

  The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

                                                  GROSS
                                               UNREALIZED
                                    AMORTIZED -------------   FAIR
                                      COST    GAINS  LOSSES   VALUE
                                    --------- ------ ------  -------
   AT DECEMBER 31, 1997
   ($ IN MILLIONS)
   U.S. government and agencies      $ 3,117  $  563 $  (3)  $ 3,677
   Municipal                          15,357   1,096   (14)   16,439
   Corporate                          16,348   1,191   (35)   17,504
   Foreign government                    596       9    (8)      597
   Mortgage-backed securities          8,264     319   (24)    8,559
   Asset-backed securities             3,948      49    (1)    3,996
   Redeemable preferred stock             85       3     -        88
                                     -------  ------ -----   -------
     Total fixed income securities   $47,715  $3,230 $ (85)  $50,860
                                     =======  ====== =====   =======
   AT DECEMBER 31, 1996
   U.S. government and agencies      $ 3,101  $  250 $ (12)  $ 3,339
   Municipal                          13,705     832   (44)   14,493
   Corporate                          16,748     896   (86)   17,558
   Foreign government                    325      13    (1)      337
   Mortgage-backed securities          8,434     216   (58)    8,592
   Asset-backed securities             2,658      37    (4)    2,691
   Redeemable preferred stock             86       -    (1)       85
                                     -------  ------ -----   -------
     Total fixed income securities   $45,057  $2,244 $(206)  $47,095
                                     =======  ====== =====   =======

SCHEDULED MATURITIES

  The scheduled maturities for fixed income securities are as follows at December 31, 1997:

                                              AMORTIZED  FAIR
                                                COST     VALUE
      ($ IN MILLIONS)                         --------- -------
      Due in one year or less                  $ 1,890  $ 1,933
      Due after one year through five years      8,466    8,808
      Due after five years through ten years     9,285    9,806
      Due after ten years                       15,862   17,758
                                               -------  -------
                                                35,503   38,305
      Mortgage- and asset-backed securities     12,212   12,555
                                               -------  -------
        Total                                  $47,715  $50,860
                                               =======  =======

  Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

NET INVESTMENT INCOME

                                    1997   1996   1995
YEAR ENDED DECEMBER 31,            ------ ------ ------
($ IN MILLIONS)
Fixed income securities            $3,455 $3,302 $3,105
Equity securities                     142    128    139
Mortgage loans                        270    291    303
Other                                  70    162    146
                                   ------ ------ ------
Investment income, before expense   3,937  3,883  3,693
Investment expense                     76     70     66
                                   ------ ------ ------
Net investment income              $3,861 $3,813 $3,627
                                   ====== ====== ======

REALIZED CAPITAL GAINS AND LOSSES

YEAR ENDED DECEMBER 31,                       1997  1996  1995
                                              ----  ----  ----
($ IN MILLIONS)
Fixed income securities                       $195  $ 40  $ 30
Equity securities                              794   784   274
Other investments                               (7)  (40)  (46)
                                              ----  ----  ----
Realized capital gains and losses              982   784   258
Income taxes                                   344   274    90
                                              ----  ----  ----
Realized capital gains and losses, after-tax  $638  $510  $168
                                              ====  ====  ====

  Excluding calls and prepayments, gross gains of $250 million, $205 million and $144 million and gross losses of $153 million, $146 million and $103 million were realized on sales of fixed income securities during 1997, 1996 and 1995, respectively.

UNREALIZED NET CAPITAL GAINS

  Unrealized net capital gains on fixed income and equity securities included in shareholders' equity at December 31, 1997, are as follows:

                                                       GROSS
                                   COST/            UNREALIZED
                                 AMORTIZED  FAIR   -------------  UNREALIZED
($ IN MILLIONS)                    COST     VALUE  GAINS  LOSSES  NET GAINS
                                 --------- ------- ------ ------  ----------
Fixed income securities           $47,715  $50,860 $3,230 $ (85)    $3,145
Equity securities                   4,587    6,765  2,283  (105)     2,178
                                  -------  ------- ------ -----     ------
  Total                           $52,302  $57,625 $5,513 $(190)     5,323
                                  =======  ======= ====== =====
Deferred income taxes, deferred
 policy acquisition costs and
 other                                                              (2,502)
                                                                    ------
Unrealized net capital gains                                        $2,821
                                                                    ======

  At December 31, 1996, equity securities had gross unrealized gains of $1.64 billion and gross unrealized losses of $77 million.

CHANGE IN UNREALIZED NET CAPITAL GAINS

      YEAR ENDED DECEMBER 31,                         1997    1996     1995
                                                     ------  -------  -------
      ($ IN MILLIONS)
      Fixed income securities                        $1,107  $(1,327) $ 4,061
      Equity securities                                 616      128      874
                                                     ------  -------  -------
        Total                                         1,723   (1,199)   4,935
      Deferred income taxes, deferred policy acqui-
       sition costs and other                          (905)     566   (2,339)
                                                     ------  -------  -------
      Increase (decrease) in unrealized net capital
      gains                                          $  818  $  (633) $ 2,596
                                                     ======  =======  =======

INVESTMENT LOSS PROVISIONS AND VALUATION ALLOWANCES

  Pretax provisions for investment losses, principally relating to other than temporary declines in value of fixed income securities and equity securities, and valuation allowances on mortgage loans and real estate, were $80 million, $187 million and $201 million in 1997, 1996 and 1995, respectively. Valuation allowances on real estate were $7 million and $11 million at December 31, 1997 and 1996, respectively.

MORTGAGE LOAN IMPAIRMENT

  A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The components of impaired loans at December 31, 1997 and 1996 are as follows:

                                              1997  1996
      ($ IN MILLIONS)                         ----  ----
      Impaired loans
       With valuation allowances              $ 28  $182
       Less: valuation allowances              (10)  (50)
       Without valuation allowances             16    38
                                              ----  ----
        Net carrying value of impaired loans  $ 34  $170
                                              ====  ====

  The net carrying value of impaired loans at December 31, 1997 and 1996 was comprised of $28 million and $115 million, respectively, measured at the fair value of the collateral, and $6 million and $55 million, respectively, measured at the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. Impaired loans without valuation allowances include collateral dependent loans where the fair value of the collateral is greater than the recorded investment in the loans.

  Interest income is recognized on a cash basis for impaired loans carried at the fair value of the collateral, beginning at the time of impairment. For other impaired loans, interest is accrued based on the net carrying value. The Company recognized interest income of $8 million, $22 million and $25 million on impaired loans during 1997, 1996 and 1995, respectively, of which $7 million, $20 million and $21 million was received in cash during 1997, 1996 and 1995, respectively. The average balance of impaired loans was $103 million, $203 million and $209 million during 1997, 1996 and 1995, respectively.

  Activity in the valuation allowance for all mortgage loans for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

      ($ IN MILLIONS)              1997  1996  1995
                                   ----  ----  ----
      Balance at January 1         $ 65  $ 75  $92
       Net additions (reductions)   (25)   10   22
       Direct write-downs            (8)  (20) (39)
                                   ----  ----  ---
      Balance at December 31       $ 32  $ 65  $75
                                   ====  ====  ===


INVESTMENT CONCENTRATION FOR MUNICIPAL BOND AND COMMERCIAL MORTGAGE PORTFOLIOS AND OTHER INVESTMENT INFORMATION

  The Company maintains a diversified portfolio of municipal bonds. The largest concentrations in the portfolio are presented below. Except for the following, holdings in no other state exceeded 5% of the portfolio at December 31, 1997 and 1996:

      (% OF
      MUNICIPAL
      BOND
      PORTFOLIO
      CARRYING    1997  1996
      VALUE)      ----  ----
      Texas       11.6% 10.9%
      Illinois    11.6   9.8
      New York     8.8   9.1
      California   8.6  11.1
      Florida      5.2   6.4

  The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. The states with the largest portion of the commercial mortgage loan portfolio are listed below. Except for the following, holdings in no other state exceeded 5% of the portfolio at December 31, 1997 and 1996:

      (% OF
      COMMERCIAL
      MORTGAGE
      PORTFOLIO
      CARRYING      1997  1996
      VALUE)        ----  ----
      California    23.1% 22.1%
      New York       9.2   9.1
      Illinois       7.5   6.9
      Pennsylvania   6.2   6.7
      Texas          5.7   4.9
      Florida        5.4   5.4

  The types of properties collateralizing the commercial mortgage loans at December 31, are as follows:

      (% OF COMMERCIAL
      MORTGAGE
      PORTFOLIO          1997   1996
      CARRYING VALUE)    -----  -----
      Retail              33.5%  35.8%
      Office buildings    22.2   22.1
      Apartment complex   17.8   16.3
      Warehouse           17.5   17.6
      Industrial           2.6    2.1
      Other                6.4    6.1
                         -----  -----
                         100.0% 100.0%
                         =====  =====

  The contractual maturities of the commercial mortgage loan portfolio as of December 31, 1997, for loans that were not in foreclosure are as follows:

                  NUMBER
      ($ IN         OF   CARRYING
      MILLIONS)   LOANS   VALUE   PERCENT
                  ------ -------- -------
      1998          61    $  318    10.6%
      1999          43       229     7.7
      2000          61       382    12.8
      2001          58       273     9.1
      2002          50       247     8.3
      Thereafter   305     1,539    51.5
                   ---    ------   -----
        Total      578    $2,988   100.0%
                   ===    ======   =====

  In 1997, $352 million of commercial mortgage loans were contractually due. Of these, 68.1% were paid as due, 25.4% were refinanced at prevailing market terms, 1.9% were foreclosed or are in the process of foreclosure, and 4.6% were in the process of refinancing or restructuring discussions.

  At December 31, 1997, the carrying value of investments, excluding equity securities, that were non-income producing during 1997 was $15 million.

  At December 31, 1997, fixed income securities with a carrying value of $363 million were on deposit with regulatory authorities as required by law.

5. FINANCIAL INSTRUMENTS

  In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including deferred policy acquisition costs, property and equipment and reinsurance recoverables) and liabilities (including property-liability, and traditional life and universal life-type insurance reserves, and deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, premium installment receivables, accrued investment income, cash and claim payments outstanding are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

FINANCIAL ASSETS

  The carrying value and fair value of financial assets at December 31, are as follows:

                                     1997             1996
      ($ IN MILLIONS)          ---------------- ----------------
                               CARRYING  FAIR   CARRYING  FAIR
                                VALUE    VALUE   VALUE    VALUE
                               -------- ------- -------- -------
      Fixed income securities  $50,860  $50,860 $47,095  $47,095
      Equity securities          6,765    6,765   5,561    5,561
      Mortgage loans             3,002    3,173   3,146    3,221
      Short-term investments       687      687   1,278    1,278
      Policy loans                 527      527     489      489
      Separate Accounts          7,582    7,582   5,551    5,551

CARRYING VALUE AND FAIR VALUE INCLUDE THE EFFECTS OF DERIVATIVE FINANCIAL INSTRUMENTS WHERE APPLICABLE.

  Fair values for fixed income securities are based on quoted market prices where available. Non-quoted securities are valued based on discounted cash flows using current interest rates for similar securities. Equity securities are valued based principally on quoted market prices. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value.

  The carrying value of policy loans approximates its fair value. Separate Account assets are carried in the consolidated statements of financial position at fair value.

FINANCIAL LIABILITIES AND TRUST PREFERRED SECURITIES

  The carrying value and fair value of financial liabilities and trust preferred securities at December 31, are as follows:

                                                   1997             1996
   ($ IN MILLIONS)                           ---------------- ----------------
                                             CARRYING  FAIR   CARRYING  FAIR
                                              VALUE    VALUE   VALUE    VALUE
                                             -------- ------- -------- -------
   Contractholder funds on investment con-
    tracts                                   $16,393  $16,289 $16,501  $16,284
   Short-term debt                               199      199     152      152
   Long-term debt                              1,497    1,796   1,234    1,375
   Separate Accounts                           7,582    7,582   5,539    5,539
   Mandatorily redeemable preferred securi-
    ties of subsidiary trusts                    750      785     750      747

  The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Short-term debt is valued at carrying value due to its short-term nature. The fair value of long-term debt and trust preferred securities is based on quoted market prices. Separate Account liabilities are carried at the fair value of the underlying assets.

DERIVATIVE FINANCIAL INSTRUMENTS

  Derivative financial instruments include swaps, futures, forwards and options, including caps and floors. The Company primarily uses derivative financial instruments to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk), in conjunction with asset/liability management, in its life and annuity operations. The Company does not hold or issue these instruments for trading purposes.

  The following table summarizes the contract or notional amount, credit exposure, fair value and carrying value of the Company's derivative financial instruments at December 31, as follows:

                                               1997                                            1996
($ IN MILLIONS)           ----------------------------------------------- -----------------------------------------------
                                                              CARRYING                                        CARRYING
                          CONTRACT/NOTIONAL  CREDIT  FAIR   VALUE ASSETS/ CONTRACT/NOTIONAL  CREDIT  FAIR   VALUE ASSETS/
                               AMOUNT       EXPOSURE VALUE  (LIABILITIES)      AMOUNT       EXPOSURE VALUE  (LIABILITIES)
                          ----------------- -------- -----  ------------- ----------------- -------- -----  -------------
INTEREST RATE CONTRACTS
Interest rate swap
 agreements
 Pay floating rate, re-
  ceive fixed rate             $  496         $ 21   $ 21       $ 21           $  498         $ 19   $ 18       $ 18
 Pay fixed rate, receive
  floating rate                   501            -    (14)       (14)             357            -     (2)        (2)
 Pay floating rate, re-
  ceive floating rate             115            -     (1)        (1)              67            -     (1)        (1)
Financial futures and
 forward contracts                531            3      1          1              655            7      7          6
Interest rate cap and
 floor agreements               3,479            4      4          5            2,389            6      6          7
                               ------         ----   ----       ----           ------         ----   ----       ----
Total interest rate con-
 tracts                         5,122           28     11         12            3,966           32     28         28
EQUITY AND COMMODITY
 CONTRACTS
Commodity and total re-
 turn swap agreements             127            1     (4)        (5)             152            4      4          4
Options, warrants and
 financial futures                851          244    244        244              813          151    151        151
                               ------         ----   ----       ----           ------         ----   ----       ----
Total equity and commod-
 ity contracts                    978          245    240        239              965          155    155        155
FOREIGN CURRENCY CON-
 TRACTS
Foreign currency swap
 agreements                        48            -     (2)        (2)              20            -     (3)        (3)
Foreign currency forward
 contracts                        306            4      4          4               34            -      -          -
                               ------         ----   ----       ----           ------         ----   ----       ----
Total foreign currency
 contracts                        354            4      2          2               54            -     (3)        (3)
Total derivative finan-
 cial instruments              $6,454         $277   $253       $253           $4,985         $187   $180       $180
                               ======         ====   ====       ====           ======         ====   ====       ====

CREDIT EXPOSURE INCLUDES THE EFFECTS OF LEGALLY ENFORCEABLE MASTER NETTING AGREEMENTS.
CREDIT EXPOSURE AND FAIR VALUE INCLUDE ACCRUED INTEREST WHERE APPLICABLE.

CARRYING VALUE IS REPRESENTATIVE OF DEFERRED GAINS AND LOSSES, UNAMORTIZED PREMIUM, ACCRUED INTEREST AND/OR UNREALIZED GAINS AND LOSSES DEPENDING ON THE ACCOUNTING FOR THE DERIVATIVE FINANCIAL INSTRUMENT.

  The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.

  Credit exposure represents the Company's potential loss if all of the counterparties failed to perform under the contractual terms of the contracts and all collateral, if any, became worthless. This exposure is represented by the fair value of contracts with a positive fair value at the reporting date reduced by the effect, if any, of master netting agreements.

  The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance.

  Fair value is the estimated amount that the Company would receive (pay) to terminate or assign the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer and exchange quotes are available for the Company's derivatives.

  Interest rate swap agreements involve the exchange, at specified intervals, of interest payments calculated by reference to an underlying notional amount. The Company generally enters into swap agreements to change the interest rate characteristics of existing assets to more closely match the interest rate characteristics of the corresponding liabilities.

  The Company did not record any material deferred gains or losses on swaps nor realize any material gains or losses on swap terminations in 1997, 1996 or 1995.

  The Company paid a weighted average floating interest rate of 6.1% and received a weighted average fixed interest rate of 7.0% in 1997. The Company paid a weighted average fixed interest rate of 6.9% and received a weighted average floating interest rate of 6.4% in 1997.

  Financial futures and forward contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price or yield. They may be settled in cash or through delivery. As part of its asset/liability management, the Company generally utilizes futures and forward contracts to manage its market risk related to fixed income, equity securities and anticipatory investment purchases and sales. Futures and forwards used as hedges of anticipatory transactions pertain to identified transactions which are probable to occur and are generally completed within 90 days. Futures contracts have limited off-balance-sheet credit risk as they are executed on organized exchanges and require security deposits, as well as the daily cash settlement of margins.

  Interest rate cap and floor agreements give the holder the right to receive at a future date, the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. The Company purchases interest rate cap and floor agreements to reduce its exposure to rising or falling interest rates relative to certain existing assets and liabilities in conjunction with asset/liability management.

  Commodity swap agreements involve the exchange of floating-rate interest payments for the total return on a commodity index. The Company enters into commodity swap transactions to mitigate market risk on the fixed income and equity securities owned.

  Total return swap agreements involve the exchange of floating rate interest payments for the total return on an equity index. The Company enters into total return swap transactions for risk management purposes.

  Equity-indexed option contracts provide returns based on a specified equity index applied to the option's notional amount. The Company purchases equity-indexed options to achieve equity appreciation or to reduce the market risk associated with certain annuity contracts. Where required, counterparties post collateral to minimize credit risk.

  Debt warrants provide the right to purchase a specified new issue of debt at a predetermined price. The Company purchases debt warrants to protect against long-term call risk.

  Foreign currency contracts involve the future exchange or delivery of foreign currency on terms negotiated at the inception of the contract. The Company enters into these agreements to manage the currency risk associated with investing in foreign securities.

  Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments that the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. The Company mitigates this risk through established risk control limits set by senior management. In addition, the change in the value of the Company's derivative financial instruments designated as hedges are generally offset by the change in the value of the related assets and liabilities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  A summary of the contractual amounts and fair values of off-balance-sheet financial instruments at December 31, follows:

                                            1997              1996
($ IN MILLIONS)                       ----------------- -----------------
                                      CONTRACTUAL FAIR  CONTRACTUAL FAIR
                                        AMOUNT    VALUE   AMOUNT    VALUE
                                      ----------- ----- ----------- -----
Commitments to invest                    $361      $ -     $294      $ -
Commitments to extend mortgage loans      117        1       72        1
Financial guarantees                       22       (2)      25       (4)
Credit guarantees                          97        -      100        -

  Except for credit guarantees, the contractual amounts represent the amount at risk if the contract is fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. Unless noted otherwise, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

  Commitments to invest generally represent commitments to acquire financial interests or instruments. The Company enters these agreements to allow for additional participation in certain limited partnership investments. Because the equity investments in the limited partnerships are not actively traded, it is not practicable to estimate the fair value of these commitments.

  Commitments to extend mortgage loans are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers.

  Financial guarantees represent conditional commitments to repurchase notes from a creditor upon default of the debtor. The Company enters into these agreements primarily to provide financial support for certain equity investees. Financial guarantees are valued based on estimates of payments that may occur over the life of the guarantees.

  Credit guarantees written represent conditional commitments to exchange identified AAA or AA rated credit risk for identified A rated credit risk upon bankruptcy or other event of default of the referenced credits. The Company receives fees for assuming the referenced credit risks, which are reported in net investment income when earned over the lives of the commitments. The Company enters into these transactions in order to achieve higher yields than if the referenced credits were directly owned.

  The Company's maximum amount at risk, assuming bankruptcy or other default of the referenced credits and the value of the referenced credits becomes worthless, is the fair value of the identified AAA or AA rated securities. The identified AAA or AA rated securities had a fair value of $99 million at December 31, 1997. The Company includes the impact of credit guarantees in its analysis of credit risk, and the referenced credits were current with respect to their contractual terms at December 31, 1997.

6. RESERVE FOR PROPERTY-LIABILITY INSURANCE CLAIMS AND CLAIMS EXPENSE

  As described in Note 2, the Company establishes reserves for claims and claims expense on reported and unreported claims of insured losses. These reserve estimates are based on known facts and interpretation of circumstances, including the Company's experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims and product mix, as well as other factors including court decisions, economic conditions and public attitudes.

  The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Allstate regularly updates its reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determined to be needed.

  Activity in the reserve for property-liability insurance claims and claims expense is summarized as follows:

      ($ IN MILLIONS)            1997     1996     1995
                                -------  -------  -------
      Balance at January 1      $17,382  $17,687  $16,763
       Less reinsurance recov-
        erables                   1,784    1,531    1,357
                                -------  -------  -------
      Net balance at January 1   15,598   16,156   15,406
      Incurred claims and
       claims expense related
       to:
       Current year              14,013   14,823   14,113
       Prior years                 (677)    (336)    (425)
                                -------  -------  -------
        Total incurred           13,336   14,487   13,688
      Claims and claims ex-
       pense paid related to:
       Current year               8,148    7,522    8,190
       Prior years                5,013    5,787    4,748
       Disposition of opera-
        tions                         -    1,736        -
                                -------  -------  -------
        Total paid               13,161   15,045   12,938
      Net balance at December
       31                        15,773   15,598   16,156
       Plus reinsurance recov-
        erables                   1,630    1,784    1,531
                                -------  -------  -------
      Balance at December 31    $17,403  $17,382  $17,687
                                =======  =======  =======

  Incurred claims and claims expense represents the sum of paid losses and reserve changes in the calendar year. This expense includes losses from catastrophes of $365 million, $991 million and $934 million in 1997, 1996 and 1995, respectively. Catastrophes are an inherent risk of the property-liability insurance business which have contributed, and will continue to contribute, to material year-to-year fluctuations in the Company's results of operations and financial position.

  The level of catastrophe losses experienced in any year cannot be predicted and could be material to results of operations and financial position. For Allstate, major areas of potential losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Exposure to potential earthquake losses in California is limited by the Company's participation in the California Earthquake Authority. Other areas in the United States with exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington. Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses in these and other areas.

  The Company entered into a three-year excess of loss reinsurance contract covering Florida property policies, effective January 1, 1997, which provides access to 80% of $500 million of catastrophe reinsurance protection for losses in excess of $1.00 billion, up to an aggregate limit of $800 million through 1999. In addition, the Company has access to 90% of an estimated $600 million of reinsurance from the Florida Hurricane Catastrophe Fund. The Company also entered into a three-year excess of loss reinsurance contract covering property policies in the northeastern portion of the United States effective June 1, 1997. The reinsurance program provides up to 95% of $500 million of reinsurance protection for catastrophe losses in excess of an estimated $750 million retention subject to a limit of $500 million in any one year and an aggregate limit of $1.00 billion over the three-year contract period.

  Management believes that the reserve for claims and claims expense at December 31, 1997 is appropriately established in the aggregate and adequate to cover the ultimate net cost of reported and unreported claims arising from losses which had occurred by that date.

  Favorable calendar year reserve development in 1997, 1996 and 1995 was the result of favorable injury severity trends (average cost per claim) in each of the three years. For 1996 and 1995, this favorable development more than offset adverse development in Discontinued Lines and Coverages (defined in Note 15). The favorable injury severity trend during this three-year period was largely due to lower than anticipated medical cost inflation for personal auto injury claims and improvements in the Company's claim settlement processes. The reduction in the anticipated medical cost inflation trend has emerged over time as actual claim settlements validated the effect of the steady decline in the rate of inflation. Although improvements in the Company's claim settlement process have contributed to favorable severity development of personal injury claims during the past three years, the new processes have caused an increase in the number of claims outstanding. The Company expects the rate of increase in claims outstanding to stabilize in 1998; however, the number of outstanding claims may not be reduced to levels previously reported due to an increase in the time required to complete the new claim settlement processes. In addition, while the claim settlement process changes are believed to have contributed to favorable severity trends on closed claims, these changes introduce a greater degree of variability in reserve estimates for the remaining outstanding claims at December 31, 1997. Future reserve development releases, if any, will depend on the continuation of the favorable loss trends.

  Allstate's exposure to environmental, asbestos and mass tort claims stem principally from excess and surplus business written from 1972 through 1985, including substantial excess and surplus general liability coverages on Fortune 500 companies, and reinsurance coverage written during the 1960s through the 1980s, including reinsurance on primary insurance written on large U.S. companies. Mass tort exposures primarily relate to product liability claims, such as those for medical devices and other products, and general liabilities.

  During 1996, Allstate gained access to complex databases developed by outside experts to estimate the cost of liabilities for environmental claims. Allstate's policy files were compared to the databases to determine an estimate of the Company's potential environmental loss. The Company also refined its own estimation techniques to estimate environmental and asbestos losses. Allstate used a combination of these resources, along with an extensive internal review of its current claim exposures to estimate environmental and asbestos reserves. The Company also performed an in-depth analysis of its reinsurance recoverables. Based upon the Company's re-evaluation, loss reserves, net of reinsurance for environmental and asbestos exposures were increased by $172 million and $72 million, respectively.

  In addition to environmental and asbestos exposures, the studies also included an assessment of current claims for mass tort exposures. Based on the re-evaluation, loss reserves for mass tort exposures were increased by $60 million net of reinsurance recoverables. This increase includes the reallocation of $103 million of general liability net loss reserves between 1985 and subsequent accident years to pre-1985 accident years.

  In 1997, the Company updated its evaluation of environmental, asbestos and mass tort reserves, which did not result in any change in the recorded net loss reserves.

  In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion," which excluded coverage for environmental damage claims and added an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage, and policies issued after 1986 also have an annual aggregate limit as to all coverages. Allstate's experience to date is that these policy form changes have effectively limited its exposure to environmental and asbestos claim risks assumed, as well as primary commercial coverages written, for most policies written in 1986 and all policies written after 1986.

  Establishing net loss reserves for environmental, asbestos and mass tort claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, availability of reinsurance and the extent and timing of any such contractual liability. The legal issues concerning the interpretation of various insurance policy provisions and whether those losses are, or were ever intended to be covered, are complex. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insured obligation to defend; how policy limits are determined; how policy exclusions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future.

  Reserves for environmental claims were $685 million and $722 million, net of reinsurance recoverables of $200 million and $225 million at December 31, 1997 and 1996, respectively. Reserves for asbestos claims were $417 million and $510 million, net of reinsurance recoverables of $188 million and $264 million at December 31, 1997 and 1996, respectively. Approximately 57% and 64% of the total net environmental and asbestos reserves at December 31, 1997 and 1996, respectively, represents claims that are incurred but not reported ("IBNR"). The survival ratios (ending reserves divided by claims and claims expense paid) for net environmental and asbestos reserves at December 31, 1997 and 1996, were
8.5 and 12.0, respectively.

  Management believes its net loss reserves for environmental, asbestos and mass tort claims are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in the loss reserves. In addition, while the Company believes the improved actuarial techniques and databases have assisted in its ability to estimate environmental, asbestos and mass tort net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable loss. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserves that may be required.

7. REINSURANCE

  The Company acquires reinsurance to limit aggregate and single exposures on large risks. The Company continues to have primary liability as a direct insurer for risks reinsured. Additionally, in connection with the sale to SCOR in 1996 (see Note 3), Allstate entered into a reinsurance agreement for its post-1984 reinsurance liabilities. The information presented here should be read in connection with Note 6. The effects of reinsurance on premiums written and earned for the year ended December 31, are as follows:

                                                     1997     1996     1995
($ IN MILLIONS)                                     -------  -------  -------
PROPERTY-LIABILITY PREMIUMS WRITTEN
Direct                                              $19,075  $18,748  $17,991
Assumed                                                 102      382      510
Ceded                                                  (388)    (544)    (536)
                                                    -------  -------  -------
  Property-liability premiums written, net of rein-
   surance                                          $18,789  $18,586  $17,965
                                                    =======  =======  =======
PROPERTY-LIABILITY PREMIUMS EARNED
Direct                                              $18,872  $18,487  $17,540
Assumed                                                  98      358      524
Ceded                                                  (366)    (479)    (524)
                                                    -------  -------  -------
  Property-liability premiums earned, net of rein-
   surance                                          $18,604  $18,366  $17,540
                                                    =======  =======  =======
LIFE INSURANCE PREMIUMS AND CONTRACT CHARGES
Direct                                              $ 1,675  $ 1,415  $ 1,404
Assumed                                                  21       17       11
Ceded                                                  (194)     (96)     (47)
                                                    -------  -------  -------
  Life insurance premiums and contract charges, net
   of reinsurance                                   $ 1,502  $ 1,336  $ 1,368
                                                    =======  =======  =======

  The amounts recoverable from reinsurers at December 31, 1997 and 1996 include $223 million and $186 million, respectively, related to property-liability losses paid by the Company and billed to reinsurers, and $1.63 billion and $1.78 billion, respectively, estimated by the Company with respect to ceded unpaid losses (including IBNR) which are not billable until the losses are paid. Amounts recoverable from mandatory pools and facilities included above were $606 million and $550 million at December 31, 1997 and 1996, respectively. Recent developments in the insurance industry have resulted in environmental, asbestos and mass tort exposures being segregated into separate legal entities with dedicated capital. These actions have been supported by regulatory bodies in certain cases. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future. The Company had amounts recoverable from Lloyd's of London of $117 million and $127 million at December 31, 1997 and 1996, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years before 1993. The impact, if any, of the restructuring on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors ("Names") who have unlimited liability. Excluding mandatory pools and facilities no other amount due or estimated to be due from any one property-liability reinsurer was in excess of $76 million and $78 million at December 31, 1997 and 1996, respectively.

  Estimating amounts of reinsurance recoverable is also impacted by the uncertainties involved in the establishment of loss reserves. Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers and amounts recoverable therefrom are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded. There was no provision for uncollectible reinsurance in 1997. The pretax provisions for uncollectible reinsurance were $18 million and $133 million in 1996 and 1995, respectively. The increase in the provision for 1995 was primarily due to an increase in uncollectible reinsurance related to reserve increases for breast implant, and environmental and asbestos claims. The allowance for uncollectible reinsurance was $147 million and $163 million at December 31, 1997 and 1996, respectively.

8. DEBT

  Long-term and short-term debt at December 31, consists of the following:

      ($ IN MILLIONS)                         1997   1996
                                             ------ ------
      5.875% Notes, due 1998                 $  300 $  300
      6.75% Notes, due 2003                     300    300
      7.5% Debentures, due 2013                 250    250
      7.125% Debentures, due 2097               250      -
      Floating rate notes, due 2009 to 2011      40     27
      6.76% ACES, due 1998                      357    357
                                             ------ ------
      Total long-term debt                    1,497  1,234
      Short-term debt                           199    152
                                             ------ ------
        Total debt                           $1,696 $1,386
                                             ====== ======

  The ACES were issued in 1995 at a principal amount of $34.00 per security, which was equal to the initial public offering price of the common stock of PMI Group, resulting in net proceeds of $341 million. At maturity, the principal amount of each exchangeable note will be mandatorily exchanged by the Company into a number of shares of PMI Group common stock, or at the Company's option, cash with an equal value in lieu of such shares. The number of such shares or the amount of such cash exchanged at maturity of the ACES will be based on the average market price of PMI Group common stock on the 20 days immediately prior to maturity. If the Company elects to deliver shares of PMI Group common stock at maturity, the Company's holdings of 10.5 million of PMI Group common shares will be reduced to between zero (if the average market price of PMI Group common shares is at or below $34.00), and approximately 1.9 million shares (if the average market price of PMI Group common shares is at or above $41.50). The Company expects to exchange the ACES for shares of PMI common stock. At December 31, 1997, the fair value of the ACES was $630 million. At December 31, 1997, the closing price of PMI Group common shares was $72.31.

  The 7.125% Debentures due in 2097 are subject to redemption at the Company's option in whole or in part beginning in 2002 at 100% of the principal amount plus accrued interest to the redemption date. The Company also has the right to shorten the maturity of the 7.125% Debentures to the extent required to preserve the Company's ability to deduct interest paid on the debentures.

  The Company maintains a bank line of credit totaling $1.50 billion, which expires on December 20, 2001. The Company also maintains a $50 million bank line of credit renewable annually. The bank lines provide for loans at a spread above prevailing referenced interest rates. The Company pays commitment fees in connection with the lines of credit. As of December 31, 1997, no amounts were outstanding under the bank lines of credit. The Company paid $87 million, $83 million and $71 million of interest on debt in 1997, 1996 and 1995, respectively.

  The weighted average interest rates of outstanding short-term debt at December 31, 1997 and 1996 were 6.0% and 5.7%, respectively.

9. COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

  The Company leases certain office facilities and computer equipment. Total rent expense for all leases was $256 million, $220 million and $270 million in 1997, 1996 and 1995, respectively. Minimum rental commitments under noncancelable operating leases with an initial or remaining term of more than one year as of December 31, are as follows:

             ($ IN       1997
             MILLIONS)   ----
             1998        $198
             1999         154
             2000          76
             2001          63
             2002          44
             Thereafter    73
                         ----
                         $608
                         ====

CALIFORNIA EARTHQUAKE AUTHORITY

  Allstate participates in the California Earthquake Authority ("CEA"). The CEA is a privately-financed, publicly-managed state agency created to provide coverage for earthquake damage resulting from seismic events. Approximately $700 million of the capital needed to create the CEA was obtained from assessments of participating insurance companies. In 1996, Allstate's pretax assessment, including related expenses, was approximately $150 million. Additional capital needed to operate the CEA will be obtained through assessments of participating insurance companies, reinsurance and bond issuances funded by policyholder assessments. Allstate may be assessed in the future depending on the capital level of the CEA. All future assessments to participating CEA insurers are based on their homeowners insurance market share as of December 31 of the preceding year. Allstate does not expect its portion of these additional contingent assessments, if needed during 1998, to exceed $700 million, assuming its current market share does not materially change.


NORTHBROOK SALE

  In connection with the sale of Northbrook in 1996, Allstate entered into an agreement with St. Paul whereby Allstate and St. Paul will share in any development of the closing net loss reserves of Northbrook to be settled as of July 31, 2000. Under the agreement, if the development of ultimate net loss reserves exceeds net loss reserves at closing by more than $25 million, Allstate will be required to pay St. Paul a portion of the difference, limited to $100 million. If the development of ultimate net loss reserves is less than net loss reserves at closing, St. Paul will be required to pay Allstate a portion of the difference not to exceed $50 million. The Company does not expect unfavorable reserve development based on current trends, conditions and claim settlement processes.

PMI RUNOFF SUPPORT AGREEMENT

  The Company has certain limited rights and obligations under a capital support agreement ("Runoff Support Agreement") with PMI Mortgage Insurance Company ("PMI"), the primary operating subsidiary of PMI Group (see Note 3). Under the Runoff Support Agreement, the Company would be required to pay claims on PMI policies written prior to October 28, 1994 if PMI fails certain financial covenants and fails to pay such claims. In the event any amounts are so paid, the Company would receive a commensurate amount of preferred stock or subordinated debt of PMI Group or PMI. The Runoff Support Agreement also restricts PMI's ability to write new business and pay dividends under certain circumstances. Management does not believe this agreement will have a material adverse effect on results of operations, liquidity or financial position of the Company.

REGULATION AND LEGAL PROCEEDINGS

  The Company's insurance businesses are subject to the effects of a changing social, economic and regulatory environment. Public and regulatory initiatives have varied and have included efforts to adversely influence and restrict premium rates, restrict the Company's ability to cancel policies in connection with management of catastrophe exposure, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

  Various other legal and regulatory actions are currently pending that involve Allstate and specific aspects of its conduct of business. In the opinion of management, the ultimate liability, if any, in one or more of these actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

10. MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

  In 1996, Allstate Financing I ("AF I"), a wholly owned subsidiary trust of the Company, issued 22 million shares of 7.95 percent Quarterly Income Preferred Securities ("QUIPS") at $25 per share. The sole assets of AF I are $550 million of 7.95 percent Junior Subordinated Deferrable Interest Debentures ("QUIDS") issued by the Company. The QUIDS held by AF I will mature on December 31, 2026 and are redeemable by the Company in whole or in part beginning on November 25, 2001, at which time the QUIPS are callable. Net proceeds from the issuance of the QUIPS were used for general corporate purposes including the Company's stock repurchase program. AF I may elect to extend the maturity of its QUIPS to December 31, 2045.

  In 1996, Allstate Financing II ("AF II"), a wholly owned subsidiary trust of the Company, issued 200,000 shares of 7.83 percent preferred securities ("trust preferred securities") at $1,000 per share. The sole assets of AF II are $200 million of 7.83 percent Junior Subordinated Deferrable Interest Debentures ("junior subordinated debentures") issued by the Company. The junior subordinated debentures held by AF II will mature on December 1, 2045 and are redeemable by the Company in whole or in part beginning on December 1, 2006, at which time the trust preferred securities are callable. Net proceeds from the issuance of the trust preferred securities were used for general corporate purposes including the Company's stock repurchase program.

  The obligations of the Company with respect to the QUIDS and junior subordinated debentures constitute full and unconditional guarantees by the Company of AF I's and AF II's obligations under the respective preferred securities, including the payment of the liquidation or redemption price and any accumulated and unpaid interest, but only to the extent of funds held by the trusts. The preferred securities are classified in the Company's statements of financial position as Mandatorily Redeemable Preferred Securities of Subsidiary Trusts (representing the minority interest in the trusts) at their face value and redemption amount of $750 million. The preferred securities have a liquidation value of $25 per share for the QUIPS and $1,000 per share for the trust preferred securities. Dividends on the preferred securities are cumulative, payable quarterly in arrears for the QUIPS and cumulative, payable semi-annually in arrears for the trust preferred securities, and are deferrable at the Company's option for up to 5 years. The Company cannot pay dividends on its preferred and common stocks during such deferments. Dividends on the preferred securities have been classified as minority interest in the statements of operations.

11. INCOME TAXES

  A consolidated federal income tax return is filed by the Company and its eligible subsidiaries. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective entities.

  Prior to the Distribution, the Company and all of its eligible domestic subsidiaries (the "Allstate Group") joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Allstate Group in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Allstate Group filed a separate consolidated return, except that items such as net operating losses, capital losses, alternative minimum tax ("AMT"), AMT credits, foreign tax credits or similar items, which might not be recognized in a separate return, were allocated according to the Tax Sharing Agreement.

  The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Tax Sharing Agreement with respect to the Allstate Group's federal income tax liability.

  The components of the deferred income tax assets and liabilities at December 31, are as follows:

                                                     1997     1996
      ($ IN MILLIONS)                               -------  -------
      DEFERRED ASSETS
      Discount on loss reserves                     $   650  $   578
      Unearned premium reserves                         460      430
      Life and annuity reserves                         551      453
      Alternative minimum tax credit carryforwards        -      229
      Other postretirement benefits                     224      226
      Other assets                                      377      431
                                                    -------  -------
        Total deferred assets                         2,262    2,347
      DEFERRED LIABILITIES
      Deferred policy acquisition costs                (854)    (778)
      Unrealized net capital gains                   (1,509)  (1,067)
      Pension                                          (120)     (97)
      Other liabilities                                (160)    (173)
                                                    -------  -------
        Total deferred liabilities                   (2,643)  (2,115)
                                                    -------  -------
        Net deferred (liability) asset              $  (381) $   232
                                                    =======  =======

  Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized based on the assumption that historical levels of income will be achieved.

  The components of income tax expense for the year ended December 31, are as follows:

                                   1997  1996  1995
      ($ IN MILLIONS)             ------ ----- -----
      Current                     $1,136 $ 407 $ 454
      Deferred                       188   212   119
                                  ------ ----- -----
        Total income tax expense  $1,324 $ 619 $ 573
                                  ====== ===== =====

  The Company paid income taxes of $975 million, $371 million and $463 million in 1997, 1996 and 1995, respectively. The Company had a current income tax liability of $176 million and $15 million at December 31, 1997 and 1996, respectively. The Internal Revenue Service ("IRS") has completed its review of AIC's and ALIC's tax returns for all years through 1985 and 1990, respectively. Any adjustments that may result from the IRS examination of tax returns are not expected to have a material impact on the financial statements of the Company.

  A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

                                         1997  1996   1995
                                         ----  -----  -----
      Statutory federal income tax rate  35.0%  35.0%  35.0%
      Tax-exempt income                  (6.2) (11.2) (13.6)
      Dividends received deduction        (.5)   (.9)  (1.1)
      Other                               1.6     .3    3.3
                                         ----  -----  -----
      Effective income tax rate          29.9%  23.2%  23.6%
                                         ====  =====  =====

  Prior to January l, 1984, ALIC was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 1997, approximately $94 million, will result in federal income taxes payable of $33 million if distributed by ALIC. No provision for taxes has been made as ALIC has no plan to distribute amounts from this account. No further additions to the account have been permitted since the Tax Reform Act of 1984.

12. STATUTORY FINANCIAL INFORMATION

  The following table reconciles consolidated net income for the year ended December 31, and shareholders' equity at December 31, as reported herein in conformity with generally accepted accounting principles with property-liability combined statutory net income and capital and surplus of AIC, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                               SHAREHOLDERS'
                                           NET INCOME             EQUITY
                                      ----------------------  ----------------
                                       1997    1996    1995    1997     1996
($ IN MILLIONS)                       ------  ------  ------  -------  -------
Balance per generally accepted ac-
 counting principles                  $3,105  $2,075  $1,904  $15,610  $13,452
Parent company and undistributed net
 income of certain subsidiaries         (458)   (212)   (257)   1,583    1,316
Unrealized gain/loss on fixed income
 securities                                -       -       -   (2,622)  (1,599)
Deferred policy acquisition costs        (61)   (161)    (80)  (2,826)  (2,614)
Deferred income taxes                    174     152     145      381     (232)
Note receivable from Sears                 -       -      11        -        -
Employee benefits                       (244)   (158)    (78)     265      447
Financial statement impact of dispo-
 sitions                                 (64)    220     370      229      296
Non-admitted assets and statutory
 reserves                                  -       -       -      307       85
Other                                     81      55      60       16     (136)
                                      ------  ------  ------  -------  -------
Balance per statutory accounting
 practices                            $2,533  $1,971  $2,075  $12,943  $11,015
                                      ======  ======  ======  =======  =======

  Included in the statutory surplus balances above is statutory capital and surplus of the life companies of $2.21 billion and $1.85 billion at December 31, 1997 and 1996, respectively. Statutory net income for the life companies was $367 million, $219 million and $235 million for 1997, 1996 and 1995, respectively.

PERMITTED STATUTORY ACCOUNTING PRACTICES

  AIC and each of its domestic property-liability and life and annuity subsidiaries prepare their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the insurance department of the applicable state of domicile. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Certain domestic subsidiaries of the Company follow permitted statutory accounting practices which differ from those prescribed by regulatory authorities. The use of such permitted statutory accounting practices does not have a significant impact on statutory surplus or statutory net income.

  Effective January 1, 1999, the NAIC has approved revised statutory accounting principles as a result of the codification project. Dates for adoption and implementation, however will be determined on an individual state basis. The requirements are not expected to have a material impact on the statutory surplus of the Company's insurance subsidiaries.

DIVIDENDS

  The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company, receipt of dividends from AIC and other relevant factors. The payment of shareholder dividends by AIC without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that AIC can distribute during 1998 without prior approval of the Illinois Department of Insurance is $2.56 billion.

13. BENEFIT PLANS

PENSION PLANS

  Defined benefit pension plans cover domestic and Canadian full-time employees and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service, average annual compensation and estimated social security retirement benefits. The Company's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods.

  A summary of the components of net periodic pension expense for all plans for the year ended December 31, follows:

                                                     1997   1996   1995
      ($ IN MILLIONS)                                -----  -----  -----
      Service cost-benefits earned during the year   $ 131  $ 129  $ 103
      Interest cost on projected benefit obligation    220    208    197
      Actual return on plan assets                    (584)  (397)  (391)
      Net amortization and deferral                    349    208    188
                                                     -----  -----  -----
        Total pension expense                        $ 116  $ 148  $  97
                                                     =====  =====  =====

  Net periodic pension expense in 1997, 1996 and 1995 includes settlement charges of $6 million, $6 million and $21 million, respectively, as a result of retirees selecting lump sum distributions. Settlement charges may increase in the future if the number of eligible participants deciding to receive distributions and the amount of their benefits increases. Included in net periodic pension expense in 1995 are curtailment charges of $8 million and special termination benefits of $12 million related to a voluntary early retirement program.

  Assumptions used in the determination of pension obligations and assets at December 31, which were based on an October 31 measurement date, were:

                                                 1997       1996       1995
                                               ---------  ---------  ---------
      Weighted average discount rate                7.25%      7.75%      7.50%
      Rate of increase in compensation levels  4.50-5.00  4.50-5.00  4.50-5.50
      Expected long-term rate of return on
       plan assets                                  9.50       9.50       9.50

  The plans' funded status at December 31, is as follows:

                                    1997                       1996
($ IN MILLIONS)           ------------------------- ---------------------------
                                        ACCUMULATED
                          ASSETS EXCEED  BENEFITS   ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    EXCEED     ACCUMULATED    BENEFITS
                            BENEFITS      ASSETS      BENEFITS    EXCEED ASSETS
                          ------------- ----------- ------------- -------------
Actuarial present value
 of benefit obligations
 Vested benefit obliga-
  tion                       $2,293        $ 49        $2,083         $ 47
                             ======        ====        ======         ====
 Accumulated benefit ob-
  ligation                   $2,460        $ 55        $2,237         $ 52
                             ======        ====        ======         ====
 Projected benefit obli-
  gation                     $3,242        $ 92        $2,810         $ 77
Plan assets at fair
 value                        3,056           -         2,650            -
                             ------        ----        ------         ----
Excess of projected ben-
 efit obligation over
 plan assets                   (186)        (92)         (160)         (77)
Unrecognized net loss           422          43           353           33
Unrecognized prior serv-
 ice cost                       (39)         (6)          (47)          (8)
Unrecognized transi-
 tional asset                    (4)          -           (12)           -
                             ------        ----        ------         ----
Prepaid (accrued) pen-
 sion cost                   $  193        $(55)       $  134         $(52)
                             ======        ====        ======         ====

  Plan assets at December 31, 1997 and 1996 were composed primarily of common stocks and long-term corporate and U.S. government obligations.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company provides certain health care and life insurance benefits for retired employees. Qualified employees may become eligible for these benefits if they retire in accordance with the Company's established retirement policy and are continuously insured under the Company's group plans or other approved plans for 10 or more years prior to retirement. The Company shares the cost of the retiree medical benefits with retirees based on years of service, with the Company's share being subject to a 5% limit on annual medical cost inflation after retirement. The Company's postretirement benefit plans currently are not funded. The Company has the right to modify or terminate these plans.

  Postretirement benefit expense for the year ended December 31, is comprised of the following:

                                                               1997  1996 1995
      ($ IN MILLIONS)                                          ----  ---- ----
      Service cost-benefits earned during the year             $ 13  $ 14 $16
      Interest cost on accumulated postretirement benefit ob-
       ligation                                                  47    47  52
      Net amortization and deferral                              (1)    1   -
                                                               ----  ---- ---
      Postretirement benefit expense                           $ 59  $ 62 $68
                                                               ====  ==== ===

  The status of the plans at December 31, is as follows:

                                                               1997  1996
      ($ IN MILLIONS)                                          ----  ----
      Accumulated postretirement benefit obligation
       Retirees                                                $392  $352
       Fully eligible active plan participants                  119   121
       Other active plan participants                           167   147
                                                               ----  ----
      Accumulated postretirement benefit obligation             678   620
      Unrecognized gain                                          33    63
                                                               ----  ----
      Accrued postretirement benefit cost                      $711  $683
                                                               ====  ====

  The weighted average health care cost trend rate used in measuring the accumulated postretirement benefit cost was 6.7% for 1998, gradually declining to 5% in 2002 and remaining at that level thereafter. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation by $20 million and would increase the postretirement benefit expense by $3 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% in 1997 and 7.75% in 1996, respectively.

PROFIT SHARING FUND

  Employees of the Company and its domestic subsidiaries are also eligible to become members of The Savings and Profit Sharing Fund of Allstate Employees ("Allstate Plan"). The Company contributions are based on the Company's matching obligation and performance. The Allstate Plan includes an Employee Stock Ownership Plan ("Allstate ESOP") to pre-fund a portion of the Company's anticipated contribution. The Allstate Plan and the Allstate ESOP split from The Savings and Profit Sharing Fund of Sears Employees on the date of the Distribution. In connection with this, the Company paid Sears $327 million and in return received a note from the Allstate ESOP for a like principal amount and 50% of the unallocated shares. The note has a fixed interest rate of 7.9% and matures in 2019.

  The Company's defined contribution to the Allstate Plan was $159 million in 1997 and $66 million in both 1996 and 1995, respectively. These amounts were reduced by the ESOP benefit computed for the year ended December 31, as follows:

                                                      1997  1996  1995
      ($ IN MILLIONS)                                -----  ----  ----
      Interest expense recognized by ESOP            $  25  $ 29  $ 15
      Less dividends accrued on ESOP shares            (20)  (19)   (9)
      Cost of shares allocated                          30    20    27
                                                     -----  ----  ----
                                                        35    30    33
      Reduction of defined contribution due to ESOP    158    65    51
                                                     -----  ----  ----
      ESOP benefit                                   $(123) $(35) $(18)
                                                     =====  ====  ====

  Net profit sharing expense was $36 million, $31 million, and $48 million for 1997, 1996 and 1995, respectively.

  The Company contributed $7 million, $26 million, and $6 million to the ESOP in 1997, 1996 and 1995, respectively. At December 31, 1997, total committed to be released, allocated and unallocated ESOP shares were 1.8 million, 2.8 million and 14.9 million, respectively.

14. STOCK OPTION PLANS

  The Company has two equity incentive plans which provide the Company the authority to grant nonqualified stock options, incentive stock options, and restricted or unrestricted shares of the Company's stock to certain employees and directors of the Company. A maximum of 20.3 million shares of common stock will be subject to awards under the plans, subject to adjustment in accordance with the plans' terms.

  Options are granted under the plans at exercise prices equal to the fair value of the Company's common stock on the applicable grant date. The options granted will vest ratably over a three-year period. The options granted may be exercised when vested and will expire ten years after the date of grant.

  At the Distribution date, all Sears options and restricted Sears common shares held by current and former employees of the Company were canceled. Concurrently, the Company adopted the Employees Replacement Stock Plan under which the holders of such canceled awards were granted substantially similar awards relating to the Company's common stock. The replacement awards consisted of options to purchase approximately 1.0 million shares of common stock and grants of approximately 183,000 shares of restricted stock.

  Changes in stock options for the year ended December 31, were as follows:

                                    WEIGHTED               WEIGHTED
                                    AVERAGE                AVERAGE
                         1997    EXERCISE PRICE  1996   EXERCISE PRICE 1995
(THOUSANDS OF SHARES)   -------  -------------- ------  -------------- -----
Beginning balance         6,894      $28.40      6,912      $26.22     3,011
Granted                   1,313       73.36        785       44.83     4,373
Exercised                (1,354)      24.54       (679)      25.18      (137)
Canceled or expired         (87)      33.07       (124)      29.32      (335)
                        -------      ------     ------      ------     -----
Ending balance            6,766      $37.83      6,894      $28.40     6,912
                        =======      ======     ======      ======     =====
Exercisable               3,943      $27.42      3,886      $24.89     2,655
                        =======      ======     ======      ======     =====
Weighted average fair
 value (at grant date)
 for options granted
 during the year        $ 22.77                 $13.12

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1997 and 1996; dividend yield of 1.5% and 1.9%, respectively; volatility factor of 23%; risk-free interest rate of 6.01% and 6.21%, respectively; and expected life of seven years.

  Information on the range of exercise prices for options outstanding as of December 31, 1997 is as follows:

(THOUSANDS OF                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
SHARES)          ------------------------------------------- --------------------------
                   NUMBER       WEIGHTED    WEIGHTED AVERAGE   NUMBER       WEIGHTED
RANGE OF         OUTSTANDING    AVERAGE        REMAINING     EXERCISABLE    AVERAGE
EXERCISE PRICES  AT 12/31/97 EXERCISE PRICE CONTRACTUAL LIFE AT 12/31/97 EXERCISE PRICE
---------------  ----------- -------------- ---------------- ----------- --------------
$10.72 - $25.92     1,636        $22.47          6 years        1,308        $21.68
$27.00 - $57.38     3,822         32.24          7 years        2,635         30.27
$61.38 - $84.94     1,308         73.36         10 years            -             -
                    -----        ------         --------        -----        ------
$10.72 - $84.94     6,766        $37.83          7 years        3,943        $27.42
                    =====        ======         ========        =====        ======

  The Company has adopted the financial disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" with respect to its employee plan. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee equity incentive plan. Accordingly, no compensation cost has been recognized for its employee plans as the exercise price of the options equals the market price at the grant date.

  The effect of recording compensation cost for the Company's stock-based compensation plans based on SFAS No. 123's fair value method would have reduced net income and earnings per share by the following pro forma amounts:

      ($ IN MILLIONS EXCEPT PER       1997   1996   1995
      SHARE DATA)                    ------ ------ ------
      Net income:
       As reported                   $3,105 $2,075 $1,904
       Pro forma                      3,094  2,068  1,896
      Earnings per share - basic:
       As reported                     7.15   4.66   4.25
       Pro forma                       7.12   4.64   4.23
      Earnings per share - diluted:
       As reported                     7.11   4.63   4.24
       Pro forma                       7.09   4.61   4.22

15. BUSINESS SEGMENTS

  The Company's two business segments are property-liability insurance and life and annuity. The property-liability segment has two areas of business. PP&C insurance provides primarily private passenger auto and homeowners insurance to individuals. Discontinued Lines and Coverages consists of business no longer written by Allstate, including results from environmental, asbestos and mass tort losses, mortgage pool business and other commercial business in run-off, as well as the historical results of the commercial and reinsurance businesses sold in 1996. The life and annuity segment consists of a broad line of life, annuity and group pension products.

  Summarized financial data for each of the Company's business segments for the year ended December 31, is as follows:

                                                      1997     1996     1995
($ IN MILLIONS)                                      -------  -------  -------
REVENUES
Property-liability operations
 PP&C                                                $18,600  $17,708  $16,524
 Discontinued lines and coverages                          4      658    1,016
                                                     -------  -------  -------
Total premiums earned                                 18,604   18,366   17,540
Net investment income                                  1,746    1,758    1,630
Realized capital gains and losses                        787      753      243
                                                     -------  -------  -------
Total property-liability operations                   21,137   20,877   19,413
Life and annuity operations
Premiums and contract charges                          1,502    1,336    1,368
Net investment income                                  2,085    2,045    1,992
Realized capital gains and losses                        190       31       15
                                                     -------  -------  -------
Total life and annuity operations                      3,777    3,412    3,375
Corporate                                                 35       10        5
                                                     -------  -------  -------
  Total                                              $24,949  $24,299  $22,793
                                                     =======  =======  =======

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAX EXPENSE, DIVIDENDS ON PREFERRED
 SECURITIES AND EQUITY IN NET INCOME OF UNCONSOLIDATED SUBSIDIARY

Property-liability operations - underwriting income
 (loss)
 PP&C                                                $ 1,141  $   416  $   300
 Discontinued lines and coverages                        (18)    (501)    (363)
                                                     -------  -------  -------
Total property-liability - underwriting income
 (loss)                                                1,123      (85)     (63)
California Earthquake Authority assessment                 -     (150)       -
Net investment income                                  1,746    1,758    1,630
Realized capital gains and losses                        787      753      243
Gain (loss) on disposition of operations                  67     (131)     159
                                                     -------  -------  -------
Total property-liability operations                    3,723    2,145    1,969
Life and annuity operations                              755      587      518
Corporate                                                (44)     (63)     (66)
                                                     -------  -------  -------
  Total                                              $ 4,434  $ 2,669  $ 2,421
                                                     =======  =======  =======
NET INCOME (LOSS)
Property-liability operations (1)                    $ 2,670  $ 1,725  $ 1,608
Life and annuity operations                              497      388      337
Corporate                                                (62)     (38)     (41)
                                                     -------  -------  -------
  Total                                              $ 3,105  $ 2,075  $ 1,904
                                                     =======  =======  =======

---------

(1) Includes equity in net income of unconsolidated subsidiary of $34 million, $29 million and $56 million in 1997, 1996 and 1995, respectively.

                                1997    1996    1995
YEAR ENDED DECEMBER 31,        ------- ------- -------
($ IN MILLIONS)
CAPITAL EXPENDITURES
Property-liability operations  $   159 $   126 $   129
Life and annuity operations         24      12       5
Corporate                            -       -       -
                               ------- ------- -------
  Total                        $   183 $   138 $   134
                               ======= ======= =======
                                1997    1996    1995
AT DECEMBER 31,                ------- ------- -------
($ IN MILLIONS)
ASSETS
Property-liability operations  $40,157 $37,950 $37,081
Life and annuity operations     40,093  35,904  32,842
Corporate                          668     654     106
                               ------- ------- -------
  Total                        $80,918 $74,508 $70,029
                               ======= ======= =======

16. QUARTERLY RESULTS (UNAUDITED)

                                     SECOND                      FOURTH
                    FIRST QUARTER    QUARTER    THIRD QUARTER    QUARTER
                    ------------- ------------- ------------- -------------
($ IN MILLIONS
EXCEPT PER SHARE     1997   1996   1997   1996   1997   1996   1997   1996
DATA)               ------ ------ ------ ------ ------ ------ ------ ------
Revenues            $6,179 $5,903 $6,073 $6,324 $6,384 $6,015 $6,313 $6,057
Net income             767    424    643    764    824    292    871    595
EARNINGS PER SHARE
Basic                 1.74    .95   1.48   1.71   1.90    .66   2.03   1.34
Diluted               1.73    .94   1.47   1.71   1.89    .65   2.02   1.33

17. PROPOSED ACQUISITION

  In January 1998, the Company entered into an agreement to acquire all of the outstanding shares of Pembridge Inc. ("Pembridge") for approximately $275 million in cash. The transaction will be accounted for as a purchase and is expected to close in the second quarter of 1998. The transaction closing is subject to the approvals of Pembridge shareholders and certain governmental and regulatory authorities. Pembridge primarily sells non-standard auto insurance in Canada.

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF THE ALLSTATE CORPORATION:

  We have audited the accompanying Consolidated Statements of Financial Position of The Allstate Corporation and subsidiaries as of December 31, 1997 and 1996, and the related Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Allstate Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

LOGO

Deloitte & Touche LLP

Chicago, Illinois
February 20, 1998

                           THE ALLSTATE CORPORATION

          This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting to be Held May 19, 1998


The undersigned hereby appoints JAMES G. ANDRESS, WARREN L. BATTS, and EDWARD A. BRENNAN, and each of them, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the shares of The Allstate Corporation which the undersigned is entitled to vote at the annual meeting of stockholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which may properly come before the meeting. This card also constitutes voting instructions by the undersigned to The Northern Trust Company (the "Trustee"), trustee of the trust maintained under The Savings and Profit Sharing Fund of Allstate Employees (the "Fund") for all shares votable by the undersigned and held of record by the Trustee. If there are any Fund shares votable for which instructions are not timely received, and as respects all unallocated shares held in the Fund, the Trustee will vote such shares as follows: if the Trustee receives timely voting instructions for at least 50% of the votable shares, then all such nonvoted shares and unallocated shares shall be voted in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives voting instructions with regard to less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. Discretionary authority will not be used in connection with voting on adjournment of the meeting in order to solicit further proxies. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.

  PLEASE MARK, SIGN, DATE AND MAIL THE PROXY/VOTING INSTRUCTION CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. Except as specified to the contrary below, the shares represented by this proxy will be voted FOR all nominees listed below, FOR Proposals 2 and 3 and AGAINST Proposal 4.

The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2 and 3.

1. Election of Directors -- Nominees: James G. Andress, Warren L. Batts, Edward A. Brennan, Jerry D. Choate, James M. Denny, Michael A. Miles, Joshua I. Smith and Mary A. Taylor. (INSTRUCTION: To withhold authority for one or more nominees write the nominee(s) name on the space provided below.)

     FOR  WITHHOLD
      0      0

          FOR, except vote withheld from the following nominee(s):

          ___________________________________________________________

                                                         For   Against   Abstain
2.   Approval of Deloitte & Touche LLP as independent
     auditors for 1998.                                   0       0         0


                                                         For   Against   Abstain

3.   Increase authorized common stock to 2,000,000,000
     shares.                                              0       0         0

The Board of Directors recommends a vote AGAINST
Proposal 4.
                                                         For   Against   Abstain

4.   Provide cumulative voting for Board of Directors.    0       0         0

                                          Please sign exactly as name appears
                                          hereon. Joint Owners should each sign.
                                          Where applicable, indicate official
                                          position or representative capacity.

                                          ______________________________________
                                          Signature(s)                      Date

                                          ______________________________________